Exhibit 2.1

Ref:  419658

24 August 2016

ASX Market Announcements Australian Securities Exchange 20 Bridge Street SYDNEY NSW 2000	By Electronic Lodgement

Dear Sir/Madam

Paladin Energy Ltd
30 June 2016 Annual Report

Attached please find the 2016 Annual Report including audited financial statements for the year ended 30 June 2016 together with Appendix 4E and Management, Discussion and Analysis.

Yours faithfully
Paladin Energy Ltd
ALEXANDER MOLYNEUX
CEO

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au

NEWS RELEASE

FINANCIAL REPORT FOR THE YEAR ENDED
30 JUNE 2016 AND OUTLOOK

Perth, Western Australia - 24 August 2016: Paladin Energy Ltd ("Paladin" or "the Company") (ASX:PDN I TSX:PDN)announces the release of its Consolidated Financial Report for the year ended 30 June 2016. The Consolidated Financial Report is appended to this News Release.

HIGHLIGHTS

Operations

•	Langer Heinrich Mine (LHM) produced(1) 4.763Mlb U3O8 for the year ended 30 June 2016, down 5% from 2015.

•	C1 unit cost of production(2) for the year ended 30 June 2016 was a record low of US$25.88/lb and a decrease of 11% from US$29.07/lb in 2015.

•	TSF3 water return issue largely resolved and not expected to impact future quarters.

Sales and revenue

•	Sales revenue of US$184.9M for the year ended 30 June 2016, selling 4.899Mlb U3O8.

•	Average realised uranium sales price for the year was US$37.75/lb U3O8 compared to the average TradeTech weekly spot price for the year of US$33.19/lb U3O8, a premium to spot of US$4.56/lb.

Corporate

•	Cost reduction initiatives deliver:

▪	Underlying EBITDA(3) for the year ended 30 June 2016 of US$24.8M, a US$45.7M improvement from a negative underlying EBITDA of US$20.9M for the year ended 30 June 2015.

▪	Gross profit for the year ended 30 June 2016 of US$13.7M, an increase of 661% compared to the year ended 30 June 2015 of US$1.8M.

▪
Underlying all-in cash expenditure(4) per pound of uranium production for the year ended 30 June 2016 was US$38.75/lb (vs. guidance of US$38.00/lb to US$40.00/lb), a decrease of 24% compared to the year ended 30 June 2015 of US$50.75/lb.

•
Cash and cash equivalents at 30 June 2016 of US$59.2M (vs. guidance in the range of US$45M to US$65M) decreased by US$124.5M from US$183.7M at 30 June 2015, primarily as a result of the repayment of debt.

1 LHM production volumes and unit C1 cost of production include an adjustment to in-circuit inventory relating to leached uranium within process circuit.
2 C1 cost of production = cost of production excluding product distribution costs, sales royalties and depreciation and amortisation before adjustment for impainnent. C1 cost which is non-IFRS information, is a widely used 'industry standard' term.
3 EBITDA = The Company's Earnings Before Interest, Tax, Depreciation and Amortisation (EBITDA) represents profit before finance costs, taxation, depreciation and amortisation, impairments, foreign exchange gains/losses, restructure costs and other income. EBITDA, which is non-IFRS information, is a widely used 'industry standard' term.
4 Underlying All-In Cash Expenditure = total cash cost of production plus capital expenditure, KM care & maintenance expenses, corporate costs, exploration costs and debt servicing costs and repayments. Underlying All-In Cash Expenditure, which is a non-IFRS measure, is widely used in the mining industry as a benchmark to reflect operating performance.

Level 4, 502 Hay Street, Subiaco, Western Australia 6008    Postal: PO Box 201, Subiaco, Western Australia 6904
Tel:  +61 (8) 9381 4366  Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au

•	Achieved objective of being cash flow positive on an 'all in' basis for FY2016 excluding one-off restructuring costs and capital management.

•	Progress on capital management during the year (US$122.9M of debt repaid):

▪	Repurchased US$62M of Convertible Bonds due April 2017 to reduce outstanding amount to US$212M.

▪	Repaid and terminated the US$60.9M LHM Syndicated Facility.

▪	US$25.0M LHM Revolving Credit Facility put in place and was undrawn as at 30 June 2016.

•	Progress on strategic initiatives (over US$200M to be raised):

▪
A non-binding terms sheet has been signed with CNNC Overseas Uranium Holding Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell a 24% interest in LHM. The sale, if it proceeds, will raise US$175M in cash for the Company with Paladin working towards a formal close of the transaction in the fourth quarter of CY2016.

▪
A binding terms sheet signed with MGT Resources Limited (MGT) for sale of up to a 75% interest in the Company's 100% owned Manyingee project. On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash with an option to acquire an additional 45% interest within twelve months for US$20M cash. The transaction is conditional on definitive documentation and a vote of MGT's shareholders expected to be concluded in the fourth quarter of CY2016.

Outlook

•	Key elements of guidance for quarter to 30 September 2016 include:

▪	Uranium Sales - Anticipated to be in the range of 650,000lb to 750,000lb U3O8.

▪	LHM C1 unit cash costs - Expected to be within the range of US$20/lb to US$22/lb.

▪	Cash and cash equivalents balance as at 30 September 2016 - Forecast to be in the range of US$35M to US$55M.

•	Proposed LHM mine plan adjustment involving reduced mining material movement combined with processing plant feed coming from stockpiled low and medium grade ores:

▪	Effectively shifts higher-grade ore processing into later years when uranium prices are expected to be higher.

▪	Reduces production of finished U3O8 by up to 1.0Mlb to 1.5Mlb per year for next two years but comes with a material reduction in cash operating costs.

▪	Using Paladin internal assumptions, generates approximately US$40M of cumulative incremental cash flow in FY2017 and FY2018.

•	FY2017 Guidance has been reviewed after changes to the LHM mine plan as follows:

▪	LHM production of approximately 3.8Mlb U30 s to 4.0Mlb U3O8.

▪	LHM C1 cash costs in the range of US$19/lb to US$22/lb (US$20/lb to 22/lb for 1HFY2017 and US$19/lb to US$21/lb for 2HFY2017).

▪	All-in cash expenditure for the full-year FY2017 in the range of US$32/lb to US34/lb.

•	Previously announced strategic initiatives continue to progress towards formal transaction closure.

Results

(References below to 2016 and 2015 are to the equivalent year ended 30 June 2016 and 2015 respectively).

Safety and sustainability

The Company's 12 month moving average Lost Time Injury Frequency Rate(5) (LTIFR) was 1.8 ascompared to 2.4 for the previous year to 30 June 2015.

Paladin's safety record has continued to improve in the past year as a result of a long-term commitment to identify new initiatives and improvements, increases in in-house and external training, more formal risk assessments, more rigorous permits to work and more thorough site inductions. The Company remains fully focussed on improving on this positive trend.

Langer Heinrich Mine (LHM)

Langer Heinrich Mine (LHM) produced 4.763Mlb U3O8 for the year ended 30 June 2016, down 5% from the previous year (2015: 5,037Mlb U3O8).

▪	Ore milled of 3,574,147t, up 5% (FY2015: 3,397,659t).

▪	Average plant feed grade of 699ppm U3O8, down 9% (FY2015: 768ppm).

▪	Overall recovery of 86.3%, down 1% (FY2015: 87.6%).

C1 unit cost of production for the year decreased by 11% to US$25.88/lb from US$29.07/lb in 2015 as a result of the lower production volume. In the September quarter, plant production was affected by a decrease in throughput caused by reduced availability associated with planned annual maintenance and equipment reconfiguration (e.g. scrubber relining and reconfiguration of BRP). Overall recovery was also lower, caused principally by an atypical ore type which was unexpected, but fed for the whole quarter due to mine scheduling constraints. In the June quarter, production was impacted by a decrease in ore milled that was associated with a lack of recycled water from the tailings system and unplanned mechanical plant breakdowns. This issue was largely resolved by the end of the June quarter by drilling and preparation of new return water wells. It is not expected to have a material impact on production going forward.

Kayelekera Mine (KM) remains on care and maintenance

In FY2016 activities at site focused on the water treatment programme.

Profit and Loss

Total sales volume for the year was 4.899Mlb U3O8 (2015: 5.367Mlb).

Sales revenue for the year decreased by 7% from US$198.6M in 2015 to US$184.9M in 2016, as a result of a 9% decrease in sales volume which has been partially offset by a 2% increase in realised sales price.

The average realised uranium sales price for the year ended 30 June 2016 was US$37.75/lb U3O8  (2015: US$37.00/lb U3O8, compared to the TradeTech weekly spot price average for the year of US$33.19/lb U3O8.

Gross Profit for the year increased by 661% from US$1.8M in 2015 to US$13.7M in 2016.

Impairments of US$173.9M were recognised in 2016 (2015: US$241.4M)

▪	Impairment of LHM ore stockpiles US$168.9M, resulting from a revaluation of stockpiles of unprocessed ore.

▪	Impairment of aircraft ahead of its sale US$0.3M.

▪	Impairment of investment in Deep Yellow Limited US$1.5M.

▪	Obsolescence write down of stores and consumables at KM US$2.4M.

▪	Impairment of Summit's office building in Mount Isa US$0.8M.

5 All frequency rates are per million personnel hours.

Net loss after tax attributable to members of the Parent for the year of US$122.0M (2015: Net loss US$267.8M).

Underlying EBITDA for the year ended 30 June 2016 of US$24.8M improved by US$45.7M from a negative underlying EBITDA of US$20.9M for the year ended 30 June 2015. The improved EBITDA was primarily due to cost reduction initiatives that were implemented during the year.

Cash flow

Cash inflow from operating activities for the year was US$4.3M (2015: cash outflow US$24.7M), primarily due to receipts from customers of US$186.0M, which were partially offset by payments to suppliers and employees of US$153.8M and net interest paid of US$27.3M.

Cash outflow from investing activities for the year totalled US$5.3M (2015: cash outflow US$15.6M):

▪	plant and equipment acquisitions of US$3.8M .

▪	capitalised exploration expenditure of US$4.2M.

▪	partially offset by receipt of US$2.5M from the sale of aircraft and receipt of US$0.2M from sale of investments.

Cash outflow from financing activities for the year of US$122.5M is attributable to the repurchase of US$62M April 2017 Convertible Bonds for US$56.4M (excluding accrued interest), repayment of US$60.9M under the LHM Syndicated Facility and US$5.2M distribution to CNNC by way of repayment of intercompany loans assigned to CNNC.

Cash position and capital management

At 30 June 2016, the Group's cash and cash equivalents were US$59.2M, a decrease of US$124.5M from US$183.7M at 30 June 2015 primarily as a result oflhe repayment of debt. Guidance previously provided was for the 30 June 2016 cash balance to be in the range of US$45M to US$65M. The Company has achieved its objective of being cash flow positive on an 'all in' basis for FY2016 excluding one-off restructuring costs and capital management.

During the year ended 30 June 2016, the Company repurchased US$62M of the US$274M Convertible Bonds due April 2017 for approximately US$56.4M (excluding accrued interest) and repaid US$60.9M under the LHM Syndicated Facility.

In June 2016, a US$25.0M 24-month Revolving Credit Facility was implemented at LHM. The purpose is to provide a buffer facility that can be drawn in periods where LHM-level working1 capital requirements are in deficit, mainly due to the timing of sales receipts. The provider of the Revolving Credit Facility is Nedbank Limited, through its UK registered subsidiary, N.B.S.A. Limited. Nedbank has also taken on the role of exclusive provider of the Kayelekera Environmental Performance Bond. At 30 June 2016 the Company had not drawn any funds under this facil ity.

The documents comprising the Annuaf Report including the audited Financial Statements for the year ended 30 June 2016 together with Appendix 4E and Management Discussion and Analysis are attached and will be filed with the Company's other documents on Sedar (sedar.com) and on the Company's website (paladinenergy.com.au).

Outlook

Uranium market

The Trade Tech U3O8 Spot Price at the end of June 2016 was US$26.80/lb, approximately 27% lower than at the end of June 2015.

Demand

Conflicting developments continue to characterise the restart programme for the Japanese reactor fleet On the positive side, in August, the lkata Unit 3 became the fifth restarted nuclear umit in Japan. Meanwhile the Japanese Nuclear Regulation Authority has approved 20-year lifespan extensions for Takahama Units 1 & 2, making these the first reactors to obtain life extension approval since the introduction of tighter regulations in 2013. Progress with Units 1 & 2 is in contrast to the status of Units 3 & 4 at the Takahama NPP, which remain offline following an injunction issued and subsequently upheld by the Otsu District Court. Kansai Electric's appeal against the injunction is progressing but is expected to take several months to reach a resolution.

The US nuclear industry has been impacted by negative sentiment in the last six months. During the June quarter Pacific Gas and Electric announced it would not seek to extend the operation of its two Diablo Canyon nuclear units beyond their current operating licence expiry in 2025 and Entergy announced it proposed to close its James A. Fitzpatrick nuclear power plant in New York. However, the more recent news flow is improving. On 1 August the New York Public Service Commission approved a Clean Energy Standard, which supports nuclear as a form of clean energy and provides subsidies to reflect the value of carbon dioxide emissions avoided by clean nuclear power generation. As an immediate response to th is, Exelon Generation announced it would take over ownership of the James A FitzPatrick nuclear power plant that Entergy Corporation had previously determined to close. A number of other US states are now considering similar rule changes or legislation.

Growth in emerging markets continues unabated. China brought three new reactors online during the June quarter and India started up its second unit at Kudankulam on 10 July.

Supply

As CY2016 progresses, it's becoming clear that uranium production will be lower than expected. In April Cameco announced production cuts at three of its mine I mill complexes, which Paladin estimates to have removed 4.9Mlb from CY2016 uranium supply. On 11 July 2016, Sibanye Gold announced the closure of its Cooke mine, which will remove a further 600,000lb equivalent of annualised uranium equivalent supply from the market In addition, prior to the commencement of the year analysts expected China General Nuclear's Husab mine to produce approximately 6Mlb of uranium for CY2016, with a February start for finished product shipments as per statements made in CY2015 by that company's Namibian unit. However, shipments are yet to commence from that mine.

Paladin's move to process more stockpiled material (as described in the Company outlook section) is more about increasing cash flows and preserving value but it will also have the effect of adding to the supply reductions in the market place.

Company strategy

Paladin believes that the uranium market will improve though FY2017 due to the combination of: improving regulatory and market environment for nuclear utilities in the US; more Japanese restarts; and the continued aggressive build programme of new nuclear reactors globally.

Despite the Company's belief in a uranium industry turnaround, its current strategies are focused on optimising actions to maximise cash flow whilst also prudently enacting capital management actions. Paladin's strategies are aimed at maximising shareholder value through the uranium price downturn whilst remaining positioned for a future normalisation of the uranium market and price. Key elements of the Company's strategy include:

▪	Maximising LHM operating cash flows through optimisation ini tiatives that preserve the integrity of the long-term life of mine plan.

▪	Maintaining KM and the Company's exploration assets on a minimal expenditure, care and maintenance basis.

▪	Minimise corporate and administrative costs.

▪
Progress strategic initiatives with respect to partnerships, strategic investment, funding and corporate transactions. that result in de-risking Paladin's funding structure or provide clear value accretion for shareholders.

Company outlook

Paladin is working on a proposed LHM mine plan adjustment involving reduced mining material movement combined with processing plant feed coming from stockpiled low and medium grade ores. The revised mine plan effectively shifts higher-grade ore processing into later years when uranium prices are expected to be higher. The FY2017 average feed grade will be reduced into the range of 550ppm to 570ppm vs our previous internal Company budget of 700ppm. The impact of the change will reduce finished U3O8 production by up to 1.0Mlb to 1.5Mlb per year for each of the next two years. However. the requirement for less movement of mined material on site during the period reduces cash operating costs by well in excess of any lost revenue. Using Paladin's internal assumptions the initiative will generate approximately US$40M of cumulative iincremental operating cash flow for FY2017 and FY2018. The proposed LHM mine plan adjustment requires a number of third -party consents and Paladin intends to initiate the plan in a phased approach over the next three months.

Taking into account the proposed revised LHM mine plan, key relevant guidance items for FY2017 include:

▪	LHM Production - Annual production guidance in the range of approximately 3.8Mlb U3O8 to approximately 4.0Mlb U3O8.

▪
LHM C1 cash costs - C1 unit cash cost for FY2017 is expected to be in the range of US$19/lb to US$22/lb, being US$20/lb to US$22/lb in 1 HFY2017 and then US$19/lb to US$21/lb in 2HFY2017 once the revised mine plan is fully implemented.

▪
Corporate costs, exploration and KM - Guidance for combined expenditure on corporate costs, exploration and KM care and maintenance is forecast to be approximately US$1 4M. This is a further reduction of US$5M compared to FY2016.

▪	The Company expects FY2017 that the all-in cash expenditure for the full -year FY2017 will be in the range of US$32/lb to US$34/lb.

Key relevant guidance items for the quarter to 30 September 2016 include:

▪	Uranium Sales - Anticipated to be in the range of 650,000lb to 750,000lb U3O8.

▪	LHM C1 cash costs - Expected to be within the range of US$20/lb to US$22/lb (previously US$23/lb to US$25/lb).

▪	Cash and cash equivalents balance as at 30 September 2016 - Forecast to be in the range of US$35M to US$55M.

The previously announced strategic initiatives regarding the COUH acquisition of an additional 24% interest in LHM for US$175M and sale of an interest in Manyingee project to MGT continue to be progressed in the documentation stage. Paladin has also received legal advice confirming that COUH's investment in LHM will not require an application to the Australian Foreign Investment Review Board. Paladin intends to use funds received from the strategic initiatives together with existing cash reserves to fully repay the US$212M outstanding amount of the Convertible Bonds due April 2017.

GENERALLY ACCEPTED ACCOUNTING PRACTICE

The news release includes non-GAAP performance measures: C1 cost of production, EB/TOA, non-cash costs as well as other income and expenses. The Company believes that, in addition to the conventional measures prepared in accordance with GAAP, the Company and certain investors use this information to evaluate the Company's perfonnance and ability to generate cash flow. The additional infonnation provided herein should not be considered in isolation or as a substitute for measures of perfonnance prepared in accordance with GAAP.

DECLARATION

The information in this announcement that relates to minerals exploration and mineral resources is based on information compiled by David Princep BSc, P.Geo FAuslMM (CP) who has sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that he is undertaking to qualify as Competent Person as defined in the 2012 Edition of the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (JORC Code). Mr Princep is a full-time employee of Paladin Energy Ltd. Mr. Princep consents to the inclusion of the information in this announcement in the form and context in which it appears.

CONFERENCE CALL

Conference Call and Investor Update is scheduled for 07:30 Perth & Hong Kong, Thursday 25 August 2016; 00:30 London, Thursday 25 August 2016 and 19:30 Toronto, Wednesday 24 August 2016. Details are included in a separate news release dated 15 August 2016.

CONTACTS

For additional information, please contact:

Andrew Mirco
Investor Relations Contact (Perth)
Tel: +61 -8-9423-8162 or Mobile: +61-409-087-171
Email: andrew.mirco@paladinenergy.com.au

Appendix 4E - Financial Report
Financial year ended 30 June 2016

Paladin Energy Ltd

ABN or equivalent company reference
ACN. 061 681 098

Results for announcement to the market
				30 June 2016 US$M	30 June 2015 US$M
Revenue from sales of uranium oxide	Down	7%	to	184.9	198.6
Revenue	Down	7%	to	185.4	199.5
Loss after tax attributable to members	Down	54%	to	122.0	267.8
Net loss for the year attributable to members	Down	54%	to	122.0	267.8
Loss per share (US cents)				(7.1)	(18.9)

Dividends	Amount per security	Franked amount per security
It is not proposed to pay dividends for the year	N/A	N/A
Previous corresponding year: No dividend paid	N/A	N/A
An explanation of the results is included in the Management Discussion & Analysis and the Financial Report attached.

Net tangible assets per share	30 June 2016 US$0.02	30 June 2015 US$0.11

Other
Previous corresponding period is the year ended 30 June 2015.
All foreign subsidiaries are prepared using IFRS.
Commentary on Results for the Year A commentary on the results for the year is contained in the press release dated 24 August 2016.

PALADIN ENERGY LTD

ACN 061 681 098

ANNUAL

REPORT

2016

CONTENTS

CORPORATE VALUES AND KEY ACHIEVEMENTS	3

INSIGHTS FROM THE CEO	6

MANAGEMENT DISCUSSION AND ANALYSIS	8
REVIEW OF OPERATIONS	9
HEALTH & SAFETY	28
FINANCIAL REVIEW	31
SUSTAINABLE DEVELOPMENT	44
ENVIRONMENT	44
CORPORATE SOCIAL RESPONSIBILITY	48
OUR PEOPLE	57

COPORATE GOVERNANCE STATEMENT	61

DIRECTORS' REPORT	62
REMUNERATION REPORT	70

CONTENTS OF THE FINANCIAL REPORT	88

CONSOLIDATED INCOME STATEMENT	89

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME	90

CONSOLIDATED STATEMENT OF FINANCIAL POSITION	91

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY	92

CONSOLIDATED STATEMENT OF CASH FLOWS	93

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	94

DIRECTORS’ DECLARATION	157

INDEPENDENT AUDIT REPORT	158

ADDITIONAL INFORMATION	160

CORPORATE DIRECTORY	167

The annual report covers  the Group consisting of Paladin Energy Ltd (referred throughout as the Company or Paladin) and its controlled entities.

Paladin Energy Ltd is a company limited by shares, incorporated and domiciled in Australia.  Its registered office and principal place of business is:

Paladin Energy Ltd
Level 4
502 Hay Street
SUBIACO  WA  6008

Through the use of the internet, we have ensured that our corporate reporting is timely, complete, and available globally at minimum cost to the Company.  All press releases, financial statements and other information are available on our website www.paladinenergy.com.au.

CORPORATE VALUES AND KEY ACHIEVEMENTS

CORPORATE VALUES

•	Create shareholder wealth by developing the considerable opportunities Paladin has and continues to generate.
•	Become a major player in the global uranium supply market.
•	Operate at global best practice with particular emphasis on safety and the environment.
•	Reward employee performance and provide a fulfilling work environment.
•	Contribute to the growth and prosperity of the countries in which Paladin operates by conducting operations in an efficient and effective manner and by seeking out opportunities for expansion.
•	Respond to the attitudes and expectations of the communities in which it operates as part of its commitment to corporate social responsibility.
•	Act with integrity, honesty and cultural sensitivity in all of its dealings.
PALADIN TODAY

Overview

•	Paladin’s value is based on five key drivers - production, quality pipeline, proven team, industry positioning and sustainability of operations.
Operations

•	Langer Heinrich Mine (LHM)
-	Focus on process optimisation and cost reduction.
-	Successful process innovation at Langer Heinrich should provide a pathway to C1 cash costs(1) substantially lower than recent experience.

•	Kayelekera Mine (KM)
-	Placed on care and maintenance due to low uranium prices and non-profitability.
-	Maintaining plant, infrastructure and critical aspects of intellectual property and operational knowhow to allow for a quick restart, when justified.
-	Care and maintenance to preserve the orebody to recommence production once the uranium price provides sufficient incentive.
Innovation & Project Pipeline

•	Proven track record in mining and processing innovation.
•	Established in-house technical strength.
•	Consolidating a unique, geographically diversified asset base.
Positioning Going Forward

•	Only non-aligned, independent, pure-play uranium producer.
•	Long-term business strategy and vision is to continue to strengthen through key partnerships.
•	Maintain Paladin as a partner of choice.
•	Technical innovation, process optimisation and cost reduction an ongoing focus.
•	Project pipeline able to drive organic growth.

1 Refer to ‘Non IFRS Measure’ in Financial Review section.

CORPORATE VALUES AND KEY ACHIEVEMENTS

KEY ACHIEVEMENTS FOR THE YEAR

•	Debt Reduction

•	Cash Flow Optimisation

•	Advanced Strategic Initiatives

August 2015	Cash flow optimisation initiatives implemented including:-

•	corporate staff numbers reduced by approximately 60%. No salary increases at the corporate office.
•	ex-pat numbers at KM reduced by 50%.
•	management personnel agreed a further 10% reduction in salary in addition to their original 10% reduction.
•	number of Non-Executive Directors reduced from five to four and the board reduced its remuneration structure.
•
focus on rationalisation and consolidation of the workforce with a reduction in overall headcount across the Group and certain roles made redundant over the period.  Additionally, where natural attrition occurred, only those roles deemed to be critical were replaced.

September 2015	Repurchase of US$20M of Convertible Bonds due April 2017 for approximately US$18.5M.

November 2015	Repurchase of additional US$11M of Convertible Bonds due April 2017 for approximately US$9.9M.

December 2015	Repurchase of additional US$6M of Convertible Bonds due April 2017 for approximately US$5.6M.

March 2016	Repurchase of additional US$25M of Convertible Bonds due April 2017 for US$23.5M to reduce outstanding amount to US$212M.

March 2016	US$60.9M LHM Syndicated Loan Facility repaid and terminated.

June 2016	US$25.0M LHM Revolving Credit Facility put in place and was undrawn as at 30 June 2016.

July 2016
Signing of non-binding terms sheet with CNNC Overseas Uranium Holding Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell a 24% interest in LHM.  The sale is expected to raise US$175M in cash for the Company with the Company working towards a formal close of the transaction in the fourth quarter of CY2016.

July 2016
Signing of a binding terms sheet with MGT Resources Limited (MGT) for sale of up to a 75% interest in the Company’s 100% owned Manyingee project. On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash with an option to acquire an additional 45% interest within twelve months for US$20M cash.  The transaction is conditional on definitive documentation and a vote of MGT’s shareholders expected to be concluded in the fourth quarter of CY2016.

CORPORATE VALUES AND KEY ACHIEVEMENTS

WHAT WE SET OUT TO DO IN 2016

•	2016 production guidance for LHM in the range of 5.0 to 5.4Mlb U3O8.
	-	Revised guidance of approximately 4.8Mlb U3O8. Achieved 4.763Mlb.
	-	Lower production largely due to issues with performance of water return sumps from tailings storage facility no.3.

•	Continue to increase efficiency and productivity for LHM through successful process innovation.
	-	The C1 unit cost of production(1) for FY2016 was a record low of US$25.88/lb, a decrease of 11% from FY2015.

•	Strengthen balance sheet through debt reduction.
	-	US$122.9M of debt repaid.
	-	Repurchased US$62M of Convertible Bonds due April 2017 to reduce outstanding amount to US$212M.
	-	Repaid and terminated the US$60.9M LHM Syndicated Loan Facility.

•	Focussed cost reduction and optimisation efforts to achieve group-wide sustainability.
	-	Underlying EBITDA(1) for FY2016 of US$24.8M, a US$45.7M improvement from FY2015.
	-	Underlying all-in cash expenditure(1)per pound of uranium production for FY2016 was US$38.75/lb, a decrease of 24% compared to FY2015.
	-	Achieved objective of being cash flow positive(1) on an ‘all in’ basis for FY2016 excluding one-off restructuring costs and capital management.

WHAT WE PLAN TO DO IN 2017

•	Maximise operating cash flows from LHM through optimisation and cost reduction initiatives whilst preserving the integrity of the long-term mine plan.

•	Maintain our exploration business and KM on a minimal expenditure and care and maintenance basis until such time as uranium price recovers substantially.

•	Minimise corporate costs and administrative expenses.

•	Pursue initiatives with respect to partnerships, strategic investment, funding and corporate transactions.

•	Close strategic initiatives.

•	Production guidance for LHM of approximately 3.8 to 4.0Mlb U3O8.

•	LHM C1 unit cash costs, under revised operating plan, expected to be in the range of US$19/lb to US$22/lb.

•	Combined expenditure on corporate costs, exploration and KM care and maintenance is forecast to be approximately US$14M.

•	All-in cash expenditure for the full-year FY2017 to be in the range of US$32/lb to US$34/lb.

INSIGHTS FROM THE CEO

Dear Stakeholders,

During FY2016, Paladin made significant headway in its strategy to survive the low uranium price environment whilst at the same time preserve options to grow when the market environment normalises.

Importantly, we maintained a safe workplace for our 1,326 employees and contractors located across four continents and continued to maintain the highest environmental standards.

On behalf of our Paladin team, I can characterise the company’s key traits as follows:

•	We are a global leader in uranium – Paladin is the 8th largest uranium company in the world by capacity and the largest pure-play uranium producer listed on the ASX.

•
Langer Heinrich Mine is a strategic tier one mine – Our main operating asset, Langer Heinrich Mine in Namibia can be undisputedly considered a tier one mine in the uranium industry.  It’s the fourth largest open-pit uranium mine in the world, has a remaining production life in excess of 20-years and is within the first quartile of global cash costs.  As a testament to its quality, Langer Heinrich Mine generated US$46.1M of free operating cash flow in FY2016 despite the low uranium price environment.

•
Optimisation is a core competency for us – Paladin has an industry leading position in being able to introduce optimisation projects that enhance our operating margins.  Our Bicarbonate Recovery Plant (BRP) installation at Langer Heinrich Mine was largely designed in-house and since its implementation in FY2015 and FY2016, it has halved our reagent costs.  The resultant saving has been reflected in an approximately US$6/lb reduction in our cash cost of uranium production.  The team that designed the BRP continues to work on future optimisation initiatives to ensure we get maximum value from our resources.

•
We believe Paladin provides the best senior leverage to uranium price upside – The uranium market will eventually reach a post-Fukushima incident normalisation where uranium prices are much higher than now.  Paladin has unique leverage to uranium price upside.  We are generally more exposed to spot prices vs. fixed contract prices than peer companies and we can also quickly bring on an additional 2-2.5Mlb of annual production through the re-start of our Kayelekera Mine in Malawi, which has been on care and maintenance since mid-2014.

Paladin’s current strategy is based around four key elements, including:

•	We are maximising operating cash flows from Langer Heinrich Mine through optimisation and cost reduction initiatives whilst preserving the integrity of the long-term mine plan.

•	Our exploration business and Kayelekera Mine are being maintained on a minimal expenditure and care and maintenance basis until such time as uranium price recovers substantially.

•	Corporate costs and administrative expenses are minimised.

•	We have been pursuing initiatives with respect to partnerships, strategic investment, funding and corporate transactions.

Through the combination of our focussed strategy, the quality of our asset base and more importantly, the quality of the Paladin team implementing the strategy, we have really moved the Company ahead in FY2016.

When I look at our performance for the year, what stands out for me is the impressive cost reductions achieved.  These are important because a lower cost structure is the key to having a business that’s sustainable through to the period until uranium prices recover.  Langer Heinrich Mine’s C1 cash cost of production set a record low for FY2016 and that’s despite the fact that average plant feed grade was lower.  Our ‘all in’ company-wide cash expenditure dropped from US$50.75/lb of uranium produced in FY2015 to US$38.75/lb in FY2016. This 24% drop was driven by optimisations across the entire business.

INSIGHTS FROM THE CEO

Subsequent to the end of the financial year, we announced two proposed transactions, which in combination could raise in excess of an additional US$200M for Paladin. The first transaction relates to the execution of a non-binding terms sheet to sell 24% of Langer Heinrich Mine to CNNC Overseas Uranium Holdings Ltd (COUH) for US$175M and the second transaction relates to a binding terms sheet to sell a 30% initial interest in Manyingee Project to MGT Resources Limited for US$10M, with the grant of an option to allow them to increase their stake to 75% for the payment of an additional US$20M.  The purpose of these transactions is to continue to de-risk Paladin’s balance sheet.  The proceeds will be used in combination with our existing cash to fully repay the US$212M outstanding under our 2017 Convertible Bond.  Once that bond is repaid, our next major debt maturity will not be until 2020 and our ongoing cash interest bill will be half of what was paid in FY2016, leaving us in a much stronger position to ride out the current weak uranium market.

Coming back to the uranium market, we continue to expect a normalisation to occur at some point and that will bring with it much higher prices.  It seemed apparent to me that the market was already in the early stages of a recovery from the Fukushima Incident earlier in FY2016. After having a period below US$30/lb in May-July 2014, uranium prices started to recover along with increased transaction volumes in the uranium market. The improved conditions were driven by Japan re-starting reactors that were closed after the Fukushima Incident and improved conditions in a number of other nuclear markets. However, in January and February 2016 the uranium market reversed its course and by March the uranium spot price fell below US$30/lb and has remained there since. Paladin believes this recent weakness is mostly the result of US-centric issues at this time. In early CY2016 natural gas prices continued to decline and there was a lot of regulatory uncertainty in the US concerning how various governments would approach the requirement to stimulate clean energy investment. In unregulated power markets, utilities had become concerned that some of their nuclear reactors may have less long term viability compared with cheap natural gas or heavily subsidised wind and solar. Feedback from US utility customers to Paladin was that their purchasing activities were scaled back until there is more certainty.

Recent news indicates we may see the certainty US buyers need coming back quite quickly. On 1 August 2016 the New York Public Service Commission approved a Clean Energy Standard, which supports nuclear as a form of clean energy and provides subsidies to reflect the value of carbon dioxide emissions avoided by nuclear power generation. As an immediate response to this, Exelon Generation announced it would take over ownership of the James A. FitzPatrick Nuclear Power Plant in Scriba, New York from Entergy Corporation, with operation of the power plant to be continued whereas it had previously been slated for closure. A number of other US states are now considering similar rule changes or legislation.

Short-term issues aside, the case for uranium is quite positive. Demand continues to accelerate in new markets, with all of the ‘BRICS’ countries (i.e., Brazil, Russia, India, China and South Africa) rapidly growing their nuclear power capacity and increasing their reliance on nuclear power as a proportion of overall power generation. On the supply side, current low prices are starting to constrain supply. In April 2016 Cameco announced production cuts at three of its mine / mill complexes, which we estimate could reduce annualised supply by 5-7Mlb per year. On 11 July 2016, Sibanye Gold announced the closure of its Cooke mine, which will remove a further 600,000lb of annual uranium equivalent production.

Finishing off, I want to point out that the Paladin team has been an incredible asset for shareholders in improving the sustainability of our business.  A number of valued team members left our business in FY2016 due to necessary headcount reductions.  The remaining team members have ‘pulled together’ by doing more with less and in many cases lower pay scales.  Paladin’s team members are world class experts in their respective fields and have operated very diligently to deliver results that protect the interests of shareholders. I personally am thankful for the efforts of the team.

Yours faithfully

ALEXANDER MOLYNEUX
CEO

MANAGEMENT DISCUSSION AND ANALYSIS

The following Management Discussion and Analysis (“MD&A”) for Paladin Energy Ltd (“Company”) and its controlled entities (“Group”) should be read in conjunction with the Consolidated Financial Statements for the year ended 30 June 2016.  The effective date of this report is 24 August 2016.

The financial information presented in this MD&A has been extracted from the attached financial statements.  For the purpose of preparing our MD&A, we consider the materiality of information. Information is considered material if: (i) such information results in, or would reasonably be expected to result in, a significant change in market price or value of our shares; or (ii) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or (iii) it would significantly alter the total mix of information available to investors. We evaluate materiality with reference to all relevant circumstances, including potential market sensitivity.

Additional information relating to the Company, including public announcements, is available at www.paladinenergy.com.au.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this MD&A, including those relating to strategies and other statements, are predictive in nature, and depend upon or refer to future events or conditions, or include words such as “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “with an expectation of”, “is expected”, “are expected”, or similar expressions that are forward looking statements.  Forward looking statements include, without limitation, the information concerning possible or assumed further results of operations as set forth herein.  These statements are not historical facts but instead represent only expectations, estimates and projections regarding future events and are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations generally.

The forward looking statements contained in this MD&A are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict.  The future results of the Group may differ materially from those expressed in the forward looking statements contained in this MD&A due to, among other factors, the risks and uncertainties inherent in the business of the Group. The Company does not undertake any obligation to update or release any revisions to these forward looking statements to reflect events or circumstances after the date of this MD&A or to reflect the occurrence of anticipated events.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS

PROJECT LOCATIONS AND RESOURCE OVERVIEW

Unless specifically noted, Mineral Resources were prepared and first disclosed under the JORC Code 2004. These estimates have not been updated since to comply with JORC Code 2012 on the basis that the information that the estimates are derived from has not materially changed since it was last reported.

Paladin’s attributable Mineral Resource inventory, with effect from 30 June 2016, includes 154,352t U3O8 (340.3Mlb) at 0.07% U3O8 in the Indicated and Measured categories (including ROM stockpiles) and 68,352t of U3O8 (150.7Mlb) at 0.07% U3O8 in the Inferred Resource category.  A summary of the status of each of the advanced projects is detailed in the following table.  This table does not include additional JORC(2004) and NI 43-101 compliant Mineral Resources from Bikini, Andersons, Mirrioola, Watta or Warwai deriving from Paladin’s 82.08% ownership of Summit Resources Ltd, nor from the Duke Batman or Honey Pot deposits.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Project	Overview	Mining Method/ Deposit Type	Outlook	Mineral Resources
Uranium Production
*Langer Heinrich Mine - 75% (Namibia, Southern Africa)	The Company’s cornerstone asset commenced production in 2007. The Stage 3 expansion is complete with production at 5.2Mlb per annum (pa). Studies are underway for a further expansion.	Conventional open pit; calcrete	Project life of 20 years	M&I (inc stockpiles): Inferred:	119.7Mt @ 0.047% (124.1Mlb U3O8) 8.7Mt @ 0.047% (9.0Mlb U3O8)
*Kayelekera Mine – 85% (Malawi, Southern Africa)	Paladin’s second uranium mine, capable of operating at nameplate of 3.3Mlb pa.	Conventional open pit; sandstone	Currently on care and maintenance due to low uranium prices	M&I (inc stockpiles): Inferred:	15.0Mt @ 0.072% (23.9Mlb U3O8) 5.4Mt @ 0.06% (7.4Mlb U3O8)
Uranium Development
*Aurora Project – 100% (Labrador, Canada)	Paladin’s first entry into Canada. Resource definition and additional exploration has been planned for.	Open pit - underground; metasomatic	Resource definition and extension drilling is ongoing	M&I: Inferred:	47.6Mt @ 0.10% (100.8Mlb U3O8) 21.9Mt @ 0.08% (39.8Mlb U3O8)
**Manyingee Project – 100% (Western Pilbara, Western Australia)	Resource update has been completed and planning for a field leach trial is underway. Now includes the Carley Bore deposit and adjacent tenements.	In-situ leach; sandstone	3 year staged feasibility study required	M&I: Inferred:	13.8Mt @ 0.07% (20.7Mlb U3O8) 22.8Mt @ 0.04% (20.8Mlb U3O8)
Oobagooma Project – 100% (West Kimberley, Western Australia)	A key pipeline asset for Paladin.	In-situ leach; sandstone	3 year reserve/resource drilling required	Exploration target:	8.0Mt @ 0.12%-0.14% (U3O8)
*Valhalla, Skal & Odin Deposits – 91.04% (Queensland, Australia)	One of Paladin’s significant Australian assets. Metallurgical studies are progressing towards developing a comprehensive processing flowsheet.	Open pit - underground; metasomatic	Development dependent on market conditions	M&I: Inferred:	57.2Mt @ 0.07% (93.7Mlb U3O8) 16.3Mt @ 0.06% (22.0Mlb U3O8)
*Bigrlyi Deposit – 41.71% (Northern Territory, Australia)	Limited work within the JV tenements. Co-operative arrangement to assess nearby regional targets.	Open pit - underground; sandstone	Future direction of project will be determined by market conditions	M&I: Inferred:	4.7Mt @ 0.14% (14.1Mlb U3O8) 2.8Mt @ 0.11% (7.1Mlb U3O8)
*Angela Deposit – 100% (Northern Territory, Australia)	Planning has been completed for resource extension and development drilling.	Open pit - underground; sandstone	Future direction of project will be determined by market conditions	Inferred:	10.7Mt @ 0.13% (30.8Mlb U3O8)

Mineral Resources are quoted inclusive of any Ore Reserves that may be applicable.
Mineral Resources detailed above in all cases represent 100% of the resource – not the participant’s share.
*Conforms to JORC(2004) guidelines & is NI 43-101 Compliant, in addition the Mineral Resource for the Michelin deposit conforms to the JORC(2012) guidelines.
**Conforms to JORC(2012) guidelines.
(a) For Kayelekera, the Government of Malawi holds a 15% equity interest in the subsidiary, Paladin (Africa) Limited, the holder of the Kayelekera Mining Licence.
(b) For Valhalla, Skal & Odin, Paladin’s interest is based on 50% deriving from the Isa Uranium Joint Venture and 41.04% via Paladin’s 82.08% ownership of Summit Resources Ltd.
Langer Heinrich and Kayelekera Mineral Resources have been depleted for mining to the end of June 2016 and June 2014 respectively.
M&I = Measured and Indicated.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

NAMIBIA

LANGER HEINRICH MINE (LHM)

Paladin through its Namibian subsidiary, Langer Heinrich Uranium (Pty) Ltd 75% and CNNC Overseas Uranium Holding Limited 25%

Following the sale of a 25% equity stake to CNNC Overseas Uranium Holding Limited (CNNC), a wholly-owned subsidiary of China National Nuclear Corporation, Paladin owns 75% of LHM in Namibia through its Namibian subsidiary, Langer Heinrich Uranium (Pty) Ltd (LHUPL).  Paladin purchased the Langer Heinrich project in August 2002 and, following development and construction, production commenced from the open pit mine and conventional alkaline leach plant in early 2007, with annual production of 2.7Mlb of U3O8 achieved in FY2009.  Soon afterwards, a Stage 2 expansion was undertaken to increase production to 3.7Mlb pa U3O8, followed by construction and commissioning of the Stage 3 expansion, completed in FY2012 resulting in production over 5Mlb.

Langer Heinrich is a surficial, calcrete type uranium deposit containing a Mineral Resource of 56,298t U3O8 at a grade of 0.047% U3O8 in the Measured and Indicated categories (including ROM stockpiles) in seven mineralised zones designated Detail 1 to 7 (see figure below), along the length of the Langer Heinrich valley within the 15km length of a contiguous paleodrainage system.  The deposit is located in the Namib Desert, 80km from the major seaport of Walvis Bay.

Operations

Langer Heinrich produced 4.763Mlb (2,161t) U3O8 in FY2016, down 5% from the previous year’s total of 5.137Mlb (2,284t) U3O8.  Recoveries through the plant decreased by 1.3% from the previous year to 86.3% with a decrease in feed grade of 9% to 699ppm.  Plant throughput increased by 5% to 3.57 Mt.

With the continued decline in uranium price, initiatives to reduce the operating and unit costs at LHM continued to be the principal focus of attention, with a number of improvements again identified and implemented.  The BRP continues to perform well above design expectations and after a minor modification to improve performance further has stabilised well.  This technology may now be considered established and offers a great deal of further potential benefit.  Since the introduction of BRP, reagent costs per pound U3O8 have reduced by almost 5% and almost all of this reduction is due to BRP, although foreign exchange rate movements have also contributed beneficially.  The BRP involves leading edge technology for which Paladin has developed and owns the intellectual property.  Suitable patent protection has been applied for to protect this very valuable intellectual property asset that is expected to have broad application throughout the uranium processing sector.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Future production and possible expansion options to allow the treatment of much lower feed grade ore remain under development, with significant progress being achieved.  Various evaluations have been completed or planned on piloting and testing programmes to test the most promising options and enhancements.  The goal of this work is to increase production at lower ore grades with lower unit costs.  The focus is also on improved process efficiencies and operability and the BRP is a good example of the nature of outcomes being sought.

A focus on cost reduction and efficiency again remains at the forefront going into FY2017 with an expectation of further significant future benefits.

Mineral Resources and Ore Reserves Estimation

Mineral Resources and Ore Reserves conforming to both the JORC(2012) code and NI 43-101 are detailed below.

Mineral Resource estimate (250ppm U3O8 cut-off)

	Mt	Grade % U3O8	t U3O8	Mlb U3O8
Measured	64.3	0.052	33,216	73.2
Indicated	21.5	0.046	9,845	21.7
Measured + Indicated	85.8	0.050	43,061	94.9

Stockpiles	33.9	0.039	13,327	29.2
Inferred	8.7	0.05	4,069	9.0
(Figures may not add due to rounding and are quoted inclusive of any Ore Reserves, and have been depleted for mining to the end of June 2016).

Ore Reserves

Economic analysis on this resource has indicated a break-even cut-off grade of 250ppm.

Ore Reserve Estimate (250ppm U3O8 cut-off)

	Mt	Grade % U3O8	t U3O8	Mlb U3O8
Proved	44.9	0.053	23,725	52.30
Probable	13.1	0.049	6,361	14.02
Stockpiles	33.9	0.039	13,237	29.18
Total	92.00	0.047	43,323	95.51
Ore Reserve has been depleted for mining to the end of June 2016.

The Ore Reserve was estimated from the original un-depleted Measured and Indicated Mineral Resource of 151.8Mt at a grade of 0.054% U3O8.  During the year the Mineral Resource estimate for the project was updated to incorporate all the additional drilling completed on site since 2010.  The additional Reverse Circulation (RC) drilling amounted to some 29,954 holes for 1,044,922m added to the resource dataset.  It also allowed for an important increase in the definition of the non-mineralised basement profile.  This updated basement profile was then used to further refine the Ore Reserve pit design. The Mineral Resource estimate was completed using Multi-Indicator Kriging and incorporates a specific adjustment based on expected mining parameters which have now been adjusted from those used in the 2010 Mineral Resource to incorporate information derived from actual mining.  As a result, additional dilution and mining recovery are not included in the Ore Reserve estimation. Changes from the 2010 Mineral Resource have been a significant transfer on material from Indicated to Measured category and a substantial reduction in Inferred material due to the increased drilling density. Overall there was a less than 1% reduction in contained metal. Differences between the updated Ore Reserve are related to depletion due to mining, refinement of the pit design based on the new basement profile and better definition of mineralisation edges due to increased drilling density and removal of material from the Ore Reserve as a result of on-going conversion of existing pits to tailings facilities. There has been no change to either the Mineral Resource or Ore Reserve cut-off grades, both remaining at 250ppm.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

These reserves form the basis of the continuing life of mine plan for the Project.  The revised mine plan allows a project life of 20 years, based on current processing feed rates.

Exploration (EPL3500)

EPL3500 previously covered the western extension of the mineralised Langer Heinrich paleochannel. An application to convert the EPL to a mining lease has progressed through the regulatory process and is with the Minister awaiting final approval.  During the year a test passive seismic survey was conducted in order to cost effectively determine the likely basement location with promising results. It is expected that the survey area will be significantly expanded in the 2017 financial year.

MALAWI

KAYELEKERA MINE (KM)

Kayelekera Mine (KM), which is currently on care and maintenance (C&M), is located in northern Malawi, 600km north of the country’s capital city, Lilongwe, and 52km west of the regional administrative and commercial centre of Karonga.

Kayelekera is a sandstone-hosted uranium deposit, associated with the Permian Karoo sediments and hosted by the Kayelekera member of the North Rukuru sedimentary outcrop of the Karoo System.  The mineralisation is associated with seven variably oxidised, coarse grained arkoses, separated by shales and mudstones.  Uranium mineralisation occurs as lenses, primarily within the arkose layers and, to a lesser extent, in the mudstone.  The lowest level of known mineralisation is at a depth of approximately 160m below surface.

Kayelekera is owned 100% by Paladin (Africa) Limited (PAL), an 85% subsidiary of Paladin.  In July 2009, Paladin issued 15% of the equity in PAL to the Government of Malawi (GoM) under the terms of the Development Agreement signed between PAL and the Government in February 2007, which established the fiscal regime and development framework for KM. PAL operates KM under the provisions of Environmental Certificate 27.3.1, granted in March 2007, following approval of the Kayelekera Project Environmental Impact Assessment (EIA) and Mining Licence ML152, granted in April 2007. ML152 covers an area of some 55km² surrounding the Kayelekera deposit and was granted for a period of 15 years, renewable for further 10-year periods.  The EIA contained a Social Impact Assessment and Management Plan, which was implemented during the construction and operational phases of KM, with certain components continuing during C&M.  Under the terms of the Development Agreement, PAL has undertaken various corporate social responsibility (CSR) obligations in relation to operation of a Social Responsibility Plan, Local Business Development and Community Consultation.

Construction took place in 2007-9 and KM operated for five years from 2009-2014, producing a total of 10.7Mlb U3O8 in that period.  As a consequence of sustained losses due to low prevailing uranium prices in the wake of the 2011 Fukushima incident, production at KM was suspended in May 2014. The operation was placed on C&M until such time as economic conditions improve sufficiently to enable KM to resume production with sustained profitability.  More than 50% of the project’s total reserves and resources remain for future development. This is sufficient to provide for 2.5Mlb pa of production, with the potential to produce strong cash flows for at least another six years.  Additional regional exploration has the potential to extend that further.

C&M Operations

KM completed its second full year on C&M, with no production since May 2014 and no sales revenue since December 2014.  The key focus at KM remains: ensuring the safety of C&M personnel and the security of the project assets; maintaining idled plant and equipment in a fit state of readiness to facilitate a rapid restart of operations when a decision is made to do so; maintaining legal and social obligations encompassing community relations, environmental and radiological monitoring; and treating and discharging surplus water stocks at KM to reduce KM’s water balance prior to the onset of the next rainfall season.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

During production, rainfall run-off water captured in the operational area was stored on site and was recycled for use in processing of uranium ore. Since the operation went on C&M, this has no longer been occurring, necessitating the controlled release of treated water in order to reduce KM’s water balance prior to the onset of the next rainfall season. PAL modified a section of the KM processing plant to treat water to remove contaminants prior to release to meet internationally recognised standards.

PAL’s license to treat and release water was renewed by the GoM in October 2014 for the 2015 wet season, with the government maintaining the prior strict conditions regulating critical water quality parameters, including the World Health Organization (WHO) drinking water guideline for uranium content. Controlled treated water release recommenced in January 2016 and continued without incident. In late June, discharge was again suspended due to the very low receiving water level in the local river system.  Comprehensive monitoring of samples has been undertaken at the end of the discharge outlet and upstream and downstream from KM. At 30 June 2016 water inventories had reduced in the two major storage ponds and the dams are on track to reach their pre-wet season targets and are well below the levels for the same period last year.

A feasibility study for recommencement of production at KM was completed during the year, results showed that KM remains a valuable strategic asset that can be quickly returned to production when justified by a higher uranium price environment.  This study will be reviewed and updated in the coming year.

Mineral Resources and Ore Reserves Estimation

Mineral Resources and Ore Reserves are unchanged from those reported in 2014.  As part of the Kayelekera re-start study it is expected that an updated Mineral Resource will be completed which will incorporate previous drilling undertaken to the west of the current pit.  This extensional drilling only intersected mineralisation at depth and, given the current and projected uranium prices, this is not expected to contribute to additional Ore Reserves.

Mineral Resources and Ore Reserves conforming to both the JORC(2004) code and NI 43-101 are detailed below.

Mineral Resource at 300ppm U3O8 Cut-off

	Mt	Grade ppm U3O8	t U3O8	Mlb U3O8
Measured	0.74	1,011	753	1.66
Indicated	12.71	700	8,901	19.62
Total Measured & Indicated	13.45	717	9,654	21.28

Stockpiles	1.59	756	1,199	2.64
Inferred	5.4	623	3,334	7.4
(Figures may not add due to rounding and are quoted inclusive of any Ore Reserves and are depleted for mining to end of June 2014 when mining ceased).

The Mineral Resource estimate is based on Multi Indicator Kriging techniques with a specific adjustment based on parameters derived from the mining process.

Ore Reserves

Economic analysis on this Mineral Resource has indicated a break-even cut-off grade of 400ppm U3O8.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Ore Reserve at 400ppm U3O8 Cut-off

	Mt	Grade ppm U3O8	t U3O8	Mlb U3O8
Proved	0.39	1,168	457	1.00
Probable	5.34	882	4,709	10.38
Stockpiles	1.59	756	1,199	2.64
Total	7.32	870	6,365	14.03
(Figures may not add due to rounding and are depleted for mining to end of June 2014).

The underlying Ore Reserve is unchanged from that announced in 2008 and has only been depleted for mining until 30 June 2014 (when mining ceased).

Exploration

The exploration group continues to work in areas close to the mine in order to identify any additional targets within easy access of the processing plant.  Whilst mineralised areas have been identified these are not currently considered attractive enough to warrant drilling.  This activity is expected to continue until all the Karoo sandstone outcrop areas within the vicinity have been covered.

The Malawian Government is currently implementing a new Cadastral system and is in the process of introducing a new mining act.  The company was expecting that, while this was in progress a moratorium on the grant of new licences would be in place however the company was notified of the grant of two of its applications – EPL417 Rukuru and EPL418 Uliwa.  Whilst some work is expected to be performed on both licences, due to current market conditions the company has applied for a waiver from the expenditure commitments on both. The other 3 licences are still in application.

CANADA

MICHELIN PROJECT

Paladin Energy Ltd, through its wholly-owned subsidiary Aurora Energy Ltd (Aurora), holds rights to 91,500 hectares within the Central Mineral Belt of Labrador (CMB), Canada, approximately 140km north of Happy Valley-Goose Bay and 40km southwest of the community of Postville.

Paladin completed the acquisition of Aurora in February 2011 and, in March 2012, the Nunatsiavut Government, a regional, aboriginal government formed in 2005, lifted the three year moratorium on the mining, development and production of uranium on Labrador Inuit Land.  Five of Paladin’s six deposits in this project area fall within these lands.  Paladin started exploration in the summer of 2012.

Aurora claims cover a significant area of prospective ground over the CMB.  The CMB contains publically reported 83.9Mlb U3O8 Measured and Indicated Mineral Resources as well as an additional 86.6Mlb U3O8 Inferred Mineral Resource in 12 deposits, half of which are covered by the Aurora tenements.  The largest of these deposits is Michelin, the flagship of Aurora’s CMB project and one of the world’s top five albitite-hosted resources.

On 26 June 2014, Paladin announced a revised Mineral Resource estimate for the Michelin Deposit, conforming to both the JORC(2012) Code and Canadian National Instrument 43-101.  The updated Mineral Resource Estimate for the deposit has provided added confidence in the character of the mineralisation with the significant increase in Measured and Indicated category material.  Importantly, in addition, the near surface open pittable portion of the deposit now contains a substantial increase in both uranium grade and contained metal.

Over the last financial year Aurora carried out an extensive soil survey during the northern summer field season in order to better define the mineralised trends within the Michelin – Rainbow (MRT) area.  The results from the soil survey will be combined with a comprehensive geophysical data compilation and analysis exercise conducted by Condor Consulting.  It is expected that the results from this data integration will allow for the definition of additional targets in the region and will aid in the identification

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

of ‘blind’ mineralisation.  Additional infill geochemical surveys are planned for the northern summer season commencing September 2016 to identify drill targets in this zone.

Additional Potential

The Michelin Deposit is still open along strike and at depth.  Drilling programmes have already been designed to both infill and extend the existing Mineral Resource and these will be executed when conditions allow.  In addition, there are also a number of promising targets within the MRT and wider CMB, which are currently being explored and are expected to contribute to the economic viability of the project.  Mineral Resources for deposits within the Michelin project are detailed below.

Deposit	Measured Mineral Resource			Indicated Mineral Resource			Inferred Mineral Resource
Cut-off 0.05% & 0.02% U3O8	Mt	Grade %	t U3O8	Mt	Grade %	t U3O8	Mt	Grade %	t U3O8
Michelin	15.6	0.10	15,458	21.9	0.10	22,702	8.8	0.12	10,378
Jacques Lake	0.9	0.09	747	6.0	0.07	4,327	8.1	0.05	4,103
Rainbow	0.2	0.09	193	0.8	0.09	655	0.9	0.08	739
India				1.2	0.07	826	3.3	0.07	2,171
Nash				0.7	0.08	564	0.5	0.07	367
Gear				0.4	0.08	270	0.3	0.09	279
Total	16.6	0.10	16,398 (36.2Mlb)	31.0	0.09	29,343 (64.7Mlb)	21.9	0.08	18,037 (39.8Mlb)
(Figures may not add due to rounding).

The Mineral Resources for the deposits are reported at cut-off grades that contemplated underground (0.05% U3O8 cut-off) and open pit (0.02% U3O8 cut-off) mining, based on preliminary economic assumptions carried out by Aurora.

Kaipokok Bay
Gear
Postville
Inda
Nash
CANADA
Jacques Lake
Michelin
Rainbow
Aurora Tenements
N
0
10km
Scale: 1:200,000

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Exemption from Non-Resident Ownership Restriction

On 22 June 2015 Paladin received notification from the Canadian Government that its submission to be the majority owner of a uranium mine at the Michelin Project has been approved.  Under the current Non-Resident Ownership Policy (NROP), non-resident mining companies can own 100% of an exploration project but, by the stage of first production, there must be a minimum level of Canadian resident ownership in individual uranium mining projects of 51%.

This posed an obvious limitation to the Michelin Project.  Given the Company’s global mining experience and reputation, it has always considered itself as an owner/operator of its uranium projects.  The granting of an exemption from NROP allowing Paladin to proceed eventually to production at the Michelin Project will permit Paladin to introduce a suitable minority joint venture partner at the appropriate time should this be desired.

QUEENSLAND

In early 2015, the Queensland Government reinstated the previous ban on uranium mining.  This decision has caused Paladin to slow the development of its uranium holdings in the Mount Isa region of northwest Queensland.

Paladin has an 82.08% majority shareholding in Summit Resources Limited (Summit) acquired in 2007.  Summit’s wholly-owned subsidiary, Summit Resources (Aust) Pty Ltd (SRA), operates the Isa Uranium Joint Venture (IUJV) and the Mount Isa North Project (MINP).  Additionally, the company wholly owns the Valhalla North Project (VNP) immediately to the north of the MINP area.

The three projects include 10 deposits containing 106.2Mlb U3O8 Measured and Indicated Mineral Resources as well as 42.2Mlb U3O8 Inferred Mineral Resources.  The bulk of the mineralisation is concentrated in the Valhalla deposit.  Of this, 95.8Mlb U3O8 Measured and Indicated Mineral Resources as well as 37.4Mlb U3O8 Inferred Mineral Resources are attributable to Paladin.  51.4% of the Mineral Resources are located at Valhalla; the rest is distributed over the Bikini, Skal, Odin, Andersons, Mirrioola, Watta, Warwai, Duke Batman and Honeypot deposits.  The table below lists JORC(2004) and NI 43-101 compliant Mineral Resources by deposit, on a 100% project basis.

Deposit		Measured & Indicated Mineral Resources			Inferred Mineral Resources			Paladin Attribution
	Cut-off ppm U3O8	Mt	Grade ppm	t U3O8	Mt	Grade ppm	t U3O8
Valhalla*	230	34.7	830	28,778	9.1	643	5,824	91.0%
Skal*	250	14.3	640	9,177	1.4	519	708	91.0%
Odin*	250	8.2	555	4,534	5.8	590	3,430	91.0%
Bikini*	250	5.8	497	2,868	6.7	493	3,324	82.0%
Andersons*	250	1.4	1,449	2,079	0.1	1,639	204	82.0%
Watta	250				5.6	404	2,260	82.0%
Warwai	250				0.4	365	134	82.0%
Mirrioola	250				2.0	555	1,132	82.0%
Duke Batman*	250	0.5	1,370	728	0.3	1,100	325	100%
Honey Pot	250				2.6	700	1,799	100%
Total		64.9	742	48,164	34.0	563	19,140
Total Resource Attributable to Paladin		58.5	743	43,470 (95.8Mlb)	29.9	568	16,983 (37.4Mlb)
(Figures may not add due to rounding).

* Deposits estimated using Multiple Indicator Kriging within a wireframe envelope.  All other Mineral Resources are estimated using Ordinary Kriging with an appropriate top cut.  Data for all deposits is a combination of geochemical assay and downhole radiometric logging.

Metallurgical test work on all the deposits completed during the year has, to a large extent, validated the previous assumptions. The mineralisation from all of the deposits can be radiometrically sorted to a greater or lesser extent with no appreciable increase in deleterious gangue materials. Other forms of mineral sorting may be trialled in the future to improve the sorting efficiency of some of the deposits.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Follow on alkaline leach test work also indicates that the material from all of the deposits can be leached using this methodology, though with variable levels of uranium recovery broadly in line with the work previously undertaken. Work in the future will be focussed on optimising the potential flow sheet, improving recoveries in both the sorting and leach steps and analysing reagent consumption in order to better define the economics of all of the projects.

The exploration is managed through separate projects, the locations are shown in the following map and details are as follows:

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

ISA URANIUM JOINT VENTURE (IUJV)
Summit Resources (Aust) Pty Ltd (SRA) 50% and Manager
Mount Isa Uranium Pty Ltd (MIU) 50%

The IUJV covers ground containing the Valhalla, Odin and Skal uranium deposits 40km north of Mount Isa. Mineral Resource estimates are included in the table on the previous page.

Participants in the joint operation are SRA and Mount Isa Uranium Pty Ltd (MIU), each holding a 50% interest, with SRA as manager. MIU is a wholly-owned subsidiary of Valhalla Uranium Pty Ltd (VUL), a formerly public company and now a wholly-owned subsidiary of Paladin. Paladin’s effective participating interest in the IUJV is 91.04% through its ownership of 82.08% of the issued capital of Summit.

Ground subject to the IUJV covers 17.24km2 at Valhalla and 10km2 at Skal.  These two areas lie within a larger holding of contiguous tenements of 934km2 held 100% and managed by SRA and Paladin as outlined in the map above. Valhalla is now covered by MDL510 and Skal by MDL517 which also includes the Bikini and Mirrioola Deposits.

MOUNT ISA NORTH PROJECT (MINP)

The MINP is located 10 to 70km north and east of Mount Isa and contains numerous uranium prospects.  The area is 100% held and managed by SRA utilising Paladin staff and expertise. Exploration continues on MINP where Summit holds 934km2 of granted tenements that are prospective for uranium, copper and base metals.  In early 2015 the Queensland Government extended the licences for a further three years to 2018.  The tenements are centred on the city of Mount Isa.  The project includes the Bikini, Mirrioola, Watta, Warwai and Andersons uranium deposits which are covered by MDL’s 509, 511 and513 respectively, as well as numerous other uranium prospects. Mineral Resource estimates are shown in the table on page 17.

VALHALLA NORTH PROJECT (VNP)

The VNP is located on EPM 12572 totalling 70km2, situated approximately 80km north of the Valhalla deposit.  The geological setting is similar to the Summit/Paladin projects to the south where albitised basalts with interbedded metasediments are mineralised along east-west and north-south structures in Eastern Creek Volcanics.  The project includes the Duke Batman and Honey Pot deposits (covered by MDL’s 507 and 508 respectively) and Mineral Resource estimates for these deposits are listed in the table on page 17.

QUEENSLAND URANIUM POLITICS

The expectation in Queensland is that a conservative government will strongly support uranium mining while a Labor government (under current policy) will not permit it.  After the Labor government was elected in March 2015 it indicated that it would continue to allow exploration for uranium but would not permit mining, this situation is expected to remain until such time as there is a change in government.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

WESTERN AUSTRALIA

MANYINGEE URANIUM PROJECT (Manyingee)

Manyingee is located in the north-west of Western Australia, 1,100km north of Perth and 85km inland from the coastal township of Onslow.  The property is comprised of three mining leases covering 1,307 hectares.  Paladin purchased Manyingee in 1998 from Afmeco Mining and Exploration Pty Ltd (AFMEX), a subsidiary of Cogema from France.

Between 1973 and 1984, approximately 400 holes were drilled by the previous owners to establish the extent and continuity of the sediment-hosted uranium mineralisation contained in permeable sandstone in paleochannels.  Field trials by AFMEX demonstrated that the Manyingee sandstone-hosted uranium deposit is amenable to extraction by in-situ recovery (ISR).

In 2012, Paladin drilled 96 holes for 9,026m of Rotary Mud and 242m of PQ core.  The drilling resulted in a new geological model and, on 14 January 2014, Paladin announced an updated Mineral Resource for the Manyingee Project.  The Mineral Resource estimate conforms to both the JORC(2012) Code and NI 43-101.

Mineral Resource Estimate (250ppm U3O8 and 0.2m cut-off)

Mineral Resource Category	Tonnes M	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Indicated Inferred	8.37 5.41	850 850	7,127 4,613	15.71 10.17
Figures may not add due to rounding.

The geology of the deposit is well understood, having been subject to extensive exploration over a number of years with the stratigraphic sequence being defined by the comprehensive dataset of downhole electric logs.  A total of 35 water bores, in place since 2012, are used for ongoing monitoring of physical and chemical properties of the aquifer containing the uranium mineralisation.  Paladin believes that the Mineral Resources on the mining leases can be increased and that commencement of production at the project can be achieved within a 4-5 year time frame.

Following the receipt of the regional and local scale hydrological study from consultants CDM Smith the company is progressing its application for a small scale field leach trial (FLT).  It is expected that the formal application will be submitted to the Department of Mines and Petroleum late in the second half of CY2016.

On the 21st July 2016 the company announced that it had signed a binding terms sheet with MGT Resources Limited (MGT) for it to acquire up to 75% of the Manyingee project in a two stage process. The first stage, upon closing of the transaction, is that MGT will acquire 30% of the Manyingee project for a US$10M cash payment and will form a joint venture over the project with the company (Manyingee JV). MGT will have the option of acquiring an additional 45% of the Manyingee JV from the company for US$20 in cash, exercisable for a period of 12 months following the Manyingee JV’s preparation of a plan to conduct an FLT. Also under the terms of the agreement, various share options are also available to both parties.

CARLEY BORE

The company completed the purchase of the Carley Bore project from Energia Minerals Limited (EMX) early in FY2016.  Consisting of three contiguous exploration licences, this new project area is located 100km south of Paladin’s Manyingee Uranium Project (Manyingee) as shown in the location map.  The Carley Bore deposit, as estimated by EMX, contains an Indicated Mineral Resource of 5.0Mlb U3O8 grading 420ppm and an Inferred Mineral Resource of 10.6Mlb U3O8 grading 280ppm (JORC (2012)) at a cut-off grade of 150ppm U3O8.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Manyingee
Manyingee
Perth
E 08/1644
E 08/1645
E 08/1646
Carley Bore
N
Paladin Tenements
Tenements acquired
North West Coastal Highway
0
30 Km

Carley Bore and Manyingee Tenement Package Location

This acquisition has increased the Company’s JORC (2012) Indicated Mineral Resources within the area by more than 30% to 20.7Mlb U3O8 at a grade of 680ppm, and the Inferred Mineral Resources by more than 100% to 20.9Mlb at a grade of 415ppm.  Carley Bore remains open to the north and south and Paladin believes there is excellent potential within this land package to increase this resource base by at least a further 15Mlb to 25Mlb.

Mineral Resource Estimate (150ppm U3O8 cut-off)

Mineral Resource Category	Tonnes M	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Indicated Inferred	5.4 17.4	420 280	2,268 4,825	5.0 10.6

The large tenement package contains geology similar to that which hosts the Carley Bore and Manyingee deposits as well as numerous identified regional drill anomalies which offer additional targets warranting follow-up investigation.  The established resource inventory and potential upside of the combined tenement portfolio will ensure that a single ISR facility in the region is able to operate with a long processing life.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

The potential to develop a significant mining operation with a long mine life extending well beyond 20 years within a new uranium district is compelling.  In-house studies indicate the acquisition of Carley Bore will be value accretive independent of the significant resource upside Paladin considers exploration may deliver.

Exploration drilling is planned to start in October 2016 and will focus on resource drilling at Carley Bore as well as limited regional exploration to test potential for additional uranium deposits.

OOBAGOOMA URANIUM PROJECT (Oobagooma)

The Oobagooma Project (held 100%) is located in the West Kimberley region of Western Australia, 1,900km north-north-east of Perth and 75km north-east of the regional centre of Derby.  The project now comprises one application for an EPL covering approximately 450km².

In 1998, Paladin acquired a call option in relation to the purchase of Oobagooma.  This arrangement was more recently varied so that Paladin Energy Minerals NL is now the applicant and will, upon the anticipated grant, hold the exploration licence directly.

The Oobagooma project area was explored by AFMEX between 1983 and 1986, during which time extensive zones of uranium mineralisation were discovered. AFMEX identified a historic resource of 21.9Mlb U3O8 at 0.12% U3O8 with a 0.035% cut-off.  Paladin has classified this mineralisation as an exploration target, but, after examining the AFMEX data, Paladin believes that following validation of all existing data, there is good potential to upgrade the exploration target within the area to 40 to 50Mlb U3O8.

Previous tonnages, grades, assays and other technical data for Oobagooma are taken from historical records prior to the implementation of JORC or NI 43-101. While the data are believed to have been acquired, processed and disclosed by persons believed to be technically competent, it is unverifiable at present. A Competent Person as defined under the JORC Code or Qualified Person as defined under NI 43-101 has not done sufficient work to classify the historical estimate as current Mineral Resources. Paladin is not treating any historical estimates as current Mineral Resources as defined in either the JORC Code or NI 43-101 and the historical estimates should not be relied upon.

BIGRLYI JOINT VENTURE (BJV)
Energy Metals Limited 53.29% and Manager
Northern Territory Uranium Pty Ltd 41.71%
Southern Cross Exploration NL 5%

The BJV covers ten granted Exploration Licences in Retention (ELRs), two granted Exploration Licences (ELs), and a number of applications all located in the Ngalia Basin approximately 320km north-west of Alice Springs in the Northern Territory. Participants in the Project are Energy Metals Limited (53.29% and Manager), Northern Territory Uranium Pty Ltd (a wholly- owned subsidiary of Paladin) (41.71%) and Southern Cross Exploration NL (5%).

Energy Metals Limited (EME), as the Manager of the BJV, announced in June 2011 the completion of a Pre-Feasibility Study (PFS) for the Bigrlyi Project showing that, under current market conditions, it is not economically viable.  A substantial increase in the resource base that has been identified to date is required, especially resources amenable to open pit mining to help the economic outcome of this project.  EME is exploring the wider Ngalia Basin for additional resources on its 100% owned licences.

In late June 2011, EME released an updated Mineral Resource estimate, conforming to both the JORC(2004) guidelines and NI 43-101, based on all drilling to date.  The breakdown of Mineral Resource category is detailed below and is reported at a 500ppm U3O8 cut-off grade.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

Bigrlyi

Mineral Resource Classification	Tonnes Mt	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Indicated	4.7	1,366	6,400	14.1
Inferred	2.8	1,144	3,200	7.1

Additionally, in the Ngalia Basin, Paladin holds, as part of the BJV, Mineral Lease North (MLN) and Mineral Claim South (MCS) applications covering the Karins deposit, together with interests in granted ELRs covering the Walbiri (58%) and Malawiri (48%) prospects; both in partnership with EME.  Paladin also holds 100% of the Mt Wedge retention lease applications in the Ngalia Basin.  On 1 July 2015 Energy Metals announced an Inferred (JORC 2012) Mineral Resource for the Karins deposit using a cut-off grade of 200ppm U3O8. On 27 October 2015 Energy Metals announced an Inferred (JORC 2012) Mineral Resources for the Sundberg, Walbiri and Hill One deposits, all using a cut-off grade of 200ppm U3O8.  Previous explorers defined exploration targets on all leases and it is expected that exploration will be carried out on these leases, in the coming years to further expand the resource base of the project.

Karins

Mineral Resource Classification	Tonnes Mt	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Inferred	1.2	556	691	1.5

Sundberg

Mineral Resource Classification	Tonnes Mt	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Inferred	0.3	281	72	0.2

Hill One

Mineral Resource Classification	Tonnes Mt	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Inferred	0.01	208	2	0.04

Walbiri

Mineral Resource Classification	Tonnes Mt	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Inferred	5.1	636	3,226	7.1

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

ANGELA-PAMELA PROJECT

Angela is a sandstone-hosted roll-front type uranium deposit (held 100% by Paladin) with an Inferred Mineral Resource of 30.8Mlb U3O8 at 0.13% U3O8 located in the Amadeus Basin of Australia’s Northern Territory, approximately 25km from Alice Springs.

In November 2006, Cameco Australia Pty Ltd (Cameco) and Paladin, in a 50:50 joint venture, won a tender in competition with numerous other applicants, for an Exploration Licence covering the Angela and Pamela uranium prospects.

The joint venture conducted drilling programmes during 2009 and 2010, including 172 holes totalling 32,810m. Cameco formally withdrew from the joint venture in 2013 after determining that the project did not meet its investment criteria at that time and Paladin then assumed 100% ownership.

The Mineral Resource estimate is based on 794 holes totalling 180,468m and covers the Angela (1 to 5) and Pamela deposits.  The mineralisation plunges shallowly, approximately 9°, to the west and the resource of the larger of the deposits, Angela 1, has been defined up to 4.3km to the west at depths up to 600m and remains open.

The cut-off for the Mineral Resource is a combination of grade greater than or equal to 300ppm U3O8 and thickness greater than 0.5m.  The Mineral Resource estimate conforms to the JORC(2004) Guidelines and complies with NI 43-101.

Mineral Resource Classification	Tonnes Mt	Grade ppm U3O8	Metal t U3O8	Metal Mlb U3O8
Inferred	10.7	1,310	13,980	30.8

Importantly the mineralisation includes a higher grade core at a cut-off of 1500ppm which still contains 20.2Mlb at a grade of 2,500ppm U3O8.  Other than minor environmental clean-up and monitoring no additional work has been performed on the project.

NIGER (West Africa)

PROJECT AGADEZ

Due to the on-going security situation in Niger and the likelihood of difficulty in renewing the company’s licences when they became due the company has now formally returned the 3 licences and 1 application back to the Nigerien government and has withdrawn from the country.

MINERAL RESOURCE AND ORE RESERVE SUMMARY

The following tables detail the Company’s Mineral Resources and Ore Reserves and the changes that have occurred within FY2016.  The only changes to Mineral Resource and Ore Reserve information were due to a combination of Mineral Resource update in incorporate additional drilling, depletion for mining to 30 June 2016 at Langer Heinrich as well as minor reductions due to the establishment of in-pit tailings facilities which have sterilised some mined-out areas within the resource/reserve, the surrender of tenements in Niger and the addition of a number of small deposits in the Joint Venture with Energy Metals.  There were no other material changes to the Company’s Mineral Resources and Ore Reserves.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

		30 June 2015			30 June 2016			Change
Mineral Resources		M tonnes	grade % U3O8	Metal t	M tonnes	grade % U3O8	Metal t	M tonnes	Metal t
Canada
Measured	Jacques Lake	0.86	0.087	747	0.86	0.087	747	-	-
	Michelin	15.57	0.099	15,458	15.57	0.099	15,458	-	-
	Rainbow	0.21	0.092	193	0.21	0.092	193	-	-
Indicated	Gear	0.35	0.077	270	0.35	0.077	270	-	-
	Inda	1.2	0.069	826	1.2	0.069	826	-	-
	Jacques Lake	6.04	0.072	4,327	6.04	0.072	4,327	-	-
	Michelin	21.93	0.104	22,701	21.93	0.104	22,701	-	-
	Nash	0.68	0.083	564	0.68	0.083	564	-	-
	Rainbow	0.76	0.086	655	0.76	0.086	655	-	-
Inferred	Gear	0.3	0.093	279	0.3	0.093	279	-	-
	Inda	3.26	0.067	2,171	3.26	0.067	2,171	-	-
	Jacques Lake	8.1	0.051	4,103	8.1	0.051	4,103	-	-
	Michelin	8.81	0.118	10,378	8.81	0.118	10,378	-	-
	Nash	0.51	0.072	367	0.51	0.072	367	-	-
	Rainbow	0.91	0.082	739	0.91	0.082	739	-	-
Malawi
Measured	Kayelekera	0.74	0.101	753	0.74	0.101	753	-	-
Indicated		12.71	0.070	8,901	12.71	0.070	8,901	-	-
Inferred		5.35	0.062	3,334	5.35	0.062	3,334	-	-
Stockpiles		1.59	0.076	1,199	1.59	0.076	1,199	-	-
Namibia
Measured	Langer Heinrich	19.60	0.056	10,912	64.34	0.052	33,216	+44.74	+22,304
Indicated		62.94	0.054	34,051	21.48	0.046	9,845	-41.46	-24,206
Inferred		16.99	0.058	9,842	8.70	0.047	4,069	-8.29	-5,773
Stockpiles		32.09	0.040	12,867	33.85	0.039	13,237	+1.77	+370
Niger
Inferred	Takardeit	23.21	0.021	4,943	-	-	-	-23.21	-4,943
Australia
Measured	Valhalla	16.02	0.082	13,116	16.02	0.082	13,116	-	-
Indicated	Bigrlyi	4.7	0.136	6,400	4.7	0.136	6,400	-	-
	Andersons	1.4	0.145	2,079	1.4	0.145	2,079	-	-
	Bikini	5.77	0.050	2,868	5.77	0.050	2,868	-	-
	Duke Batman	0.53	0.137	728	0.53	0.137	728	-	-
	Odin	8.2	0.055	4,534	8.2	0.055	4,534	-	-
	Skal	14.3	0.064	9,177	14.3	0.064	9,177	-	-
	Valhalla	18.64	0.084	15,662	18.64	0.084	15,662	-	-
	Manyingee	8.37	0.085	7,127	8.37	0.085	7,127	-	-
Inferred	Angela	10.7	0.131	13,980	10.7	0.131	13,980	-	-
	Bigrlyi	2.8	0.114	3,200	2.8	0.114	3,200	-	-
	Andersons	0.1	0.164	204	0.1	0.164	204	-	-
	Bikini	6.7	0.049	3,324	6.7	0.049	3,324	-	-
	Hill One	-	-	-	0.01	0.021	2	+0.01	+2
	Karins	-	-	-	1.2	0.056	691	+1.20	+691
	Sundberg	-	-	-	0.26	0.028	72	+0.26	+72
	Walbiri	-	-	-	5.1	0.064	3,226	+5.10	+3,226
	Duke Batman	0.29	0.110	325	0.29	0.110	325	-	-
	Honey Pot	2.56	0.070	1,799	2.56	0.070	1,799	-	-
	Mirrioola	2	0.056	1,132	2	0.056	1,132	-	-
	Odin	5.8	0.059	3,430	5.8	0.059	3,430	-	-
	Skal	1.4	0.052	708	1.4	0.052	708	-	-
	Valhalla	9.1	0.064	5,824	9.1	0.064	5,824	-	-
	Watta	5.6	0.040	2,260	5.6	0.040	2,260	-	-
	Warwai	0.4	0.036	134	0.4	0.036	134	-	-
	Manyingee	5.41	0.085	4,613	5.41	0.085	4,613	-	-

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

		30 June 2015			30 June 2016			Change
Ore Reserves		M tonnes	grade % U3O8	Metal t	M tonnes	grade % U3O8	Metal t	M tonnes	Metal t
Malawi	Kayelekera
Proven		0.39	0.117	457	0.39	0.117	457	-	-
Probable		5.34	0.088	4,709	5.34	0.088	4,709	-	-
Stockpiles		1.59	0.076	1,199	1.59	0.076	1,199	-	-
Namibia	Langer Heinrich
Proven		15.80	0.057	8,955	44.90	0.053	23,725	+29.10	+14,770
Probable		52.83	0.055	29,273	13.14	0.049	6,361	-39.69	-22,912
Stockpiles		32.09	0.040	12,867	33.85	0.039	13,236	+1.76	+369
Mineral Resources and Ore Reserves quoted on a 100% basis.

All of the Company’s Mineral Resources and Ore Reserves are internally peer reviewed at the time of estimation and are subject to ongoing review, as and when required.  Should any Mineral Resources or Ore Reserves be utilised within a Bankable or Definitive Feasibility Study, it is expected that an audit by independent experts would be conducted. For both mine sites, ongoing reconciliations between Mineral Resource, Ore Reserve, Mining Production and Mill Feed tonnes and grade are completed on a regular basis and, to date, there have been no material differences identified in any of these processes.

The information above relating to exploration, mineral resources and ore reserves is, except where stated, based on information compiled by David Princep B.Sc P.Geo and Stephanie Raiseborough B.E., both of whom are members of the AusIMM.  Mr Princep and Ms Raiseborough each have sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that he/she is undertaking to qualify as Competent Persons as defined in the 2012 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves”, and Mr Princep and Ms Raiseborough as a Qualified Person as defined in NI 43-101. Mr Princep and Ms Raiseborough are full-time employees of Paladin Energy Ltd and consent to the inclusion of this information in the form and context in which it appears.

URANIUM DATABASE

Paladin owns a substantial uranium database, compiled over 30 years, of investigations by the international uranium mining house Uranerzbergbau in Germany, incorporating all aspects of the uranium mining and exploration industry worldwide and including detailed exploration data for Africa and Australia.

Since acquiring this substantial uranium database, which consists of extensive collections of technical, geological, metallurgical, geophysical and geochemical resources, including resource evaluations, drill hole data, downhole logging data, airborne radiometric survey results, open-file data, and photographic archives, the Company has maintained and expanded this valuable library of data.

The data continues to be utilised by the Company as an asset for project generation to evaluate opportunities and generate new uranium prospects and projects for acquisition and exploration.

DEEP YELLOW LTD (DYL)
Paladin 14.82%

Deep Yellow Limited (DYL) is an ASX-listed, Namibian-focussed advanced stage uranium exploration company.  It also has a listing on the Namibian Stock Exchange.

DYL’s operations in Namibia are conducted by its 100% owned subsidiary Reptile Uranium Namibia (Pty) Ltd (RUN).  RUN holds 100% of two Exclusive Prospecting Licences (EPLs) covering 1,131km2 and another three EPLs under two different joint ventures of which RUN is also the operator. All of these EPLs are situated in the Namib Naukluft Desert Park inland from Walvis Bay and south and west of Paladin’s LHM.

MANAGEMENT DISCUSSION AND ANALYSIS
REVIEW OF OPERATIONS (continued)

The company’s current focus is on defining a more reasonable processing route for material from its Tumas calcrete deposits and to this end has delivered a large bulk sample from the Tumas Zone 1 deposit to Marenica Energy Ltd’s U-pgrade testwork programme early in CY2016. The company has reported encouraging results from the testwork and has successfully demonstrated that upgrading of uranium into a low mass concentrate is feasible.

The company is currently pursuing a mineral resource update for the Tumas Zone 1 and Zone 2 deposits incorporating an updated geological model based on information sourced from the recent infill drilling and bulk sampling exercise.

MANAGEMENT DISCUSSION AND ANALYSIS
HEALTH & SAFETY

HEALTH AND SAFETY

Paladin is “committed to provide and maintain a safe and healthy work environment with the aim of ‘Zero Harm’ from occupational injuries and illnesses in the work place”.  The Company also “considers excellence in radiation management essential to our business success and is fully committed to achieving minimum radiation exposure to its workers, members of the public and the surrounding natural environment and minimising the potential impact by the safe management of radioactive waste at its uranium mining and processing operations” as stated in its Occupational Health and Safety Policy and Radiation Policy respectively.

Paladin’s safety and health performance of its operations is measured through the external internationally recognised National Occupational Safety Association (NOSA) Five Star System ensuring transparency and complementing its own internal audit processes.  During the year, Paladin undertook one external NOSA grading audit at the LHM retaining a 4 Star Platinum grade rating.

In addition, the Company’s annual Lost Time Injury Frequency Rate (LTIFR) was reduced to 1.8 from 2.41 in the previous year. For FY2016, there were five Lost Time Injuries (LTIs) compared to seven2 LTIs for the previous year.

Operational Area	Langer Heinrich Mine			Kayelekera Mine
	Employees	Mine Contractors	Other Contractors	Employees	Mine Contractors	Other Contractors
Hours Worked	756,259	1,176,536	218,903	523,725	0	92,493
Lost Time Injuries	2	2	1	0	0	0
Fatalities	0	0	0	0	0	0
LTIFR	2.6	1.7	4.6	0	0	0
	Langer Heinrich Mine Total LTIFR = 2.3 Duration Rate=35.2			Kayelekera Mine Total LTIFR = 0.0 Duration Rate =0.0

Operational Area	Perth	Exploration		Group
	Corporate Office	Employees	Contractors	Paladin Employees	All Contractors
Hours Worked	53,446	16,685	690	1,350,115	1,488,622
Lost Time Injuries	0	0	0	2	3
Fatalities	0	0	0	0	0
LTIFR	0	0	0	1.5	2.0
	Perth LTIFR = 0.0 Duration Rate=0.0	Exploration LTIFR = 0.0 Duration Rate=0.0		Paladin Group + All Contractors LTIFR = 1.8 Duration Rate =35.2

FY2016 Company Safety Statistics

1 2015 Annual reported quoted LTIFR of 2.1 for FY2015.  This has been updated to reflect a LTI initially reported as a FAI and upgraded to an LTI after the closure of the reporting period.
2 2015 Annual reported quoted 6 LTI’s.  This was updated after the closure of the reporting period to reflect a FAI upgraded to an LTI.  Actual LTI’s for 2015 is 7.

MANAGEMENT DISCUSSION AND ANALYSIS
HEALTH & SAFETY (continued)

Lost Time Injury (LTI):	Work injury that results in an absence from work for at least one full day or shift, any time after the day or shift on which the injury occurred.

Lost Time Injury Frequency Rate (LTIFR):	Number of lost time injuries inclusive of fatalities per million hours worked.

Duration Rate:	Average number of workdays lost per injury

Langer Heinrich Mine

During the year, LHM reported five LTIs, of which two were LHM employees and three were contractors.  The site’s annual LTIFR decreased from 3.0 to 2.3 with the decrease being attributed to a continued focus on safety, health, and radiation (SHR) management and training.

The mine’s 2016 NOSA grading audit, resulted in the operation retaining a 4 Star Platinum (Health, Safety and Environment) grade rating.  The resulting audit score of 84.4% is an increase over the previous years result of 82.6%.

LHM has continued to focus on training, further up-skilling and broadening of the employees and contractors safety and health knowledge base to ensure a safer work environment.  This focus also extended to incident investigation with both management and supervisory personnel receiving training on the Incident Cause Analysis Method.

LHM is actively involved with the Namibian Uranium Association, a leading source of advocacy, training and research on uranium, health and safety related issues.  LHM participates in the Chamber of Mines Safety Committee who together with a group of Mines Safety Managers conduct quarterly peer safety reviews.

The 2015 Annual Radiation Report1 was compiled and delivered to the Namibian Radiation Protection Authority (NRPA) in March 2016.  Radiation doses (excluding natural background) reported include:

•	The mean dose to Designated Workers was 1.3 mSv, compared with 3.1 mSv in 2014;
•	The dose to Non-Designated Workers was 1.2 mSv (compared to 1.6 mSv in 2014); and
•
The dose to a hypothetical group living on the site boundary (Remote Gate) for the entire 2015 year would have been 2.2 mSv (including natural background).  This compares with the mean world member of the public dose as reported by the United Nations Scientific Committee on the Effects of Atomic Radiation (UNSCEAR) of 2.4 mSv.

Kayelekera Mine

KM continues to operate under care and maintenance.  The site did not report any LTIs during the reporting period.  The site’s annual LTIFR decreased from 1.3 to 0.  KM has achieved 726 LTI free days with 1,364,715 man hours worked at 30 June 2016.  This outcome is the result of the continued focus on high risk tasks and an emphasis on risk management of these tasks.  The continued in-house training of employees concentrating on behaviour based safety as well as employees being actively encouraged to report all potential safety issues and incidents has led to a reduction in workplace injuries.

Internal NOSA based health, safety and environment audits were conducted for the period May 2015 to June 2016.  These audits are aimed at identifying and addressing problems in preparation for the next external NOSA audit planned for June 2017.

KM commenced using the “Take 5” risk assessment system during the reporting period.   The Take 5 system is a straightforward tool used to identify and control hazards before employees start a task.  All site personnel receive ongoing training on the use of this system.

1 Calendar Year

MANAGEMENT DISCUSSION AND ANALYSIS
HEALTH & SAFETY (continued)

The 2015 Annual Dose Report was compiled and delivered to all employees and contractors at KM. The mean radiation dose for workers for 2015 was 0.1 mSv as compared to 1.9 mSv in 2014.  This lower mean dose for workers can be attributed to the cessation of production with workers no longer handling any radioactive material in form of uranium ore and final product.  Therefore there are no employees or contractors classified as Radiation Workers in the 2015 results.  These workers are now grouped into one similar exposure group.

The long lived radioactive dust concentrations and radon decay product concentrations are monitored around the site to provide an indication of ambient conditions and also to provide baseline data for when production resumes.

Exploration

Paladin’s exploration activities included soil sampling in Canada and limited ground surveys in Malawi.  No LTIs were recorded for the year with the LTIFR rate remaining at 0.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW

Operational overview

The Group has two uranium mines in Africa1, uranium exploration projects in Australia, Africa and Canada, and a strategy to become a major uranium mining house.  The Company is incorporated under the laws of Western Australia with a primary share market listing on the Australian Securities Exchange (“ASX”) and additional listings on the Toronto Stock Exchange (“TSX”) in Canada; as well as the Munich, Berlin, Stuttgart and Frankfurt Stock Exchanges in Europe; and the Namibian Stock Exchange in Africa.

LHM

LHM commenced production in 2007 with a capacity of 2.7Mlb U3O8 pa.  After operating at this level for a sustained period of time, construction of the Stage 2 expansion to 3.7Mlb U3O8 pa commenced in CY2008.  LHM reached the Stage 2 design capacity in December 2009.  The plant consistently operated at the 3.7Mlb U3O8 pa rate from the beginning of CY2010.  Construction of the Stage 3 expansion to 5.2Mlb U3O8 commenced at the beginning of CY2010 and was completed on 31 March 2012. Commercial production was declared from 1 April 2012.  The plant achieved Stage 3 design performance in FY2013.

In FY2014, the focus turned to process innovation and production optimisation.  The plant achieved record annual production totalling 5.822Mlb2 U3O8 for FY2014, 6% higher than FY2013.  In FY2015 the production optimisation strategy continued and focused on the better utilisation of existing equipment, operator and supervision training and the further integration of process control.  Production was 5.037Mlb U3O8.  Process innovation was focused on the Bicarbonate Recovery Plant (BRP).  The BRP was commissioned in early March 2015 and apart from minor downtime to complete priority construction punch list items, the plant has run continuously since, at or above design throughput.  The process performance of the plant is substantially better than predicted and bicarbonate recovery levels are much higher than forecast.

In FY2016, the plant achieved annual production of 4.763Mlb U3O8. In the September quarter, plant production was affected by a decrease in throughput caused by reduced availability associated with planned annual maintenance and equipment reconfiguration (e.g. scrubber relining and reconfiguration of BRP).  Overall recovery was also lower, caused principally by an atypical ore type which was unexpected, but fed for the whole quarter due to mine scheduling constraints. In the June quarter, U3O8 production was impacted by a decrease in ore milled that was associated with a lack of recycled water from the tailings system and unplanned mechanical plant breakdowns.  Several new recovery bores were drilled and the recycle water system returned to normal operations by the end of July 2016.

An external review of LHM’s processing operations was undertaken by a third-party consultant during the year, resulting in a number of action items.  Such items include a heavy focus on initiatives to increase plant operating uptime, which combined with other innovations already in the implementation or design phase, were rolled out in FY2016 with the remainder scheduled for FY2017.

KM

Construction of KM, with a 3.3Mlb U3O8 design capacity, commenced in 2007 and, after a two-year construction phase, the mine entered its production ramp-up phase in CY2009.  KM continued to ramp-up its production volumes through to July 2010.  Commercial production was declared from        1 July 2010.  KM made its first delivery of uranium to customers in December 2009.  During FY2012, the operation made substantial positive steps toward the design of 3.3Mlb U3O8 pa through a programme of plant upgrades aimed at addressing bottlenecks.  The plant achieved record annual production totalling 2.963Mlb U3O8 for FY2013, 20% higher than FY2012.  The focus at KM turned to production optimisation with the acid recycling (nano-technology) project representing a key element. The acid recovery plant was operational up to the cessation of ore processing and continued to improve beyond its design criteria.

1 Langer Heinrich Mine, Namibia (operating). Kayelekera Mine, Malawi (on care and maintenance).
2 Langer Heinrich Mine production volumes were restated and include an adjustment to in-circuit inventory.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

On 7 February 2014, the Company announced that it was suspending production at KM and placing the mine on care and maintenance due to the low uranium price and non-profitability of the operation. The plant operated until all reagents in the supply chain were consumed to the maximum extent possible and the plant ceased production on 6 May 2014.  After a transition period, during which the site was made safe, the plant cleaned and all remaining product dispatched to customers, the care and maintenance period commenced on 26 May 2014.  During care and maintenance the project will be maintained with an adequate component of staffing to keep the project in good working order and to preserve the critical aspects of Intellectual Property and operational knowhow.

In FY2016 activities focused on the water treatment programme. Water treatment commenced using filtration in mid-January 2016 with potable quality water being discharged to the local mine water supply dam.  The renewal of the Water Discharge Licence was received from the Malawi Government on 20 January 2016 and discharge off site was commenced in early February 2016 when the on-site storages reached threshold capacity. Following the highest February rainfall on record, the lime water treatment plant was brought back on line in late February to maximise the volume of water able to be discharged from the site in conformance with the site’s Water Management Plan and Discharge Licence.  The lime water treatment plant ceased operation on 30 June 2016.  The membrane water treatment plant continues to treat water. At 30 June 2016 water inventories had reduced in the two major storage ponds and the dams are on track to reach their pre-wet season targets and are well below the levels for the same period last year.

NON-IFRS MEASURES

C1 cost of production
C1 cost of production = cost of production excluding product distribution costs, sales royalties and depreciation and amortisation before adjustment for impairment.  C1 cost, which is a non-IFRS measure, is a widely used ‘industry standard’ term.  We use this measure as a meaningful way to compare our performance from period to period.  We believe that, in addition to conventional measures prepared in accordance with IFRS, certain investors use this information to evaluate our performance.  C1 cost information (unaudited) has been extracted from the financial statements. For an analysis of total cost of sales refer to Note 12 to the financial statements.  Refer to page 36 for reconciliation.

Underlying EBITDA
The Company’s Earnings Before Interest, Tax, Depreciation and Amortisation (Underlying EBITDA) represents profit before finance costs, taxation, depreciation and amortisation, impairments, foreign exchange gains/losses, restructure costs and other income.  As the mining industry is a capital-intensive industry, capital expenditures, the level of gearing and finance costs may have a significant   impact on the net profit of companies with similar operating results.  Therefore, the Company believes underlying EBITDA may be helpful in analysing the operating results of a mining company like itself. Although underlying EBITDA is widely used in the mining industry as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under IFRS. Refer to page 35 for reconciliation.

Underlying All-In Cash Expenditure per Pound
Underlying All-In Cash Expenditure = total cash cost of production plus non-production costs, capital expenditure, KM care & maintenance expenses, corporate costs, exploration costs and debt servicing costs and mandatory repayments. Underlying All-In Cash Expenditure, which is a non-IFRS measure, is widely used in the mining industry as a benchmark to reflect operating performance. We use this measure as a meaningful way to compare our performance from period to period as it provides a more comprehensive view of costs than the cash cost approach. Refer to page 36 for reconciliation.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

FINANCIAL RESULTS
		YEAR ENDED 30 JUNE
	Change from 2015 to 2016	2016	2015	2014

Production volume (Mlb)	(5)%	4.763	5.037	8,173
Sales volume (Mlb)	(9)%	4.899	5.367	8.665
Realised sales price (US$/lb)	2%	37.75/lb	37.00/lb	37.95/lb

		US$M	US$M	US$M
Revenue	(7)%	185.4	199.5	329.5
Cost of Sales	20%	(152.5)	(189.7)	(332.9)
Impairment – inventory, stores and consumables	(140)%	(19.2)	(8.0)	(61.7)
Gross profit/(loss)	661%	13.7	1.8	(65.1)

Impairments	28%	(173.9)	(241.4)	(331.7)
Loss after tax attributable to members of the parent	54%	(122.0)	(267.8)	(338.4)
Other comprehensive (loss)/income for the period, net of tax		(11.5)	(101.0)	1.9
Total comprehensive loss attributable to the members of the parent	64%	(133.5)	(368.8)	(336.5)
Loss per share - basic & diluted (US cents)	62%	(7.1)	(18.9)	(32.7)

References below to 2016 and 2015 are to the equivalent year ended 30 June 2016 and 2015 respectively.

Revenue in 2016 decreased by 7%, mainly due to a 9% decrease in sales volume which has been partially offset by a 2% increase in realised sales price.  There were no sales from KM (2015: 0.204Mlb, 2014: 3.475Mlb).  The last of KM finished goods were sold in December 2014.

Gross Profit in 2016 of US$13.7M is higher than the gross profit in 2015 of US$1.8M due to a 20% decrease in cost of sales and a 2% increase in realised sales price, which was partially offset by a 9% decrease in sales volume and a higher impairment of inventory at LHM in 2016 of US$19.2M (2015: US$8.0M).

Impairments of US$173.9M were recognised in 2016 (2015: US$241.4M), comprising of a US$168.9M impairment of LHM ore stockpiles, US$0.3M (2015: US$1.0M) impairment of the aircraft ahead of its sale in January 2016, US$1.5M (2015: US$2.9M) relating to the impairment of the investment in DYL, US$2.4M (2015: US$Nil) relating to an obsolescence write down of stores and consumables at KM and US$0.8M (2015: US$Nil) relating to the impairment of Summit’s office building in Mount Isa.  A change in the life of mine plan, in order to preserve its integrity, has resulted in a change in the timescale for processing the LHM ore stockpiles.  The stockpiles are now forecast to be processed over the next three years, which due to the lower forecast prices (compared to forecast prices in future periods when the stockpiles were originally planned to be processed) has resulted in the net realisable value at 30 June 2016 being estimated as US$Nil.  Additionally in 2015 there was a US$229.1M (US$180.8M after tax) (2016: US$Nil) impairment of the Queensland exploration assets and a US$8.4M (2016: US$Nil) impairment of the Bigrlyi exploration asset.

Loss after Tax Attributable to the Members of the Parent for 2016 of US$122.0M is lower than the loss of US$267.8M in 2015, and is predominantly due to the impairment in 2015 of the Queensland and Bigrlyi exploration assets (2016: US$Nil), an US$11.9M increase in gross profit, a US$8.7M decrease in corporate and marketing costs, a decrease in KM care and maintenance expenses of US$3.3M, a profit on convertible bonds buyback of US$2.2M and a higher income tax benefit of US$83.4M (2015: US$38.1M) which has arisen as a result of deferred tax recognised on foreign exchange differences in Namibia and the impairment of ore stockpiles which have been partially offset by a US$168.9M

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

impairment of LHM ore stockpiles, restructure costs of US$5.3M (2015: US$Nil) and write off of US$2.9M in facility establishment costs relating to the repayment of the entire US$56.4M remaining drawn under the LHM syndicated loan facility (2015: US$0.5M).

Segment Information
The Namibian segment loss increased by US$50.4M, as a result of a 9% decrease in sales volume and a higher inventory impairment expense, which was partially offset by a 2% increase in realised sales price, a 20% decrease in total cost of sales and an income tax benefit of US$84.2M.  The Malawian segment loss decreased by US$13.1M as a result of lower care and maintenance costs.  The exploration activities loss has decreased by US$167.4M predominantly due to the 2015 impairment of exploration assets referred to above and the write off of all capitalised costs (US$1.4M) relating to the surrender of the licence of Spinifex Well.  In the Unallocated portion, the Group reflected the remaining Income Statement activities, which for 2016 comprise mainly marketing, corporate, finance and administration costs.  The loss (costs) in this area has decreased by US$25.6M through the various cost reduction initiatives.

Three Year Trend
Revenue has decreased by 44% since 2014, due to a 44% decrease in sales volume.  Gross profit in 2016 of US$13.7M is a turnaround from a US$65.1M gross loss in 2014 due to there being a lower impairment of inventory in 2016 US$19.2M (2014: US$61.7M impairment of inventory, stores and consumables (KM US$40.7M and LHM US$21.0M).  In addition, the gross loss in 2014 included a gross loss before impairments from KM of US$19.6M.

FOURTH QUARTER FINANCIAL RESULTS
		THREE MONTHS ENDED 30 JUNE
	%	2016	2015	2014
	Change

Production volume (Mlb)	(16)%	1.119	1.336	1.600
Sales volume (Mlb)	2%	1.805	1.766	1.812
Realised sales price (US$/lb)	(16)%	34.91/lb	41.49/lb	38.24/lb

		US$M	US$M	US$M
Revenue	(15)%	63.0	73.9	69.4
Cost of Sales	17%	(55.8)	(67.5)	(70.1)
Impairment – inventory, stores and consumables	(140)%	(19.2)	(8.0)	(36.8)
Gross loss	(650)%	(12.0)	(1.6)	(37.5)

Impairments	28%	(172.9)	(239.7)	(3.8)
Loss after tax attributable to members of the parent	58%	(82.7)	(195.9)	(63.5)
Other comprehensive income/(loss) for the period, net of tax		0.1	3.2	13.1
Total comprehensive loss attributable to the members of the parent	57%	(82.6)	(192.7)	(50.4)
Loss per share - basic & diluted (US cents)	59%	(4.8)	(11.7)	(6.2)

References below to 2016 and 2015 are to the equivalent three months ended 30 June 2016 and 2015 respectively.

Revenue decreased by 15%, due to a 16% decrease in realised sales price, which was partially offset by a 2% increase in sales volume.  There were no sales from KM (2015: Nil, 2014: 0.700Mlb).  The last of KM finished goods were sold in December 2014.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

Gross Loss in 2016 of US$12.0M is higher than the gross loss in 2015 of US$1.6M due to a 16% decrease in realised sales price and higher impairment of inventory in 2016 of US$19.2M (2015: US$8.0M).  The gross loss in 2014 included a gross loss before impairments from KM of US$9.2M.

Impairments of US$172.9M were recognised in 2016 (2015: US$239.7M), comprising of US$168.9M of LHM ore stockpiles discussed earlier, US$0.8M (2015: US$1.2M) relating to the impairment of the investment in DYL, US$2.4M (2015: US$Nil) relating to an obsolescence write down of stores and consumables at KM and US$0.8M (2015: US$Nil) relating to the impairment of Summit’s office building in Mount Isa. Additionally in 2015 there was a US$229.1M (US$180.8M after tax) (2016: US$Nil) impairment of the Queensland exploration assets, US$8.4M (2016: US$Nil) impairment of the Bigrlyi exploration asset and a US$1.0M (2016: US$Nil) impairment of the aircraft.

Loss after Tax Attributable to the Members of the Parent for 2016 of US$82.7M is lower than the loss of US$195.9M in 2015, and is predominantly due to the impairment in 2015 of the Queensland and Bigrlyi exploration assets (2016: US$Nil) which has been partially offset by a US$168.9M impairment of LHM ore stockpiles discussed earlier.

Three Year Trend
Revenue has decreased by 9% since 2014 due to a 9% decrease in realised sales price.  Gross Loss in 2016 is US$25.5M lower than the gross loss in 2014 of US$37.5M.  The gross loss in 2014 included a gross loss from KM of US$9.2M.

UNDERLYING EBITDA
		YEAR ENDED 30 JUNE
		2016	2015
	Note	US$M	US$M
Loss before interest and tax		(179.7)	(281.2)
Depreciation and amortisation	12	23.2	32.3
Impairment loss reversed on sale of inventory	12	(7.9)	(24.9)
Impairment of inventory		19.2	8.0
Foreign exchange gain	12	(9.2)	(4.3)
Restructure costs	12	5.3	-
Impairment of assets	12	5.0	242.8
Impairment of ore stockpiles	12	168.9	-
Gain on disposal of investment	12	-	(0.6)
Gain on disposal of tenements	12	-	(0.6)
Increase in KM rehabilitation provision		-	7.6
Underlying EBITDA		24.8	(20.9)

Underlying EBITDA has improved by US$45.7M for the year ended 30 June 2016.

ANALYSIS OF REALISED SALES PRICE AND SALES & PRODUCTION VOLUMES

	YEAR ENDED 30 JUNE
	% Change	2016 US$	2015 US$
LHM realised uranium sales price KM realised uranium sales price	2% (100)%	US$37.75/lb -	US$37.17/lb US$32.77/lb
Group realised uranium sales price	2%	US$37.75/lb	US$37.00/lb
		Mlb U3O8	Mlb U3O8
LHM sales volume KM sales volume	(5)% (100)%	4.899 -	5.164 0.203
Total sales volume	(9)%	4.899	5.367
LHM production	(5)%	4.763	5.037

The average realised uranium sales price for the year ended 30 June 2016 was US$37.75/lb U3O8 compared to the TradeTech weekly spot price average for the year of US$33.19/lb U3O8.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

RECONCILIATION OF C1 COST OF PRODUCTION TO COST OF GOODS SOLD

	YEAR ENDED 30 JUNE 2016			YEAR ENDED 30 JUNE 2015
	LHM	KM	TOTAL	LHM	KM	TOTAL

Volume Produced (Mlb)	4.763	-	4.763	5.037	-	5.037
Cost of Production/lb (C1)	US$25.88/lb	-	-	US$29.07/lb	-	-

	US$M	US$M	US$M	US$M	US$M	US$M
Cost of Production (C1)	123.2	-	123.2	146.4	-	146.4
Depreciation & amortisation	22.2	-	22.2	24.0	-	24.0
Production distribution costs	3.4	-	3.4	5.7	-	5.7
Royalties	5.7	-	5.7	5.8	-	5.8
Inventory movement	(2.0)	-	(2.0)	1.7	6.8	8.5
Other	-	-	-	(0.7)	-	(0.7)

Cost of goods sold	152.5	-	152.5	182.9	6.8	189.7

The C1 cost of production for the year for LHM decreased by 11% to US$25.88/lb U3O8 (2015: US$29.07/lb U3O8); and total C1 cost of production for the year decreased by 16%, to US$123.2M. Production ceased at KM on 6 May 2014.

ANALYSIS OF UNDERLYING ALL-IN CASH EXPENDITURE
 PER POUND OF URANIUM PRODUCTION
	% Change	YEAR ENDED 30 JUNE
		2016	2015
		US$/lb	US$/lb
LHM – C1 cost of production	11%	25.88	29.07
Less movement in ore stockpiles		(1.50)	1.74
Royalties		1.20	1.16
Product distribution costs		0.72	1.14
LHM – total cash cost of production	21%	26.30	33.11
Commercial & administration – non-production		1.04	1.34
Social development – non-production		0.06	0.08
Capex		0.71	2.02
LHM – total cash cost after capex	23%	28.11	36.55
KM – care & maintenance expenses		2.08	3.17
Corporate costs		1.25	2.32
Exploration costs		0.66	1.06
Debt servicing costs & mandatory repayments		6.65	7.65
Underlying all-in cash expenditure	24%	38.75	50.75

Underlying all-in cash expenditure per pound of uranium production for the year ended 30 June 2016 was US$38.75/lb, a decrease of 24% compared to the year ended 30 June 2015 of US$50.75/lb.

ANALYSIS OF ADMINISTRATION, MARKETING & NON-PRODUCTION COSTS

		YEAR ENDED 30 JUNE
	% Change	2016 US$M	2015 US$M
Total	16%	(16.3)	(19.3)

Costs for the year ended 30 June 2016 decreased by US$3.0M, due to a US$8.7M decrease in corporate and marketing costs which was partially offset by restructure costs of US$5.3M.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

SUMMARY OF QUARTERLY FINANCIAL RESULTS
		2016	2016	2015	2015
		Jun Qtr	Mar Qtr	Dec Qtr	Sep Qtr

Production U3O8	Mlb	1.119	1.302	1.259	1.083
C1 cost of production	US$/lb	26.60	24.13	25.38	27.82
Underlying all-in cash expenditure	US$/lb	38.56	31.60	39.58	46.25

Total revenues	US$M	63.0	20.8	64.6	37.0
Sales volume	Mlb	1.805	0.595	1.699	0.800
Realised uranium sales price	US$/lb	34.91	34.67	37.90	46.12
Impairments	US$M	(172.9)	(0.3)	(0.7)	-
Loss after tax attributable to members	US$M	(82.7)	(15.1)	(7.8)	(16.4)
Basic and diluted loss per share	US cents	(4.8)	(0.9)	(0.5)	(1.0)
Underlying EBITDA	US$M	8.6	(0.8)	10.6	6.4
		2015	2015	2014	2014
		Jun Qtr	Mar Qtr	Dec Qtr	Sep Qtr

Production U3O8*	Mlb	1.336	1.234	1.377	1.090
C1 cost of production*	US$/lb	26.03	29.42	28.58	33.03
Underlying all-in cash expenditure	US$/lb	45.48	46.87	48.91	63.86

Total revenues	US$M	73.9	17.1	70.4	39.3
Sales volume	Mlb	1.766	0.440	1.911	1.250
Realised uranium sales price	US$/lb	41.49	38.03	36.43	31.16
Impairments	US$M	(247.7)	-	(1.7)	-
Loss after tax attributable to members	US$M	(195.9)	(12.6)	(20.5)	(38.8)
Basic and diluted loss per share	US cents	(11.7)	(0.8)	(1.7)	(3.8)
Underlying EBITDA	US$M	7.6	(6.2)	(7.2)	(15.1)

* LHM production volumes and unit C1 cost of production for the quarters ended December 2014 and September 2014 include an adjustment to in-circuit inventory relating to leached uranium within the process circuit.

The unit C1 cost of production for LHM increased 2% over the last year, from US$26.03/lb in the June 2015 quarter to US$26.60/lb in the June 2016 quarter.

The increase in C1 cash cost of production was largely due to issues with performance of water return sumps from LHM tailings storage facility no.3 (TSF3).  This raised C1 cash cost of production due to: (i) the loss of approximately 150,000lb of production and the amortisation of fixed cost elements of production cost over the lower overall volumes; and (ii) an additional US$0.89/lb in C1 cash cost directly attributable to the cost of purchasing extra water externally and increased soda ash consumption due to the reduction in water recovery from TSF3 which is a major source of soda ash to the circuit. The TSF3 return water issue was largely resolved by 31 July 2016 by drilling and preparation of new return water wells. It is not expected to have a material impact on production going forward.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

Total revenue for the quarter ended June 2016 was lower than the comparative quarter, due to lower realised uranium prices, which was partially offset by higher sales volumes.  Total revenue for the quarter ended March 2016 was higher than the comparative quarter, due to higher sales volumes which was partially offset by lower realised uranium prices.  Total revenue for the quarters ended December 2015 and September 2015 were lower than the comparative quarters, due to lower sales volumes which was partially offset by higher realised uranium prices.  Additionally, KM is on care and maintenance with production ceasing on 6 May 2014.

Certain Balance Sheet items are set out below:

SUMMARISED STATEMENT OF FINANCIAL POSITION	YEAR ENDED 30 JUNE
	2016	2015	2014
	US$M	US$M	US$M

Cash and cash equivalents	59.2	183.7	88.8
Inventories	35.9	231.6	238.3
Total assets	791.1	1,100.0	1,565.7
Interest bearing loans and borrowings	429.2	534.5	725.6
Total long-term liabilities	493.4	859.3	1,049.1
Net Assets	48.9	198.3	432.4

Cash and Cash Equivalents have decreased by US$124.5M, mainly as a result of the repurchase of US$62.0M of April 2017 Convertible Bonds for US$56.4M (excluding accrued interest), repayment of US$60.9M under the LHM syndicated loan facility, US$5.2M distribution to CNNC by way of repayment of loans assigned to CNNC, interest paid of US$27.8M and restructure costs of US$5.3M.

Inventories have decreased by US$195.7M, predominantly due to the US$188.1M of impairments discussed earlier and a decrease in the number of pounds of finished goods at 30 June 2016 as LHM produced 4.763Mlb and sold 4.899Mlb during the year.

Interest Bearing Loans and Borrowings have decreased by US$105.3M, primarily as a result of the repurchase of US$62.0M of April 2017 Convertible Bonds for US$56.4M, repayment of US$60.9M under the LHM syndicated loan facility, US$5.2M distribution to CNNC by way of repayment of intercompany loans assigned to CNNC, partially offset by the non-cash accretion of the convertible bonds of US$13.5M.

Segment Assets: Namibian assets have decreased predominantly due to a decrease in inventory and property, plant and equipment which was partially offset by an increase in cash and debtors.  Malawian assets have decreased predominantly as a result of a decrease in cash and a stores and consumables obsolescence write off. The Exploration segment assets have remained stable as a result of a decrease in the US dollar value of exploration assets, due to the weakening of the Canadian dollar currency against the US dollar, which was offset by the acquisition of the Carley Bore Uranium Deposit in Western Australia and capitalised exploration expenditure. In the Unallocated portion, assets decreased primarily due to a decrease in cash and cash equivalents, which included the repurchase of US$62.0M of April 2017 Convertible Bonds for US$56.4M (excluding accrued interest), the US$60.9M repayment of the LHM syndicated loan facility and restructure costs of US$5.3M.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

LIQUIDITY AND CAPITAL RESOURCES

The Group’s principal source of liquidity as at 30 June 2016, was cash of US$59.2M
 (30 June 2015: US$183.7M).  Any cash available to be invested is held with Australian banks with a minimum AA- Standard & Poor’s credit rating over a range of maturities.  Of this, US$51.2M is held in US dollars.

Net Cash Inflow from Operating Activities was US$4.3M in 2016 (2015: outflow US$24.7M), primarily due to receipts from customers of US$186.0M (2015: US$215.4M) which were partially offset by payments to suppliers and employees of US$153.8M (2015: US$210.9M) and net interest paid of US$27.3M (2015: US$28.8M).

Net Cash Outflow from Investing Activities was US$5.3M in 2016 and is due primarily to plant and equipment acquisitions of US$3.8M at LHM, as well as capitalised exploration expenditure of US$4.2M (including US$1.2M for the acquisition of the Carley Bore Uranium Deposit).  This has been partially offset by US$2.5M received for the sale of the aircraft and US$0.2M received from the sale of investments.  The net cash outflow of US$15.6M in 2015 was primarily due to plant and equipment acquisitions of US$11.5M, including, at LHM, the BRP, nano-filtration equipment and spiral heat exchangers, as well as capitalised exploration expenditure of US$4.2M.

Net Cash Outflow from Financing Activities of US$122.5M in 2016 is attributable to the repurchase of US$62M April 2017 Convertible Bonds for US$56.4M (excluding accrued interest), repayment of US$60.9M under the LHM syndicated loan facility and US$5.2M distribution to CNNC by way of repayment of intercompany loans assigned to CNNC.  The net inflow in 2015 of US$137.6M was attributable to the balance of the proceeds received from the sale of a 25% interest in LHM of US$170M, proceeds from the entitlement offer of US$119.7M and the share placement to HOPU of US$52.7M, and from the convertible bond issue of US$150M, which were partially offset by the repurchase of the US$300M November 2015 convertible bond, a US$39.9M repayment of the LHM project finance and syndicated loan facility, US$1.5M in syndicated loan facility establishment costs, US$3.0M in costs attributable to sale of the non-controlling interest in LHM, US$6.2M in equity capital raising costs and US$4.2M in convertible bond raising costs.

GOING CONCERN

As at 30 June 2016, the Group had a net current asset deficit of US$139.9M (30 June 2015: surplus US$231.8M), including cash on hand of US$59.2M (30 June 2015: US$183.7M).  Included within this cash on hand is US$0.6M (30 June 2015: US$31.2M), which is restricted for use in respect of supplier guarantees provided by LHM (30 June 2015: restricted for use in respect of the LHM syndicated loan facility and supplier guarantees provided by LHM).

The LHM syndicated loan facility was repaid in full on 31 March 2016.

Repayment obligations during the next twelve months to 30 June 2017 in respect of interest bearing loans and borrowings are summarised as follows:

•	Interest payments of US$23.2M for the 2012 (due 2017) and 2015 (due 2020) unsecured convertible bonds.
•	US$212M principal repayment of 2012 unsecured convertible bonds maturing on 30 April 2017.

The ability of the Group to pay its debts as and when they fall due and thus to continue as a going concern is dependent upon the achievement of certain strategic and financing initiatives, as outlined below.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

The Directors are satisfied that it is appropriate to prepare the financial statements on a going concern basis, due to:

•	The following strategic initiatives announced on 21 July 2016:
o
A non-binding terms sheet signed with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell a 24% interest in the Langer Heinrich Mine.  The sale is expected to raise US$175M in cash for the Company with the Company working towards a formal close of the transaction in the fourth quarter of the 2016 calendar year.

o
A binding terms sheet signed with MGT Resources Limited (“MGT”) for sale of up to a 75% interest in the Company’s 100% owned Manyingee project. On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash with an option to acquire an additional 45% interest within twelve months for US$20M cash. The transaction is conditional on definitive documentation and a vote of MGT’s shareholders expected to be concluded in the fourth quarter of CY2016.

•	The Company’s history of successful capital raisings and other financing arrangements.

Should the Group not achieve the matters set out above, there is uncertainty whether the Group would continue as a going concern and therefore whether it would realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the financial report.  The financial report does not include adjustments relating to the recoverability or classification of the recorded assets amounts nor to the amounts or classification of liabilities that might be necessary should the Group not be able to continue as a going concern.

The following is a summary of the Group’s outstanding commitments as at 30 June 2016:

Payments due by period	Total US$M	Less than 1 yr US$M	1 to 5yrs US$M	5yrs+ or Unknown US$M
Tenements	20.3	0.9	11.9	7.5
Operating leases	1.5	0.3	1.2	-
Mining, transport and reagents	10.8	10.8	-	-
Manyingee acquisition costs	0.6	-	-	0.6
Total commitments	33.2	12.0	13.1	8.1

In relation to the Manyingee Uranium Project, the acquisition terms provide for a payment of A$0.75M (US$0.56M) by the Group to the vendors when all project development approvals are obtained.

The Group has no other material off balance sheet arrangements.

OUTSTANDING SHARE INFORMATION

As at 24 August 2016, Paladin had 1,712,843,812 fully paid ordinary shares issued.  The following table sets out the fully paid ordinary shares and those issuable under the Group Employee Performance Share Rights Plan and in relation to the Convertible Bonds:

As at 24 August 2016	Number
Ordinary shares	1,712,843,812
Issuable under Employee Performance Share Rights Plan	-
Issuable under Performance Share Rights Plan (SARs)*	-
Issuable under Executive Share Option Plan	3,000,000
Issuable in relation to the US$212M Convertible Bonds	115,846,995
Issuable in relation to the US$150M Convertible Bonds	421,348,315
Total	2,253,039,122

*The number of ordinary shares ultimately issuable upon vesting of the Share Appreciation Rights will vary as the number of ordinary shares to be issued is based upon Paladin’s relative share price growth over the relevant vesting periods.  The number disclosed in the table above is based on the closing share price at 23 August 2016 of A$0.175.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

CRITICAL ACCOUNTING ESTIMATES

The preparation of the Financial Report requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Significant areas requiring the use of management estimates relate to the determination of the following: carrying value or impairment of inventories, financial investments, property, plant and equipment, intangibles, mineral properties and deferred tax assets; carrying value of rehabilitation, mine closure, sales contracts provisions and deferred tax liabilities; and the calculation of share-based payments.

FINANCIAL INSTRUMENTS

At 30 June 2016, the Group has exposure to interest rate risk, which is the risk that the Group’s financial position will be adversely affected by movements in interest rates that will increase the cost of floating rate project finance debt or opportunity losses that may arise on fixed rate convertible bonds in a falling interest rate environment. Interest rate risk on cash and short-term deposits is not considered to be a material risk due to the historically low US dollar interest rates of these financial instruments.

The Group has no significant monetary foreign currency assets or liabilities apart from Namibian Dollar cash, receivables, payables and provisions and Australian dollar cash and, payables and Canadian payables.

The Group currently does not engage in any hedging or derivative transactions to manage uranium price movements, interest rate or foreign currency risks.

The Group’s credit risk is the risk that a contracting entity will not complete its obligation under a financial instrument that will result in a financial loss to the Group.  The carrying amount of financial assets represents the maximum credit exposure.  The Group trades only with recognised, credit worthy third parties.  In addition, receivable balances are monitored on an ongoing basis with the result that the Group’s exposure to bad debts is not material.

The Group’s treasury function is responsible for the Group’s capital management, including management of the long-term debt and cash as part of the capital structure.  This involves the use of corporate forecasting models which enable analysis of the Group’s financial position, including cash flow forecasts, to determine the future capital management requirements.  To ensure sufficient funding for operational expenditure and growth activities, a range of assumptions are modelled so as to provide the flexibility in determining the Group’s optimal future capital structure.

OTHER RISKS AND UNCERTAINTIES

Risk Factors

The Group is subject to other risks that are outlined in the Annual Information Form 51-102F2, which is available on SEDAR at sedar.com

TRANSACTIONS WITH RELATED PARTIES

During the year ended 30 June 2016, no payments were made to Director related entities.  Directors of the Company receive fees as outlined in the Company’s management circular forming part of the Company’s Notice of AGM.  The only related party transactions are with Directors and Key Management Personnel. Refer to Note 27.  Details of material controlled entities are set out in Note 32.

DISCLOSURE CONTROLS

The Group has applied its Disclosure Control Policy to the preparation of the Consolidated Financial Report for year ended 30 June 2016, associated Management Discussion and Analysis and Report to Shareholders.  An evaluation of the Group’s disclosure controls and procedures used has been undertaken and concluded that the disclosure controls and procedures were effective.

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

INTERNAL CONTROLS

The Group has designed appropriate Internal Controls over Financial Reporting (ICFR) and ensured that these were in place for the year ended 30 June 2016.  An evaluation of the design of ICFR has concluded that it is adequate to prevent a material misstatement of the Group’s Consolidated Financial Report as at 30 June 2016.

During the year, the Group continued to have an internal audit function externally contracted to Deloitte Touche Tohmatsu.  Internal audit reports and follow-up reviews were completed during the year and the Group continues to address their recommendations.  The resultant changes to the ICFR have improved and will continue to improve the Group’s framework of internal control in relation to financial reporting.

CHANGES IN ACCOUNTING POLICIES

The Group has adopted all new and amended Australian Accounting Standards and AASB Interpretations effective from 1 July 2015.  The nature and impact of each new standard and amendment is described in Note 3 – Basis of Preparation.

SUBSEQUENT EVENTS

Other than disclosed below, since 30 June 2016, the Directors are not aware of any other matter or circumstance not otherwise dealt with in this report, that has significantly or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent periods with the exception of the following, the financial effects of which have not been provided for in the 30 June 2016 Financial Report:

Strategic Process Achieves Agreements to Raise Over US$200M

On 21 July 2016 and 29 July 2016, the Company announced the outcome of its strategic initiatives process with respect to partnerships, strategic investment, funding and corporate transactions, with the result being two planned transactions to raise in excess of US$200M.  One pertains to a proposed sale of 24% of Langer Heinrich Mine (LHM) and one pertains to a potential sale of up to 75% of Manyingee as set out below.

Sale of 24% of LHM

Paladin currently owns 75% of LHM and has signed a non-binding terms sheet with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell it a 24% interest in LHM.  If it proceeds on its current terms, the sale is expected to raise US$175M cash for the Company and be accompanied by long-term arrangements for uranium off-take.  The proposed transaction is subject to the parties negotiating and executing definitive documentation, including: sale and purchase agreement; shareholders agreement; and documentation for the uranium off-take arrangements. We have been advised by COUH that any definitive agreement would also require the approval of the board of COUH’s ultimate parent company and third-party government and regulatory approvals.  Such approvals would include China regulatory approvals customary for an international transaction of the proposed size. Paladin is working towards a formal close of the transaction in fourth quarter of 2016 calendar year. Other than as set out in this announcement, the other key terms of this proposed transaction remain confidential.

On completion of the transaction, Paladin will continue to hold 51% of LHM and be the operator.

Sale of 75% of Manyingee

Paladin currently owns 100% of Manyingee and has signed a binding terms sheet with MGT Resources Limited (MGT) for it to make a two-stage acquisition of 75% of Manyingee (excluding Carley Bore).

MANAGEMENT DISCUSSION AND ANALYSIS
FINANCIAL REVIEW (continued)

On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash and will form a joint-venture over the project with Paladin (Manyingee JV).  MGT will then have an option to acquire an additional 45% of Manyingee JV from Paladin for US$20M cash, exercisable for 12-months following Manyingee JV’s preparation of a plan to conduct a field leach trial for uranium extraction by in-situ recovery method.

Under the terms of the agreement, MGT will issue Paladin options to subscribe for new shares equivalent to 5% of MGT’s shares outstanding for a period of 12-months from closing of the transaction at A$0.06 per share; and options to subscribe for new shares equivalent to 5% of MGT’s shares outstanding for a period of 24-months from closing of the transaction at A$0.08 per share.

Paladin will issue MGT options to subscribe for new shares equivalent to 2% of Paladin’s shares outstanding for a period of 12-months from closing of the transaction at A$0.35 per share; and options to subscribe for new shares equivalent to 2% of Paladin’s shares outstanding for a period of 24-months from closing of the transaction at A$0.45 per share.

The transaction is conditional on definitive documentation and a vote of MGT’s shareholders. MGT’s directors have irrevocably agreed to vote in favour.

SUSTAINABLE DEVELOPMENT

Paladin is committed to the goal of sustainable development, which is reflected in its corporate values. The Company’s values include promoting the creation of shared wealth, becoming a major uranium supplier, operating at global best practice, safety and environmental stewardship, employee welfare and recognition, and contributing and responding to the attitudes and expectations of local communities in the countries in which Paladin operates.  The Company is cognisant of the extra diligence that is required for those in the uranium industry.  It has therefore established an in-house team with extensive knowledge about uranium and the stringent requirements related to the commodity.  The Company emphasises acting with integrity, honesty and cultural sensitivity in all of its dealings.  In support of this commitment, Paladin applies and adheres to established and internationally recognised principles of sustainable development for all of its global activities.

In implementing its sustainable development programme, Paladin aims to achieve a balance between economic, environmental and social needs in all phases of its projects, and takes into consideration its employees, communities, shareholders and other key stakeholders.  Paladin ensures that its high standards are not compromised despite the difficult economic climate that it is currently operating in.

To deliver on Paladin’s commitment to sustainable development, the Company has a Sustainability Committee whose role is to provide the Board with an overview of Paladin’s performance in the areas of health, safety, radiation, environment, social responsibility and sustainable development, and to offer advice and recommendations where significant sustainability related issues arise.  The Sustainability Committee comprises three members: the Chairman of Paladin’s Board, Paladin’s CEO and a Non-executive independent Director who is also the Chairman of that Committee.

Corporate Sustainability Reporting

Paladin produced its fourth Sustainability Report (FY2015), which can be found on the Company’s website www.paladinenergy.com.au.

Paladin is continuing the data collection process from LHM and KM for input into the FY2016 Sustainability Report.  Data is collected specifically to meet the reporting guidelines of the Global Reporting Initiative (GRI) Framework applying the G4 requirements.  The GRI Sustainability Reporting Guidelines provide principles for and guidance on defining report content.  Paladin’s focus is on those indicators that are considered material to the Company and have therefore conducted materiality assessments to define the reporting parameters.  To allow sufficient time for comprehensive data collection, assessment and reporting for the FY2016 period, the report is expected to be available on the website towards the end of CY2016.

The following discussion provides an overview of Paladin’s environmental management.  More detail on environmental performance, specific management and quantitative data for the reporting period will be provided in the 2016 Sustainability Report.

ENVIRONMENT

Our Commitment

Paladin is committed to ensuring that effective environmental management is planned and undertaken for all aspects of its operations.  The approach to environmental management is guided by Paladin’s Environmental Policy, which promotes a standard of excellence for environmental performance across its operations.  The key points of the Policy include:

•	complying with applicable environmental legislation;
•	ensuring operations have developed an environmental management system;
•	identifying, assessing and managing environmental risks;
•	implementing and assigning accountabilities for standards, guidelines and procedures;
•	striving to achieve continuous improvement in environmental performance;
•	preventing and mitigating pollution;
•	communicating environmental responsibility to employees and contractors;
•	effective consultation with stakeholders on environmental issues;
•	inspections and audits of environmental performance; and
•	reporting on environmental performance.

SUSTAINABLE DEVELOPMENT
(continued)

Paladin has established Corporate Sustainable Development Standards for all of its operational subsidiaries.  Operational compliance with Paladin’s Standards forms part of the Corporate Environmental Audit Programme.

Environmental Management System

Within the Paladin Environmental Management System (EMS) Standard, each operating site is required to develop and implement an EMS that is consistent with the requirements of ISO14001:2004.  The EMS for LHM was re-certified in April 2015 for a period of three years.  The development and implementation of an EMS at KM is continuing for the care and maintenance phase.

An Operational Environmental Management Plan (EMP) for LHM will be submitted at the end of August 2016, when the Annual Environmental Feedback is submitted for the year ended 30 June 2016. The Operational EMP is regularly updated and revised as part of the site’s continual improvement process.  A care and maintenance EMP has been submitted and approved by the Malawian Government and is being adhered to during the care and maintenance phase.

Environment Regulatory Reporting

Both LHUPL and PAL prepare various environmental reports for the Namibian and Malawi Governments, respectively.  Regulatory reporting for LHM is conducted monthly and annually for water aspects, and, annually for general environmental reporting.  Regulatory environmental reporting at KM is conducted on a quarterly basis for data provision and for regulatory compliance, and on an annual basis for general environmental reporting.

Inspection and Audit Programme

The Paladin Environmental Audit Standard requires operating sites to establish and implement environmental inspection and audit programmes to ensure that the environmental performance of the operations is reviewed, audited and reported to the Board.  These audits are undertaken to ensure that there is not only compliance with regulatory and Paladin requirements, but also with the World Bank Equator Principles and other industry standards, particularly those specified for the uranium industry.  During the reporting period, inspections and audits were undertaken at both LHM and KM, with the findings documented and actions developed to rectify and manage identified issues.  Corporate Environmental Audit Reports are provided to the Paladin Energy Board Sustainability Committee.

Energy

Energy requirements at Paladin’s operations are principally in the form of fuel for vehicles and electricity generation.  Electricity at LHM is purchased from the Namibian grid, which can be supplemented, if necessary, with power generated from the on-site power plant.  Power for the care and maintenance activities at KM is generated by a diesel-fuelled power station.  Fuel usage at both sites for vehicles comprises diesel and minor amounts of petrol.  Emulsion is used at LHM as an explosive for blasting.  The volume of the fuels used and the energy purchased during the reporting period is being collated and will be reported in the 2016 Sustainability Report.

Water

Paladin applies a Standard for Water Use and Water Quality at its operations to ensure that there is efficient, safe and sustainable use of water and that water resources and ecosystems around its sites are protected. Both LHM and KM have implemented water management strategies and maintain whole-of-site water balances to ensure that the Company’s objectives around water usage, supply and resource protection are achieved. Reuse and recycling of water is maximised as much as possible at Paladin’s operations.

SUSTAINABLE DEVELOPMENT
(continued)

A specific care and maintenance water management strategy has been developed for KM which focuses on reducing stored water in the water collection ponds to ensure sufficient capacity remains in the ponds to capture rainfall runoff from the mining and processing areas of disturbance.  This water management strategy is reviewed periodically.  Water from the ponds is being treated in an on-site water treatment plant to drinking water standards and a quality suitable for discharge.  Treated water is discharged into the local river under licence conditions.

A comprehensive surface and groundwater monitoring programme is undertaken at LHM and KM.  All water monitoring data are collated in annual water reports that consolidate and summarise the key water aspects across Paladin’s operations.

Water aspects as per the GRI indicator requirements will be presented in the 2016 Sustainability Report.

Land Use, Biodiversity and Rehabilitation

Land use and understanding land values are important components of sustainable development.  Prior to disturbance for project development or expansions, studies are conducted to determine land use and land values including for biodiversity, ecological, social and cultural heritage.  Land clearing approval processes are in place at all Paladin sites with the aim of minimising the area of disturbance, and ensuring areas are surveyed to assess impacts prior to clearing.  Progressive rehabilitation of disturbed areas is undertaken where practicable at all of Paladin’s exploration sites and mining operations.

Paladin’s aim is to conserve biodiversity by obtaining knowledge of the ecosystems within the regions in which the Company operates, and to ensure that impacts on biodiversity are minimised and managed.  Data on land use and biodiversity management aspects is being collated from LHM and KM and will be presented in the 2016 Sustainability Report.

Air Emissions

Paladin has an Air Quality Standard in place with the intent to ensure that air pollutant emissions generated by any of Paladin’s activities are identified, impacts assessed and management measures established and implemented. The common air pollutants generated by Paladin activities which have the potential to impact on human health and/or the environment include; radon, particulate matter (dust), sulphur oxides (SOX); carbon oxides (CO and CO2), and nitrogen oxides (NOx).

Dust generation during exploration activities and at the mine sites is suppressed using water sprays to enable a safe working environment and to minimise impacts on the environment and surrounding communities.  Fugitive dust level monitoring is conducted at both the LHM and KM sites and the results are collated in Annual Environmental Reports and submitted to the respective Governments.

SOX emissions are generated at the operations by the burning of fuel for heating and power generation, and vehicle emissions.  The sulphuric acid plant at KM has been mothballed whilst the site is on care and maintenance.  Ambient ground level concentrations of SO2 are monitored around KM.  Monitoring data are analysed and the results reported in the Annual Environmental Report submitted to the Malawi Government.

The radon inhalation pathway has been identified in many studies as the main contributor to public radiation dose received from a practice such as uranium mining and milling.  This is particularly true for permanent habitation occurring on or in the immediate vicinity of a mine site. At KM radon concentrations in the air are monitored at 10 locations both on and off site and to allow calculation of dose to the public.  Passive radon gas monitors (PRGM) are positioned around the mine site and at Kayelekera Village. Five polycarbonate track etch radon monitors are deployed at each monitoring location for a period of three months, after which the radon monitors are collected and returned to the external radiological laboratory for analyses

The principal direct greenhouse gas emissions from Paladin’s operations are those from fuel burning for power generation, boilers, burners, emulsions for explosives and automotive exhausts.  The key indirect greenhouse gas emissions relate to the energy purchased from the Namibian electricity grid to

SUSTAINABLE DEVELOPMENT
(continued)

power the LHM operations.  Greenhouse gas emissions data are collected from the operating sites and will be calculated as Carbon Dioxide (CO2) equivalent emissions.  Paladin’s current Australian activities are confined to Paladin’s limited exploration activities and the corporate Perth office.

Waste Rock

Overburden is removed to allow access to the uranium ore in the mine pit and placed in dumps.   Waste rock dump location, design and placement are important to the Company in terms of environmental considerations and cost.  The main objectives for the final landform of the dumps are to be stable, blend in with the surrounding landscape and be capable of supporting a self-sustaining ecosystem.

Studies have been conducted at both mine sites to determine the best locations for the waste rock dumps, taking haulage costs and environmental aspects into consideration.  The design of the dumps and the placement of waste rock also considers other factors such as the physical and geochemical properties of the material placed in the dumps.

Tailings

Tailings and tailings storage facility (TSF) management continues to be a high priority at the LHM operational site and also at KM whilst in care and maintenance.  Paladin applies measures to ensure that its TSFs are appropriately designed, operated and managed according to acceptable standards.  Specialist TSF engineers have designed the TSFs at both LHM and KM.  The specialists have also defined the operational practice and management to ensure that the tailings and TSFs are appropriately managed and any potential environmental impacts from the tailings or the facility are minimised. Independent experts conduct peer reviews of the design, construction and operations of the TSFs on an ongoing basis.

Non-Mineral Waste

Non-mineral waste includes typical general wastes, sewage and some water that may be considered hazardous.  The LHM and KM operations both have waste management programmes and procedures in place with the aim of applying the principles of reduce, reuse and recycle wherever possible.  At LHM, domestic solid wastes are separated into recyclable and non-recyclable.  Recyclable domestic waste is collected and taken to off-site recycling depots whilst the non-recyclables are delivered to the municipal landfill sites.  Facilities for the recycling of waste materials in Malawi are very limited, as are suitable off-site waste disposal locations.  Office paper is mixed with rice husks and recycled into energy brickettes for use in cooking. Other waste materials generated at KM require on-site disposal so the wastes are categorised and segregated into their types and directed to appropriate on site waste disposal sites.  Sewerage treatment plants are installed at both mine sites to treat sewage. Treated sewage from the plants is directed to the process water pond at LHM, and at KM to the water pond and TSF.  Waste oils are collected by licensed contractors in both Namibia and Malawi and taken off-site for recycling or disposal.

Environmental Incidents

A standardised Paladin Incident Reporting Procedure is in place to ensure there is consistency across the business in terms of incident classification and reporting.  Statistics and information on incidents occurring during the reporting period will be included in the 2016 Sustainability Report.

Closure

Mine closure planning is a key component of Paladin’s commitment to Sustainable Development.  A Closure Standard is in place for all of Paladin’s developing and operational sites. The intent of the Standard is to ensure that Paladin’s sites are left in a safe and stable manner and that environmental and social impacts are minimised so that tenements can be relinquished without future liability to the Company, government or the community.  During the reporting period, the LHM Draft Mine Closure Plan and Closure Strategy were being revised and updated to reflect current and future mine plans.  A Closure Strategy has been prepared for KM and progress continued on the preparation of a Draft Mine Closure Plan.

SUSTAINABLE DEVELOPMENT
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CORPORATE SOCIAL RESPONSIBILITY

Paladin’s purpose is to create value for its shareholders. In pursuit of this goal, the Company recognises that encompassing economic, environmental and social values are all important components of corporate success.  Paladin stakeholders expect their Company to be a good corporate citizen, with fair and beneficial business practices focused on: operating to the highest ethical standards; contributing to the growth and prosperity of host countries and responding positively to community needs. Paladin’s approach to Corporate Social Responsibility (CSR) – as with its commitment to sustainability – involves:

•	Top-level support of the Board of Directors and CEO;

•	Adherence to principles enunciated in Corporate Policy and Procedures;

•	Programmes aligned with host country Global Goals for Sustainable Development;

•	Personnel dedicated to achieving CSR objectives;

•	Compliance with recognised international codes of conduct;

•	Acknowledgement of voluntary standards; and,

•	Reporting in accordance with the Global Reporting Initiative.

Paladin seeks to achieve these objectives by example, both through its own actions and by its active participation in industry and community-based organisations that foster and promote these values and aspirations.  Below is a summary of the organisations in which the Company participates:

•
Paladin played an instrumental role in establishing the Australia-Africa Mining Industry Group (AAMIG) – an industry body that facilitates the sharing of knowledge and experience to create better outcomes on the ground. It partners with Australian and African governments to promote active engagement and promotes best practice in CSR among Australian mining companies active in Africa.

•
Paladin has committed to the principles contained in Enduring Value – the Australian Minerals Industry Framework for Sustainable Development.  This commitment is aligned with the Ten Sustainable Development Principles of the International Council on Mining and Metals.

•
Paladin supports the Extractive Industries Transparency Initiative (EITI) and has registered as an EITI Supporting Company, endorsing its principles and criteria.  Taxes paid by Paladin to the Malawian and Namibian governments are presented in the Company's Sustainability Report.

•
Paladin supports and respects a number of international guiding documents and seeks to conduct its business in accordance with the spirit and intent of them. These include the UN International Bill of Human Rights, the UN Guiding Principles on Business and Human Rights, The UN Global Compact, the ILO Declaration, the Voluntary Principles on Security and Human Rights, the OECD Guidelines for Multi-National Enterprises and the Equator Principles. These are embodied in Paladin’s governance framework.

•	Paladin’s CSR programmes are developed, managed and assessed in compliance with the Group’s Community Relations Policy.

•
Paladin contributes significantly to those economies in its countries of operation through a variety of government taxes.  These are detailed below for both Malawi and Namibia, where the Group’s mines are located. It should be noted that the Kayelekera Mine in Malawi is currently on care and maintenance.

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Payments to the Government of Malawi for the year ended 30 June 2016

Withholding Tax, USD 116,649
Fringe Benefits Tax, USD 9,514
Payroll Tax, USD 1,015,997

Telecom Namibia, USD 84,569
Rates, Taxes & Licenses, USD 1,568
Payroll Tax, USD 2,924,644
NamPower, USD 5,723,000
Namibia Training Authority, USD 144,545
Royalties, USD 4,982,697
NamPost, USD 413
Erongo Regional Electricity Distributor, USD 221,036
NamWater, USD 5,101,820

SUSTAINABLE DEVELOPMENT
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Payments to the Canadian Government for the year ended 30 June 2016

Health & Post Secondary Education Tax (Gov't of Newfoundland and Labrador), USD 10,167
Employment Insurance (Gov't of Canada), USD 10,399
Canada Pension Plan (Gov't of Canada), USD 18,815

Payments to the Australian Government for the year ended 30 June 2016

Shire of Carnarvon, USD 2,800
BAS, USD 55,848
Shire of Ashburton, USD 45,696
Department of Environment & Heritage Protection, USD 2,478
Queensland Health, USD 3,879
Department of Mines, USD 185,898
Dept of Transport, USD 2,535
Mt Isa City Council, USD 3,397
Payroll Tax Qld, USD 391
Payroll Tax WA, USD 445,448

SUSTAINABLE DEVELOPMENT
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Human Rights

Paladin is committed to respecting human rights and fundamental freedoms.  The Company’s overall approach to human rights issues is reflected in its Human Rights Policy, which can be found on the Paladin website.

The Human Rights Policy provides the overarching framework to assist in achieving Paladin’s commitment to respect human rights throughout its business.  The Board reviews this regularly to ensure that it is current and that the requirements of the Policy reflect Paladin’s commitment to human rights principles.

Training on human rights is conducted across the entire Paladin Group at all levels.  This also extends to key external stakeholders and suppliers with specific training tailored for the security contingents at each site.

Industry Participation

As a leading participant in the global uranium sector, Paladin plays an active and responsible role in public policy development, both corporately in Australia and through Group subsidiary companies in their respective constituencies.

The Company is a member of the Minerals Council of Australia (MCA), which represents Australia’s exploration, mining and minerals processing industry, nationally and internationally, in its contribution to sustainable development and society.

The Australian Uranium Association (AUA) has been integrated into the MCA and is now represented specifically through the Uranium Forum of the MCA.  As such, Paladin is committed to abiding by and implementing the terms of the Uranium Industry Code of Practice. Along with the Code, the Group observes the Charter and Principles of Uranium Stewardship, which provide a guide to doing business ethically, responsibly and safely. Together, the Code, Charter and Stewardship Principles make up a vital standards framework for the uranium industry.

Senior management across the Group at both board and committee level are actively involved in a number of industry and policy making organisations.  These include the MCA, Uranium Council of Australia, Advisory Group for IAEA, AAMIG and the Chamber of Mines and Energy of Namibia.

It is pleasing to note that a report issued in 2015 by the Danish Institute for International Studies titled “Corporate Engagement in Non-Proliferation along the Nuclear Supply Chain and Material Stewardship and Traceability in Uranium Procurement” shows Paladin as an example …”Paladin can be seen as having one of the most robust approaches to this issue among all eight leading mining companies…..; and …” sets the example on Uranium Stewardship”.

LHUPL was a founding member of the Swakopmund-based Namibian Uranium Institute (NUI) in 2009. The NUI provides support and advice for industry members, operates a Uranium Information Centre, and engages with the public and scientific community through hosting training and information events, meetings and workshops.  The Institute’s aim is to improve the quality of healthcare, environment management and radiation safety in Namibia.

LHUPL also supports the Namibian Uranium Association (NUA), an advocacy body that represents the uranium industry exclusively.

Members of the NUA work co-operatively to ensure the Namibian uranium exploration, mining and exporting industry is able to operate, expand and thrive safely and efficiently.  The NUA’s Board of Directors, of which LHUPL’s Managing Director, Simon Solomons, is a member, also governs the NUI, which is an industry training and research centre.  LHUPL is represented on four of its working groups – Water Quality, Sustainable Development, Radiation Safety and Swakop River Farmers.

SUSTAINABLE DEVELOPMENT
(continued)

LHM continues to provide strong support to the Namibian Chamber of Mines, which organised a Namibian Mining Expo in April 2016.  This very successful conference was attended by almost 500 delegates from all over the country and from South Africa and provided an important forum for interaction between industry leaders and stakeholders.

Stakeholder Interaction

Regular meetings are conducted with the stakeholder groups in countries where Paladin has interests.  These interactions include regular and/or informal meetings with:

•	Community groups;

•	Environmental groups;

•	Host nation government ministers and senior civil servants;

•	Indigenous groups;

•	Civil Society Organisations; and

•	Employees and their representative organisations.

International Initiatives

Malaria Treatment for Children

Paladin has continued to provide support to Suda Ltd for Suda’s development of ArTiMist™, a sub-lingual (under the tongue) spray for the treatment of severe and complicated malaria in children.

Suda announced the results from a Phase III trial of ArTiMist™ in 2013, which was a comparative study against intravenous quinine. The report from the trial identified that ArTiMist™ was superior when compared to IV quinine. Approximately 95% of the patients treated with ArTiMist™ had parasite count reduced by more than 90% within 24 hours versus 40.6% of the patients treated with IV quinine. Suda is working with the Medicines for Malaria Venture and other groups to expand the opportunity for ArTiMist™ by evaluating the product as an early interventional treatment before patients are referred to hospital.  Suda and its Clinical Advisory Board are finalising the design of a pivotal clinical trial of ArTiMist™ in the pre-referral setting and Suda aims to secure philanthropic funding from global organisations to support the trial.

The majority of deaths from severe malaria in childhood are caused by the delayed administration of effective anti-malarial treatment.  There is a relentless deterioration in the clinical condition of a young child with malaria who fails to get effective treatment, with death ensuing in a matter of hours or days.

Suda believes that ArTiMist™ has the potential to be an effective pre-referral medication.  It has the potential to significantly reduce child mortality and the adverse effects suffered by children, particularly within the first 24 hours of infection.

MALAWI

Paladin has continued to fulfil its Social Development responsibilities in Malawi under the terms of the Kayelekera Development Agreement and Environmental Impact Assessment Social Impact Control Programme. Following on from its decision to place KM on care and maintenance last year, Paladin has maintained its community relations presence in Karonga, albeit at a reduced level of expenditure consistent with Kayelekera’s non-producing status.  Paladin began the construction of a village clinic at the Kayelekera village, which is due for completion in CY2016.

SUSTAINABLE DEVELOPMENT
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Paladin has continued its ongoing community programmes focused primarily on health and education. Through its corporate CSR programmes and projects undertaken and funded by the Paladin staff charity, Friends and Employees for African Children (FEPAC), the Company social development footprint extends throughout the Karonga District, so ensuring that villages other than those in the immediate vicinity of KM benefit from its programmes.

Garnet Halliday Karonga Water Supply Project

The Garnet Halliday Karonga Water Project was built at a cost of more than US$10M and is the centrepiece of Paladin’s Social Development commitment to Malawi, the objective being to provide a safe and reliable water supply to the Town of Karonga.

The plant is now operating as per design, providing Karonga with a safe and reliable water supply that will meet the town’s projected needs until 2025.  During the year maintenance support continued to be provided.

Community Liaison

Engagement with the community locally is formalised through the District Executive Committee (DEC) stakeholders’ meetings, which are held monthly and are used as a community information forum and to address any stakeholder questions or concerns that arise.

Monthly meetings are held with the Kayelekera village leadership and, on a more informal basis, with the Karonga District Commissioner and her staff together with traditional authorities and their advisors. Attendance at the Village Development Committee assists in communicating about current CSR projects. The Company engages individually with NGOs in the region and is in regular contact with the District Education Manager, the District Health Administrator and the District Ministry of Water and Irrigation.

These forums ensure open communication between local stakeholders and the Company, particularly with the local CSR team on the ground and operating in the community on a daily basis.

Community Education and HIV/AIDS Awareness

There are 36 education-through-storybooks in circulation though no longer being circulated, covering a variety of community-focused subjects, and has been translated into a number of local languages.  They continue to be a very effective communications medium and remain extremely popular, given the general lack of reading material in the district, particularly in local languages.

Community Health Care

Paladin continued its support of local health clinics by providing transport for government medical staff in the region, alleviating the need for local villagers to travel long distances, and facilitating an under-fives clinic.

The construction of the local clinic has begun and should be completed in September CY2016.

Paladin also runs a mosquito control programme in Kayelekera Village, Juma Village and at, in addition to the mine and accommodation areas, as a very effective malaria-control mechanism.

Educational Support

Paladin’s Community Relations team continues to assist in the maintenance of local schools and teacher housing, assistance with teacher wages and provision of a variety of educational supplies.
No longer providing Christmas gifts.

SUSTAINABLE DEVELOPMENT
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An annual donation from a Paladin board member pays for the school fees for 105 girls who would otherwise not be able to finish their education to a secondary level.

In the 1st quarter of 2016 Paladin installed twelve windows including frames, glass and fly wire to two teachers houses at Kalowe primary school. The houses were originally supplied and built by Paladin in 2014 and the windows were only covered by fly wire.

In the 2nd quarter Paladin has installed solar panels for electrical supply at the Kayelekera community secondary school, the panels were supplied by the school with Paladin only supplying the technical support for installation and commissioning.

Paladin has sponsored a boom gate and installation at Kapoka police road block that was requested by the Chitipa police officer in charge, this has all been prepared ready for installation and currently waiting for approval from the Malawi road authority to carry out excavations and installation which will be done by Paladin.

Paladin donated twelve 44 gallon drums to the Karonga TWESA community development organization to be used as rubbish bins, these drums were cleaned and painted with the Paladin logo then delivered to the TWESA community development organisation for distribution.

In the 1st quarter of 2016 Paladin repaired the community foot bridge over the Seri River at Kayelekera village due to the bridge being damaged during a high water flooding event.

NAMIBIA

In line with Paladin Energy’s policies and procedures, LHUPL continues to support the Government of Namibia in its endeavours to develop skilled, talented, ambitious and productive citizens, focussing specifically on its immediate impact areas within the Erongo region.

LHUPL’s core Community Investments (CI) focus areas are Education and Skills; Sports and Culture; as well as Health. The primary target group of all LHUPL’s community investments is the Namibian youth.

During the year under review, LHUPL supported the following programmes:

Education

Mondesa Youth Opportunities (MYO)

This non-profit organisation, established in 2005 as an after-school programme, offers financially underprivileged, yet academically able Grade 4 to 8 learners with after school lessons in Mathematics; English; Life, Music and Computer skills. The Centre supports 120 learners on an annual basis with its whole child approach, which incorporates academic and sport performance as well as physical, emotional and nutritional health (through a feeding programme).

LHUPL has been the main sponsor of MYO for the past six years and with a donation of N$1.2M made during the year under review, completed the second year of a five year commitment with MYO. The funds are utilised for the annual running costs of the Centre. Redundant computer equipment was also donated to the Centre’s computer laboratory.

The National Mathematics Congress

Skilled teachers are one of the most critical success factors for effective education, while a focus on teacher development assures a bigger outreach and impact. LHUPL therefore supports the Annual Mathematics Congress which targets the development of mathematics and teaching skills of teachers across Namibia. The theme of the 11th Annual Congress held in April 2016 was ‘Making Connections: Linking Concepts and Context’ and provided more than 300 teachers from all 14 regions of Namibia with practical, hands-on experience in using visualisation in the classroom; linking playing with learning; linking assessment with teaching; and using scientific calculators amongst others. With a donation of N$250,000, LHUPL maintained its role as the main sponsor of the event since 2009.

SUSTAINABLE DEVELOPMENT
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The Mathematics Enrichment and Support Programme

This Programme was initiated by LHUPL six years ago and supports gifted learners in reaching their full academic potential. Through curriculum-based after school classes provided throughout the year, it benefits senior secondary learners enrolled for higher level or extended level mathematics. Other activities include mathematics spring schools, regional mathematics competitions and teacher mathematics workshops. On average, the programme benefits 200 learners on an annual basis. LHUPL’s contribution was N$220,000 during the past financial year.

Ad-hoc Education Support Donations

LHUPL understands the value of celebrating successes and therefore spent a total of N$70,000 towards supporting various performance recognition initiatives of local primary and secondary schools, the University of Science and Technology, as well as the Regional Teachers Awards hosted by the Regional Directorate of Education, Arts and Culture.

The mine also supported the Annual National Debating Championships to the tune of N$20,000.

Environment

Gobabeb Training and Research Internship Programme (GRTIP)

The Gobabeb Training and Research Centre supports the development of scientific research skills of young environmental professionals through a five-month field-based internship programme facilitated at its Centre located in the Namib Desert. It aims to build capacity for the sustainable management of Namibia’s natural resources.

Students, chosen after an intensive selection process, are expected to design and implement original, independent research projects focused on the management and restoration of degraded ecosystems. Close mentorship and supervision to ensure scientific quality are maintained, while critical thinking, systematic problem solving and improved communication skills are fostered.

LHUPL began its involvement in the GTRIP in 2014 with a pledge of N$1.2M over a 5 year period. To date, the Programme concluded the second round, with nine young Namibians who have successfully completed the Programme.

Community

Blue Waters Sports Club

LHUPL has been in a long-term partnership with a local Sports Club registered in the Namibia Premier League.  The Blue Waters Sports Club, founded in 1936, is the second oldest active sports club in Namibia, still full of history and culture. LHUPL’s support goes towards the promotion of youth sports in codes such as boys’ and girls’ soccer, boys’ and girls’ handball, netball, girls’ and boys’ cricket.  On average, 160 young girls and boys, mostly from schools in low income areas, benefit from the Programme.  The Programme also creates short-term employment opportunities for at least 10 coaches and 20 soccer players contracted to play for the team in the National Premier League.

Young Namibian athletes gain from national and international exposure during competitions.  The Club also has a programme supporting schools’ sports administration and coaching.

In addition, LHUPL supports various short-term sports development and promotion activities. During the past financial year, a total of N$331,500 was invested, N$250,000 thereof towards the Blue Waters Sports Club.

SUSTAINABLE DEVELOPMENT
(continued)

Food Assistance Programme

LHUPL has been supporting two feeding schemes, Promiseland Trust and Eagle Christian Centre, for the past six years.  Combined, the schemes cater for up to 600 disadvantaged children in two surrounding communities on a daily basis. Both have expanded their activities to include pre-school classes, with the Promiseland Trust using the Montessori Education Model.  The latter also has a foster child programme in place.  During the reporting period, LHUPL invested a total of N$333,000 in the two schemes.

While agriculture remains one of the backbones of the Namibian economy in terms of job creation, LHUPL supported vegetable production projects in the Omaheke region to the tune of N$24,000 due to its additional potential for household food security assurance.

Special Projects

Poverty and physical and mental disabilities often go hand in hand. People living with disabilities are often the most marginalised members of society with limited access to basic public services such as education and health.  They are mostly isolated due to discrimination and stigmatisation.  Orphaned and Vulnerable Children (OVC) are also often kept from mainstream society and make up the highest percentage of disadvantaged children in Namibia.

Through funds raised during its Annual Charity Golf events, LHUPL supports various projects focussed on providing care to disabled people and OVCs in an effort to contribute to the improvement of their living conditions. Projects supported during the past financial year included the Walvis Bay Child and Family Centre, which was registered 20 years ago as a non-profit “child-centered” organisation dedicated to children in the community who are differently abled and suffer from diseases and disorders.  The Centre supports 108 people with varying physical and mental challenges through therapeutic and psychological therapy (children and affected families); skills training (gardening, needlework, woodwork, music, visual art); sports participation and external exposure; employment opportunities to 21 previous beneficiaries; daily feeding schemes; reintegration into school; job placements at local organisations and entrepreneurship training for affected mothers. Apart from donations, the Centre sustains it activities with small initiatives towards self-sustainability such as catering services, a vegetable garden, and the sale of self-made artefacts.

LHUPL also supported 120 financially vulnerable children enrolled in local primary and secondary schools through school uniform donations.

Australian Initiatives

In 2011, Paladin made a five-year financial commitment to the Hammond-Nisbet Geoscience Fund administered by the University of Western Australia (UWA). The fund supports the creation of an endowed professorship within UWA’s Centre for Exploration Targeting (CET).  This research-intensive position focusses on mentoring new generations of geoscientists in interpretation of fieldwork and structural geophysics and in applying this understanding to mineral systems and exploration targeting.

CANADA

Aurora continues to maintain an active presence in the Labrador communities.  Donations focus on education and training, aboriginal cultural initiatives, youth and sport.  During the year, Aurora contributed to 15 community events and initiatives.  Community activities have included public meetings to inform residents of Aurora’s activities and to seek their feedback.  Regular contact with Provincial and Nunatsiavut government officials has been maintained and Aurora continues to enjoy good support from the governments and local residents.  Aurora’s contribution to the economic well-being of Labrador continues through extensive use of local contractors for camp support and by hiring up to 20 local staff per field season, a practice that has been widely appreciated by Nunatsiavut officials and residents.

SUSTAINABLE DEVELOPMENT
(continued)

Employee Charitable Foundation, supported by Paladin

Friends and Employees of Paladin for African Children (FEPAC) is a charitable foundation established in 2008 by Paladin employees to fund social projects that are outside the scope of the Company’s CSR programmes.

The charity supports four organisations in Malawi that assist orphaned children with educational needs and vocational training courses.  These include two organisations that support kindergarten aged children where they receive porridge for breakfast, which for many may be their only meal of the day, and age appropriate lessons.

Two vocational brick laying training course began in FY2016 for two groups of 10 teenagers.  To date 158 teenagers have completed these courses and have been given the tools of their trade to enable them to earn money to support their younger siblings.  On completion of the courses, the students also complete a five-day, small business training course to teach them the basic fundamentals for setting up their own small businesses.

FEPAC also supports a school for the visually impaired and a school for deaf children.  Over the years FEPAC has helped fund the construction of classrooms, dormitories and teacher’s houses for these schools as well as assisting with their monthly running costs.

FEPAC is in the process of approving a capital donation to each of the organisations that is expected will meet the cost of an investment in a self-sustaining project. These self-sustaining projects have been designed to generate both ongoing food and income for the organisation that will exceed FEPAC’s current annual funding contribution. The projects have been planned to give the organisations that FEPAC has supported over the years the best chance of continuing their good work in a sustainable way for many years to come.

OUR PEOPLE

The Company has spent the past year focussing on reviewing its workforce throughout all departments and projects with a view of efficiency, rationalisation and consolidation.  This has led to a continued decrease in total employee numbers seen across the Group.
Turnover for the Group is detailed in the following table.

Location		Total at Year-end	Female %	Local Nationals %	Turnover %*
Australia	- Corporate, administration, financial & marketing	12	41.67%	n/a	6.27%**
	- Technical Services	5	25.00%	n/a	5.74%**
	- Exploration	5	20.00%	n/a	4.17%**
Namibia	- LHM	338	17.00%	93.00%	24.04%
Malawi	- KM	176	6.74%	94.90%	44.08%
	- Exploration	2	0%	100%	0%
Canada	- Exploration	4	0%	100%	5.30%**
Total		542	14.05%
* Employee turnover is based on a 12 month rolling average.
** Due to retrenchments during the financial year

Diversity overall, and gender diversity specifically, remains a focus and, despite the overall headcount decreasing over the period, the percentage of female representation within the workforce has remained reasonably steady.  Supporting a diverse workforce remains one of the cornerstones of Paladin’s strategy with a commitment to equitable gender representation amongst its workforce, balanced with availability of appropriate candidates in the region of operation.  Further information on diversity can be found in the Corporate Governance Statement available on Paladin’s website.

SUSTAINABLE DEVELOPMENT
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Australia (Head Office & Mount Isa)

The Perth head office currently has 22 employees, a reduction from 46 at the same time last year.  Females within the head office represent 31.81% of employees and 71.43% of all females employed hold roles within the professional, managerial or senior management categories.

During the period, the 12 month rolling total turnover was 50.25% in comparison to 24.27% at the same time last year.  In light of the continued focus on consolidating the organisational structure 22 roles were made redundant. In instances of natural attrition only those roles that were deemed essential were replaced, resulting in a reduction of a further two roles.

In line with the continued focus on rationalising costs, there were no salary increases and the senior management team accepted a further 10% salary reduction.  All executive managers participated in performance reviews in an effort to reinforce both a culture of continuous improvement and provide an element to measure performance within the leadership team.

The year ahead will see a continued focus on retaining key skills in an environment of cost rationalisation. In addition, a review of succession plans that are currently in place for key roles will be undertaken ensuring a robust strategy to address concerns should they arise.

Exploration

Group-wide the exploration team totals 11 spread across projects based in Australia, Malawi and Canada. Paladin places a large focus on the development of its geoscience capabilities and has the benefit of exposing its professionals to a number of different geological terrains and environments within the global project portfolio. Additionally, a number of senior technical individuals within the Group are consistently invited to present papers at industry conferences, providing yet another opportunity to transfer expert knowledge amongst the Group and aid in the development of junior professionals.

The Perth based exploration team is a small group predominantly comprised of senior technical roles focussed on providing support and guidance across the Group. This small group consistently has minimal turnover and currently has an average tenure of 7.35 years of service within the team.

As a result of the continued focus on reviewing the group’s workforce the Aurora Exploration, based in Canada, had eight roles that were made redundant, with four roles being retained. Those individuals retrenched all received severance packages in recognition of their service with the Company. This has impacted on the turnover figure for Aurora which has historically experienced low turnover.  When the Company is active in exploration, it also employs up to 30 seasonal staff for each field season.  Of these individuals, generally 80% are employed from the surrounding communities of Postville, Makkovik and Rigolet with the majority consistently re-employed for the past field seasons.

Malawi (Kayelekera Mine)

With KM remaining on C&M, the focus has continued to be on adapting the workforce and operations to better suit this change.  The current financial year has seen the operation in a more settled state within C&M, and further reviews of the organisational structure during the year further decreases to both the national and expatriate employee numbers throughout the year.  At year end there were 167 national employees, an additional 9 expatriates.  Turnover has remained steady.

Although cost reduction is a priority, a conscious effort has been made to ensure that the opportunity to develop high performing employees has been retained via ongoing study assistance programmes.  A number of employees are currently undergoing further education relevant to their roles, with KM both paying the fees and providing paid leave for study and examination purposes.  Additionally, mentoring and one-on-one career development remains a focus for the leadership team.

Cross-development opportunities are also made available where possible in order to provide exposure to other operations within the Paladin portfolio for key roles and individuals.

SUSTAINABLE DEVELOPMENT
(continued)

Namibia (Langer Heinrich Mine)

In response to Swakop Uranium’s ongoing and aggressive recruitment campaign for its Husab Mine as well as recruitment drives by other large companies, LHM has struggled with the retention of skilled roles resulting in a 12 month rolling total turnover of 24.04%.  Hardest hit has been the Processing and Engineering department.

LHM facilitates an in-house Processing training programme.  An internal competency-based training programme has been implemented to allow recruitment of individuals with less experience.  This strategy allows for a sustainable solution to the shortage of skilled labour currently being experienced.  The Namibian government has introduced a Vocational Educational & Training Levy which is set at 1% of a company’s total annual payroll. In the past 12 months LHM has invested N$2.5M into the training and development of its employees, representing 1.4% of total annual payroll.

As in previous years LHM places a focus on attracting graduates and trainees allowing development of a pipeline of future skilled individuals and potential leaders.  To enable this, LHM offers a number of bursary opportunities within the year, both internal and external, allowing for formal training and education opportunities to be coupled with internal development and mentoring.  There are currently 30 graduates and artisan interns within the disciplines of Engineering, Metallurgy, Supply Chain, Finance, Geology, Mining and Radiation Management, and LHM places a large focus on transitioning those graduates into permanent roles within the organisation which has been consistently successful.  LHM’s long standing relationship with the Namibian Institute of Mining Technology (NIMT) creates an opportunity to provide the hands-on training components of the skilled trades and, in turn, LHM has access to a number of skilled artisans upon completion of their studies.  LHM has also embarked on an internship programme for newly qualified artisans, providing 1 year technical internships in the various trades. With the current shortage of local artisans, the relationship with NIMT as well as the internship programme, will play a significant and ongoing role in the ability to attract skilled individuals.

During mid-July of 2016 the Mineworkers Union of Namibia (MUN) and LHM made a tremendous leap forward in terms of industrial relations, when the Recognition and Procedural Agreement (outstanding for approximately three years) was finally signed off by the parties. In a last desperate attempt to either agree or have no agreement in place, parties really engaged each other in good faith and finally agreed on terms which benefit both parties. This agreement will now regulate the relationship between the MUN and LHM and provide structure and procedures to the parties. This agreement further regulates the rights and duties of each party.  There are still four outstanding labour disputes between the MUN and LHM, which should most likely be resolved before the end of CY2016.  The first retrenchment procedure was followed at LHM this year, and at the end only one employee remained affected. Three alternative work offers are still pending. Should the offers not be accepted, the matter will be referred for conciliation, which aims to assist parties to come to a resolution.

LHM continues to benchmark remuneration levels within the Mining Industry, with a remuneration review of all roles measured against peers within the Namibian mining industry undertaken annually, allowing LHM to ensure that competitive remuneration packages are offered.  The Key Employee Retention Scheme remains active to assist in retention of key individuals and top performers.  Furthermore, the Company has introduced a formal performance evaluation system which was implemented in January 2016.

SUSTAINABLE DEVELOPMENT
(continued)

LHM is compliant with all requirements of the Affirmative Action Act and has a consultative forum which is an integral part of its affirmative action strategy.  Furthermore, it is committed to, and fully supports, the policy of equal opportunity employment and non-discrimination through its measurable Affirmative Action Plan. The LHM Affirmative Action Report reflects the following demographics based on the calendar year reporting cycle:

	CY2014	CY2015&16
% Female Employees	18.7%	18.4%
% Historically Racially Disadvantaged Employees*	89.3%	84.8%
% Non-Namibians	1.7%	9.0%
Total Employees	363	446**
* As defined in the Affirmative Action (Employment) Act 1998
** Includes FTC employee numbers

LHM places significant importance on employee health and wellness and collaborates with external health organisations (e.g. The Cancer Association of Namibia and Namibian Blood Transfusion Service), who provide employee wellness screenings and counselling events on site.  Membership to private health insurance is a condition of employment at LHU and the Medical Aid providers counsel employees on healthy lifestyle choices and in identifying the risks associated with unhealthy practices resulting in issues such as high blood pressure, elevated cholesterol, HIV and other themes common to Namibia.

The year ahead will see a continued focus on the internal training and development in response to the current tight labour market, coupled with retention measures to attempt to stabilise the turnover rate.

CORPORATE GOVERNANCE STATEMENT

CORPORATE GOVERNANCE FRAMEWORK

The Board of Directors of Paladin Energy Ltd is responsible for the corporate governance of the Group.

Paladin has adopted systems of control and accountability as the basis for the administration of corporate governance.

This Corporate Governance Statement, dated 30 June 2016 and approved by the Board on 22 August 2016, outlines the key principles and practices of the Company which, taken as a whole, represents the system of governance.

Shareholders are reminded that Paladin operates with a dual-listing in Australia on the ASX and in Canada on the Toronto Stock Exchange (TSX).  In formulating the governance framework, the regulatory requirements in both Australia and Canada have been taken into account.

The ASX Listing Rules require the Company to report on the extent to which it has followed the Corporate Governance Recommendations contained in the ASX Corporate Governance Council’s (ASX CGC) 3rd Edition of its Corporate Governance Principles and Recommendations.  For FY2016, Paladin has complied with all the recommendations and has referenced these throughout this Corporate Governance Statement.  Further, the Company also complies with the Ontario Securities Commission’s corporate governance requirements as set out in National Instrument 58-101.

Paladin’s Corporate Governance Statement can be found in the Corporate Governance section of the Investor Centre on its website at www.paladinenergy.com.au, along with the ASX Appendix 4G, a checklist cross-referencing the ASX Principles and Recommendations to disclosures in this statement, the current Annual Report and the Company website.  The Corporate Governance Statement, together with the 4G, have been lodged with the ASX on 24 August 2016.

The Company reviews and amends its corporate governance policies as appropriate to reflect the growth of the Company, current legislation and good practice.  Copies or summaries of key corporate governance policy documents can be found on the Company’s website (www.paladinenergy.com.au).

DIRECTORS' REPORT

The Directors present their report on the Group consisting of Paladin Energy Ltd (Company) and the entities (Group) it controlled at the end of, or during, the year ended 30 June 2016.

DIRECTORS

The following persons were Directors of Paladin Energy Ltd and were in office for this entire period unless otherwise stated:

Mr Rick Wayne Crabb B. Juris (Hons), LLB, MBA, FAICD
(Non-executive Chairman) Age 59

Mr Crabb holds degrees of Bachelor of Jurisprudence (Honours), Bachelor of Laws and Master of Business Administration from the University of Western Australia. He practised as a solicitor from 1980 to 2004 specialising in mining, corporate and commercial law and advised in relation to numerous project developments in Australia and Africa. Mr Crabb now focuses on his public company directorships and investments.  He has been involved as a director and strategic shareholder in a number of successful public companies. He is also the non-executive chairman of Golden Rim Resources Ltd (since August 2001) and was chairman, non-executive director of Otto Energy Ltd (from November 2004 to November 2015) and Platypus Minerals Ltd (formerly Ashburton Minerals Ltd) (from September 1999 to October 2015). Mr Crabb is a councillor on the Western Australian Division of the Australian Institute of Company Directors.

Mr Crabb was appointed to the Paladin Board on 8 February 1994 and as Chairman on 27 March 2003.

Special Responsibilities
Chairman of the Board
Member of Remuneration Committee from 1 June 2005
Member of Nomination Committee from 1 June 2005
Member of Sustainability Committee from 25 November 2010

Mr John Borshoff B.Sc., F.AusIMM, FAICD (resigned 10 August 2015)
(Managing Director/Chief Executive Officer) Age 71

Mr Borshoff is a geologist who has been involved in the Australian and African exploration and mining industry for over 30 years.  Mr Borshoff worked for International Nickel and Canadian Superior Mining before joining a German mining group, Uranerz from 1976 to 1991. He became Chief Geologist/Exploration Manager during the period 1981-1986 and served as its chief executive from 1987 to mid-1991, when the German parent of Uranerz made the decision to close its Australian operations. The primary focus of the Uranerz Group was the search for and development of uranium with the company operating extensively throughout Australia, North America and Africa.

Mr Borshoff has extensive knowledge of the uranium industry and experience in company management and strategic planning.  He serves on the Board of the Minerals Council of Australia.

Mr Borshoff founded Paladin and was appointed to the Paladin Board on 24 September 1993.

Special Responsibilities
Managing Director/Chief Executive Officer (resigned 10 August 2015)
Member of Nomination Committee from 1 June 2005 (resigned 10 August 2015)
Member of Sustainability Committee from 25 November 2010 (resigned 10 August 2015)

Mr Sean Reveille Llewelyn LL.B, MAICD (resigned 21 August 2015)
(Non-executive Director) Age 68

Mr Llewelyn originally qualified, and practised, as a solicitor in Australia and then re-qualified in England. He has subsequently worked in the finance and merchant banking industries for more than 20 years in Australia, the UK, the United States and South Africa. His considerable finance experience has been in derivatives (a founder, President and CEO of Capital Market Technology Inc.), structured finance and early stage investment relating to the metal markets. He has been involved with the uranium industry for many years and has a comprehensive understanding of the uranium market.

Mr Llewelyn was the instigator and driving a force in the formation of Nufcor International Ltd, a major uranium marketing company, initially jointly owned between Anglo Gold and First Rand International.

DIRECTORS' REPORT
(continued)

Mr Llewelyn was appointed to the Paladin Board on 12 April 2005.

Special Responsibilities
Member of Audit Committee from 12 April 2005 (resigned 21 August 2015)
Chairman of Remuneration Committee from 26 November 2008 (member from 1 June 2005) (resigned 21 August 2015)
Chairman of Nomination Committee from 26 November 2008 (member from 1 June 2005) (resigned 21 August 2015)

Mr Donald Shumka B.A., MBA
(Non-executive Director) Age 74

Mr Shumka is a Vancouver-based Corporate Director with more than 40 years’ experience in financial roles.  From 2004 to 2011, he was President and Managing Director of Walden Management, a consulting firm specialising in natural resources. From 1989 to 2004, he was Managing Director, Investment Banking with CIBC World Markets and Raymond James Ltd. Prior to 1989, Mr Shumka was Vice President, Finance and Chief Financial Officer of West Fraser Timber Co. Ltd., one of Canada’s largest forest products companies. He holds a Bachelor of Arts Degree in Economics from the University of British Columbia and a Master of Business Administration Degree from Harvard University. Mr Shumka is also a director of Alterra Energy Corp. (since March 2008), Odin Mining and Exploration Ltd (since July 2014), RIWI Corporation (since September 2015) and was a director of Eldorado Gold Corp. (from May 2005 to May 2016).

Mr Shumka was appointed to the Paladin Board on 9 July 2007.

Special Responsibilities
Chairman of Audit Committee from 9 July 2007
Member of Remuneration Committee from 10 August 2007
Member of Nomination Committee from 9 July 2007

Mr Peter Mark Donkin BEc, LLB. F Fin, MAICD
 (Non-executive Director) Age 59

Mr Donkin has over 30 years’ experience in finance, including 20 years arranging finance in the mining sector. He was previously the Managing Director of the Mining Finance Division of Société Générale in Australia, having worked for that bank for 21 years in both their Sydney and London offices.  Prior to that, he was with the corporate and international banking division of the Royal Bank of Canada.  His experience has involved arranging transactions for mining companies, both in Australia and internationally, in a wide variety of financial products, including project finance, corporate finance, acquisition finance, export finance and early stage investment capital.  Mr Donkin holds a Bachelor of Economics degree and a Bachelor of Law degree from the University of Sydney.  He is a director of Allegiance Coal Ltd (since 2010) and was previously a director of Sphere Minerals Ltd (from March 2010 to November 2010) and Carbine Tungsten Ltd (from February to April 2013).

Mr Donkin was appointed to the Paladin Board on 1 July 2010.

Special Responsibilities
Member of Audit Committee from 25 November 2010
Chairman of Nomination Committee from 21 August 2015 (member from 1 July 2010)

Mr Philip Baily BSc, MSc
 (Non-executive Director) Age 72

Mr Baily is a metallurgist with more than 40 years’ experience in the mining industry, including some 11 years in the uranium sector.  Throughout his career, he has been involved in the design, construction, commissioning and operation of mineral processing plants, including two uranium plants.  Project locations have varied from the deserts of Australia to the tropics of Papua New Guinea and the high altitudes of Argentina.  He has extensive experience, at senior management level, in the evaluation of projects from grass roots development to the acquisition of advanced projects and operating companies.  These projects have been located throughout the world, many in developing countries and environmentally sensitive areas.  Mr Baily holds a Bachelor of Science and a Master of Science degree in Metallurgy from the University of NSW.

DIRECTORS' REPORT
(continued)

Mr Baily was appointed to the Paladin Board on 1 October 2010.

Special Responsibilities
Chairman of Sustainability Committee from 25 November 2010
Member of Nomination Committee from 1 October 2010

Mr Wendong Zhang
 (Non-executive Director) Age 47

Mr Zhang has over 25 years’ experience in financial services and international capital markets and was among the first generation Chinese bankers on Wall Street working with Morgan Stanley, UBS and Citi across New York, Hong Kong and Beijing.  He also co-founded two boutique investment advisory firms focusing on China opportunities.  He has completed a number of advisory, financing and investment transactions and established relationships with leading players in various sectors including conventional energy, nuclear utilities and natural resources. Mr Zhang graduated from Dartmouth College, New Hampshire USA, in 1991 with a B.A. in Engineering and Economics.

Mr Zhang was appointed to the Paladin Board on 25 November 2014.

Special Responsibilities
Chairman of Remuneration Committee 21 August 2015 (member from 12 February 2015)

CHIEF EXECUTIVE OFFICER
Mr Alexander Molyneux Age 41 (appointed 10 August 2015)
 BEc

Mr Molyneux is an experienced natural resources industry executive. He is Co-Founder and Chairing Member of Azarga Resources Group (2012 – present).  Mr. Molyneux currently serves as Non-Executive Chairman of Azarga Metals Corp. (TSX-V:AZR) (May 2016 – present) and Non-Executive Director of Goldrock Mines Corp (TSX-V:GRM) (2012 – present).  He was previously Executive Chairman of Azarga Uranium Corp (TSX:AZZ) and its predecessor companies (2012 – 2015) and CEO of SouthGobi Resources Limited (Ivanhoe Mines Group) (TSX:SGQ / HKEX:1878) (2009 – 2012). Prior to joining SouthGobi, Mr Molyneux was Managing Director, Head of Metals and Mining Investment Banking, Asia Pacific, with Citigroup.  In his position as a specialist resources investment banker he spent approximately 10 years providing advice and investment banking services to natural resources corporations.

COMPANY SECRETARY AND EXECUTIVE GENERAL MANAGER - CORPORATE SERVICES

Ms Gillian Swaby Age 56 (resigned 21 August 2015)
B.Bus, FCIS, FAICD

Ms Swaby has been involved in financial and corporate administration for listed companies, as both Director and Company Secretary, covering a broad range of industry sectors, for over 30 years.  Ms Swaby has extensive experience in the area of secretarial practice, corporate governance, management accounting and corporate and financial management. In addition to her role as Group Company Secretary, the divisions of human resources, legal and corporate social responsibility also fall under her management in the role of EGM-Corporate Services.

Ms Swaby is past Chair of the Western Australian Council of Chartered Secretaries of Australia, a former Director on their National Board and a lecturer for the Securities Institute of Australia.  Ms Swaby is the principal of a corporate consulting company and was a member of the Paladin Board for a period of 10 years.  She is a director of Australia-Africa Mining & Energy Group (AAMEG).

Mr Ranko Matic Age 48 (appointed 21 August 2015)
B.Bus, CA

Mr Matic is a Chartered Accountant with over 25 years’ experience in the areas of financial and executive management, accounting, audit, business and corporate advisory. Mr Matic serves as a Non-Executive Director and Company Secretary for a number of publicly listed natural resources companies.

DIRECTORS' REPORT
(continued)

BOARD AND COMMITTEE MEETINGS

The number of Directors’ meetings and meetings of committees held in the period each Director held office during the financial year, and the number of meetings attended by each Director were:

	Board of Directors		Audit Committee		Remuneration Committee		Nomination Committee		Sustainability Committee
Name	Number attended	Number eligible to attend	Number attended	Number eligible to attend	Number attended	Number eligible to attend	Number attended	Number eligible to attend	Number attended	Number eligible to attend

Mr Rick Crabb	11	11	-	-	1	1	-	-	2	2
Mr John Borshoff	3	3	-	-	-	-	-	-	-	-
Mr Sean Llewelyn	5	5	1	1	1	1	-	-	-	-
Mr Donald Shumka	10	11	4	4	1	1	-	-	-	-
Mr Peter Donkin	11	11	4	4	-	-	-	-	-	-
Mr Philip Baily	11	11	-	-	-	-	-	-	2	2
Mr Wendong Zhang	10	11	1	3	1	1	-	-	-	-

Of the above Board meetings, 4 were face to face with the remainder held via electronic means.  The Board meeting schedule also includes a scheduled conference call mid quarter between the face to face meetings.

INTERESTS IN THE SECURITIES OF THE COMPANY

As at the date of this report, the interests of the Directors in the securities of Paladin Energy Ltd were:

Director	Paladin Shares	Share rights (issued under the Paladin Employee Plan)
Mr Rick Crabb	5,981,528	Nil
Mr Donald Shumka	200,000	Nil
Mr Peter Donkin	22,500	Nil
Mr Philip Baily Mr Wendong Zhang	18,000 1,180,000	Nil Nil

RESIGNATION, ELECTION AND CONTINUATION IN OFFICE OF DIRECTORS

In accordance with the Constitution of the Company, Mr Rick Crabb and Mr Philip Baily will seek re-election at the 2016 Annual General Meeting, following their retirement by rotation.

PRINCIPAL ACTIVITY

The principal activity of the Group was the development and operation of uranium mines in Africa, together with global exploration and evaluation activities in Africa, Australia and Canada.

REVIEW AND RESULTS OF OPERATIONS

A detailed operational and financial review of the Group is set out on pages 9 to 43 of this report under the section entitled Management Discussion and Analysis.

The Group’s loss after tax for the year is US$122.0M (2015: US$267.8M) representing a decrease of 54% from the previous year.

DIVIDENDS

No dividend has been paid during the financial year and no dividend is recommended for the current year.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

There were no significant changes in the state of affairs of the Group during the financial year not otherwise dealt with in this report.

DIRECTORS' REPORT
(continued)

SIGNIFICANT EVENTS AFTER THE BALANCE DATE

Other than disclosed below, since the end of the year, the Directors are not aware of any other matter or circumstance not otherwise dealt with in this report, that has significantly or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent years with the exception of the following, the financial effects of which have not been provided for in the 30 June 2016 Financial Report:

Strategic Process Achieves Agreements to Raise Over US$200M

On 21 July 2016 and 29 July 2016, the Company announced the outcome of its strategic initiatives process with respect to partnerships, strategic investment, funding and corporate transactions, with the result being two planned transactions to raise in excess of US$200M.  One pertains to a proposed sale of 24% of Langer Heinrich Mine (LHM) and one pertains to a potential sale of up to 75% of Manyingee as set out below.

Sale of 24% of LHM

Paladin currently owns 75% of LHM and has signed a non-binding terms sheet with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder of LHM), to sell it a 24% interest in LHM.  If it proceeds on its current terms, the sale is expected to raise US$175M cash for the Company and be accompanied by long-term arrangements for uranium off-take.  The proposed transaction is subject to the parties negotiating and executing definitive documentation, including: sale and purchase agreement; shareholders agreement; and documentation for the uranium off-take arrangements.  We have been advised by COUH that any definitive agreement would also require the approval of the board of COUH’s ultimate parent company and third-party government and regulatory approvals.  Such approvals would include China regulatory approvals customary for an international transaction of the proposed size.  Paladin is working towards a formal close of the transaction in fourth quarter of 2016 calendar year. Other than as set out in this announcement, the other key terms of this proposed transaction remain confidential.

On completion of the transaction, Paladin will continue to hold 51% of LHM and be the operator.

Sale of 75% of Manyingee

Paladin currently owns 100% of Manyingee and has signed a binding terms sheet with MGT Resources Limited (MGT) for it to make a two-stage acquisition of 75% of Manyingee (excluding Carley Bore).

On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash and will form a joint-venture over the project with Paladin (Manyingee JV). MGT will then have an option to acquire an additional 45% of Manyingee JV from Paladin for US$20M cash, exercisable for 12-months following Manyingee JV’s preparation of a plan to conduct a field leach trial for uranium extraction by in-situ recovery method.

Under the terms of the agreement, MGT will issue Paladin options to subscribe for new shares equivalent to 5% of MGT’s shares outstanding for a period of 12-months from closing of the transaction at A$0.06 per share; and options to subscribe for new shares equivalent to 5% of MGT’s shares outstanding for a period of 24-months from closing of the transaction at A$0.08 per share.

Paladin will issue MGT options to subscribe for new shares equivalent to 2% of Paladin’s shares outstanding for a period of 12-months from closing of the transaction at A$0.35 per share; and options to subscribe for new shares equivalent to 2% of Paladin’s shares outstanding for a period of 24-months from closing of the transaction at A$0.45 per share.

The transaction is conditional on definitive documentation and a vote of MGT’s shareholders. MGT’s directors have irrevocably agreed to vote in favour.

LIKELY DEVELOPMENTS

Likely developments in the operations of the Group constituted by the Company and the entities it controls from time to time are set out under the section entitled Management, Discussion and Analysis.

DIRECTORS' REPORT
(continued)

ENVIRONMENTAL REGULATIONS

The Group is subject to significant environmental regulation in respect to its exploration, evaluation, development and operational activities for uranium projects under the laws of the countries in which its activities are conducted.  The Group currently has mining and processing operations in Namibia and Malawi (placed on care and maintenance in February 2014), as well as exploration projects in Australia, and Canada.  The Group’s Policy is to ensure compliance with all applicable environmental laws and regulations in the countries in which it conducts business.

Specific environmental regulations, approvals and licences for the exploration, development and operation are required to conduct the activities at each site.  In addition, many other international and industry standards are also applied to the Group’s activities, including those specified for the global uranium industry.  These environmental laws, regulations and standards relate to environmental factors such as radiation, water, flora, fauna, air quality, noise, waste management and pollution control.

The Directors are not aware of any environmental matters which would have a significant adverse effect on the Group.

REMUNERATION FOR THE YEAR AT A GLANCE

Details of the remuneration received by the Key Management Personnel are prepared in accordance with statutory requirements and accounting standards, and are detailed further in the Remuneration Report.

The disclosure below aims to provide an overall picture of the group-wide remuneration platform and not simply focus on Key Management Personnel.  Given the difficult business and operating conditions which have persisted throughout the year, specifically the continuing poor uranium price, and resulting cash constraints that the Company faced during the past year, with the exception of a small number of employees who received adjustments for parity issues seen within local labour markets, there were no general salary increases granted across the Group.

•	Paladin reduced its corporate staff by approximately 60% during the September quarter. No salary increases at the corporate office.

•	Ex-pat numbers at the Kayelekera Mine were reduced by 50%.

•
Number of Non-Executive Directors reduced from five to four and the board reduced its remuneration structure with an effective date of 1 July 2015.  The base salary for Non-Executive Directors was reduced by 57% from A$150,000 to A$65,000 and the Non-Executive Chairman by 59% from A$306,000 to A$125,000.

•
A significant number of management personnel agreed a further 10% reduction in salary in addition to their original 10% reduction.  This 20% reduction was not offset by any non-cash compensation such as a choice of an issue of share rights, additional leave or an option of reduced working hours in salary.

•	Cash bonuses totalling only US$19,000 were paid across the Group this year.

•
A focus on rationalisation and consolidation of the workforce continued with a reduction in overall headcount across the Group and certain roles made redundant over the period.  Additionally, where natural attrition occurred, only those roles deemed to be critical were replaced.

•	8,052,500(1) Share Appreciation Rights (SARs) were granted during the year.

•
A total of 788,754 Share Rights vested during the year (0.05% of issued capital). All were issued on 1 December 2014 as an offset to 10% reduction in management personnel’s base salaries in prior years.

•
A total of 127,390 shares (0.01% of issued capital) were issued on the vesting of 577,500 SARs during the year ended 30 June 2016. This represents the conversion of SARs that vested upon cessation of employment and which were subsequently exercised.

DIRECTORS' REPORT
(continued)

REMUNERATION FOR THE YEAR AT A GLANCE (continued)

Executive Remuneration - cash value of earnings realised (continued)

•	Long-term incentives on issue at balance date comprise 3,000,000 Options (0.18% of issued capital) and 7,125,000(1)(2) SARs.

(1) The number of ordinary shares ultimately issuable upon vesting of the SARs will vary as the number of ordinary shares to be issued is based upon Paladin’s relative share price growth over the relevant vesting periods.

(2) Based on the closing share price at 30 June 2016 of A$0.185 no shares (0% of issued capital) would be issuable.

Executive Remuneration – cash value of earnings realised (unaudited)

In keeping with the Company’s practice since 2011, the tables below set out the cash value of earnings realised by the Managing Director/CEO and other executives considered to represent Key Management Personnel (KMP) for 2016 and 2015 and the intrinsic value of share-based payments that vested to the executives during the period.  This voluntary disclosure is in addition and different to the disclosures required by the Corporations Act and Accounting Standards, particularly in relation to share rights. As a general principle, the Accounting Standards require a value to be placed on share rights based on probabilistic calculations at the time of grant, which may be reflected in the remuneration report even if ultimately the share rights do not vest because vesting conditions are not met. By contrast, this table discloses the intrinsic value of share rights, which represents only those share rights which actually vested and resulted in shares issued to a KMP. The intrinsic value is the Company’s closing share price on the date of vesting.

The Company believes that this additional information is useful to investors as recognised by the 2009 Productivity Commission Inquiry Report ‘Executive Remuneration in Australia’. The Commission recommended that remuneration reports should include actual levels of remuneration received by the individuals named in the report in order to increase its usefulness to investors.

The cash value of earnings realised include cash salary and fees, superannuation, cash bonuses and other benefits received in cash during the year and the intrinsic value of long-term incentives vesting during the 2016 year.  The tables do not include the accounting value for share rights, share appreciation rights and options granted in the current and prior years, as this value may or may not be realised as they are dependent on the achievement of certain performance hurdles.  The accounting value of other long-term benefits which were not received in cash during the year have also been excluded.

All cash remuneration is paid in Australian dollars to those parties listed below (with the exception of Mr A Molyneux and Mr D Garrow, who are paid in US$), therefore the tables are presented in both A$ and US$ (being the functional and presentation currency of the Company).  The detailed schedules of remuneration presented later in this report are presented in US$.

DIRECTORS' REPORT
(continued)

REMUNERATION FOR THE YEAR AT A GLANCE (continued)

Executive Remuneration - cash value of earnings realised (continued)

2016 (A$’000) / (US$’000)

Name	Base Salary & Superannuation		Retirement Benefit(1)		Other		Total Cash		LTIP 1 Dec 2014(2)		Total
	A$	US$	A$	US$	A$	US$	A$	US$	A$	US$	A$	US$

Mr Alexander Molyneux	-	-	-	-	412(3)	299(3)	412	299	-	-	412	299
Mr Craig Barnes	377	275	-	-	-	-	377	275	-	-	377	275
Mr John Borshoff(4)	1,041	757	1,353	985	293(5)	213(5)	2,687	1,955	-	-	2,687	1,955
Mr Dustin Garrow(6)	1,397	1,015	-	-	-	-	1,397	1,015	55	40	1,452	1,055
Ms Gillian Swaby	-	-	-	-	652(7)	475(7)	652	475	39	29	691	504

Total	2,815	2,047	1,353	985	1,357	987	5,525	4,019	94	69	5,619	4,088

Refer to the Compensation of Key Management Personnel table later in the Remuneration Report for audited information required in accordance with the Corporations Act 2001 and its Regulations.

Exchange rate used is average for year US$1 = A$1.37408.
(1)	Payment of Retirement Benefit on completion of the six month notice period provided for in services contract upon resignation on 10 August 2015.
(2)	Value of share rights granted on 1 December 2014 that either vested immediately and were held in escrow to 1 December 2015, or vested on 1 December 2015 at a market price of A$0.225.
(3)	Fees for services as CEO.
(4)	Mr John Borshoff resigned effective 10 August 2015. Includes payment of accrued annual leave.
(5)	Accrued long service leave paid out on resignation.
(6)	Mr Dustin Garrow retrenched effective 21 August 2015. Includes six months payment in lieu of notice, severance pay and accrued annual leave.
(7)
Ms Gillian Swaby resigned effective 21 August 2015. Includes twelve months payment in lieu of notice. Fees for Ms Gillian Swaby’s services as Group Company Secretary and EGM – Corporate Services paid to a company of which Ms Gillian Swaby is a director and shareholder.

2015 (A$’000) / (US$’000)

Name	Base Salary & Superannuation		LTI(1) Bonus		Other		Total Cash		LTIP 5 Nov 2010(2)		LTIP 2 Apr 2012(3)		LTIP 15 Nov 2013(4)		Total
	A$	US$	A$	US$	A$	US$	A$	US$	A$	US$	A$	US$	A$	US$	A$	US$

Mr John Borshoff	1,382	1,151	-	-	210(5)	175(5)	1,592	1,326	48	40	-	-	-	-	1,640	1,366
Mr Dustin Garrow	591	492	-	-	-	-	591	492	-	-	8	7	63	52	662	551
Ms Gillian Swaby	-	-	-	-	510(6)	425(6)	510	425	-	-	7	6	52	43	569	474
Mr Mark Chalmers	465	387	513	427	25(7)	21(7)	1,003	835	-	-	29	24	26	22	1,058	881
Mr Craig Barnes	410	342	-	-	-	-	410	342	-	-	-	-	-	-	410	342

Total	2,848	2,372	513	427	745	621	4,106	3,420	48	40	44	37	141	117	4,339	3,614

Refer to the Compensation of Key Management Personnel table later in the Remuneration Report for audited information required in accordance with the Corporations Act 2001 and its Regulations.

Exchange rate used is average for year US$1 = A$1.20149.
(1)	Payment of LTI retention bonus granted 1 January 2012. Refer to page 75.
(2)	Value of share rights granted on 5 November 2010 and vesting on 14 November 2014 at a market price of A$0.38.
(3)	Value of share rights granted on 2 April 2012 and vesting on 1 September 2014 and 8 September 2014 at a market price of A$0.38.
(4)	Value of share rights granted on 15 November 2013 that either vested immediately and were held in escrow to 14 November 2014 or vested on 14 November 2014 at a market price of A$0.38.
(5)	Represents 40 days accrued annual leave paid out.
(6)	Fees for Ms Gillian Swaby’s services as Group Company Secretary and EGM – Corporate Services paid to a company of which Ms Gillian Swaby is a director and shareholder.
(7)	Mark Chalmers resigned on 30 June 2015. Represents accrued annual leave paid out at 30 June 2015.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited)

This Remuneration Report outlines the Director and executive remuneration arrangements of the Company and the Group in accordance with the requirements of the Corporations Act 2001 (Cth) and its Regulations.  For the purposes of this report, Key Management Personnel of the Group are defined as those persons having authority and responsibility for planning, directing and controlling the major activities of the Group, directly or indirectly, including any Director, whether executive or otherwise, of the parent company.

Key Management Personnel comprise:

•	Mr Rick Crabb, Non-executive Chairman
•	Mr John Borshoff, Managing Director/CEO (resigned 10 August 2015)
•	Mr Alexander Molyneux, CEO (appointed 10 August 2015)
•	Mr Sean Llewelyn, Non-executive Director (resigned 21 August 2015)
•	Mr Donald Shumka, Non-executive Director
•	Mr Philip Baily, Non-executive Director
•	Mr Peter Donkin, Non-executive Director
•	Mr Wendong Zhang, Non-executive Director
•	Ms Gillian Swaby, Group Company Secretary and Executive General Manager – Corporate Services (resigned 21 August 2015)
•	Mr Dustin Garrow, Executive General Manager - Marketing (resigned 21 August 2015)
•	Mr Craig Barnes, Chief Financial Officer

For the purposes of this report, the term ‘Executive’ encompasses the CEO, senior executives, managers and company secretary of the Parent and the Group.

REMUNERATION APPROVAL PROCESS

The Remuneration Committee is charged with assisting the Board by reviewing and making appropriate recommendations on remuneration packages for the CEO, Non-executive Directors and senior executives.  In addition, it makes recommendations on long-term incentive plans and associated performance hurdles together with the quantum of grants made, taking into account both the individual’s and the Company’s performance.

The Remuneration Committee, chaired by Mr Zhang, held one meeting during the year.  Messrs Crabb, Shumka and Llewelyn are also Committee members.  The CEO is invited to attend those meetings which consider the remuneration strategy of the Group and recommendations in relation to senior executives.

Having regard to the recommendations made by the CEO, the Committee approves the quantum of any short-term incentive bonus pool and the total number of any long-term incentive grants to be made and recommends the same for approval by the Board.  Individual awards are then determined by the CEO in conjunction with senior management, as appropriate. The remuneration for the CEO is determined by the Remuneration Committee.

Any salary reviews and bonus payments are effective from 1 January in the year.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

KEY ELEMENTS OF KEY MANAGEMENT PERSONNEL/EXECUTIVE REMUNERATION STRATEGY

The overall focus of Paladin’s remuneration strategy is to:

•	provide competitive and fair reward;
•	be flexible and responsive in line with market expectations;
•	align Executive interests with those of the Company’s shareholders; and,
•	comply with applicable legal requirements and appropriate standards of governance.

The above strategies also need to recognise the economic situation of the Group given the prevailing uranium prices.

This strategy applies group wide for all employees. Information in relation to the compensation of Non-executive Directors is detailed later in this Remuneration Report.

The overall level of compensation takes into account the Company’s earnings and growth in shareholder wealth of the Company together with the achievement of strategic goals but must also reflect current economic conditions.  Consideration of the Company’s earnings will be more relevant as the Company matures from its development and consolidation phase to profitability which is of course highly dependent on prevailing uranium prices.

Due to continued poor uranium prices, the Company has taken significant steps to reduce the remuneration for all Key Management Personnel/Executives.

The Board is cognisant of general shareholder concern that long-term equity-based remuneration be linked to Company performance and growth in shareholder value. SARs issued under the LTI programme have a one to three-year performance period. These SARs will only vest at the end of a one to three-year period. If a Key Management Personnel/Executive resigns during this period, they will ordinarily forfeit their shares. This promotes a focus on long-term performance as the value of the shares is linked to the ongoing performance of the Company.  This period represents an appropriate balance between providing a genuine and foreseeable incentive to Key Management Personnel/Executives and fostering a long-term view of shareholder interests.

The table below compares the earnings per share to the closing share price for the Company's five most recently completed financial years.

	30 June 2012	30 June 2013	30 June 2014	30 June 2015	30 June 2016
EPS	US$(0.21)	US$(0.49)	US$(0.33)	US$(0.19)	US$(0.07)
Share Price	A$1.25	A$0.88	A$0.29	A$0.245	A$0.185

The remuneration structure for the Key Management Personnel/Executives has three elements:

•	fixed remuneration;
•	short-term variable remuneration; and,
•	long-term incentives.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

COMPONENTS OF KEY MANAGEMENT PERSONNEL/EXECUTIVE REMUNERATION

These are detailed as follows:

Remuneration Component	Elements	Details
Fixed Remuneration	Annual base salary determined as at 1 January each year	The ‘not at risk’ cash component which may include certain salary sacrifice packaging.
	Statutory superannuation contributions	Statutory % of base salary.
	Expatriate benefits	Executives who fulfil their roles as an expatriate may receive benefits including relocation costs, health insurance, housing and car allowances, educational fees and tax advisory services.
	Foreign assignment allowance	An additional % of base salary is payable in relation to foreign assignments being 15% for Malawi and 10% for Namibia.
Variable Performance Linked Remuneration (“at risk” remuneration)	Short-term incentive, paid as a cash bonus
Rewards Executives for performance over a short period, being the year ending 31 December.  Bonuses are awarded at the same time as the salary reviews. Assessment is based on the individual’s performance and contribution to team and Company performance.

Long-term incentive, granted under the Rights Plan
Award determined in the September quarter of each year, based on individual performance and contribution to team and Company performance.  Vesting dependent on creation of shareholder value over a one to three-year period, together with a retention element.

Fixed Remuneration

This is reviewed annually with consideration given to both the Company and the individual’s performance and effectiveness.  Market data, focused on the mining industry, is analysed with a focus on maintaining parity or above with companies of similar complexity and size operating in the resources sector and becoming an employer of choice. The Company did not engage remuneration consultants, however it subscribes to a number of remuneration surveys and reports including Boardroom Remuneration Review (Connect 4), and AUSREM. The Company also takes into consideration the annual publication, Executive and Board Remuneration Report produced by Ernst & Young.

Despite the challenging economic times, local reviews against industry salary benchmarks were undertaken and in instances where there were parity issues, adjustments were made accordingly as part of the effort to maintain a competitive remuneration structure. There were no salary increases at the corporate office.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

COMPONENTS OF KEY MANAGEMENT PERSONNEL/EXECUTIVE REMUNERATION (CONTINUED)

Variable Remuneration (continued)

Short-term Incentives

The Company provides short-term incentives comprising a cash bonus to Executives of up to 30% of base salary.  The bonus is entirely discretionary with the goal of focusing attention on short-term strategic and financial objectives.  The amount is dependent on the Company’s performance in its stated objectives and the individual’s performance, together with the individual’s position and level of responsibility.  This component is an “at risk” component of overall remuneration designed to encourage exceptional performance whilst adhering to the Company values.  Specific targets for individuals have not been set due to the philosophy of achieving a common goal for the Company, however, the following measures are taken into account where these are applicable to the Key Management Personnel and individual Executives and have been selected to align their interests to those of shareholders:

(a) health, safety and environmental performance;
(b) production performance;
(c) project development performance;
(d) additional uranium resources delineated;
(e) performance of the Company in meeting its various other objectives;
(f)  financial performance of the Company; and
(g) such other matters determined by the Remuneration Committee in its discretion.

The above must, however, be viewed in the context of the operating environment and the priorities in terms of the allocation and preservation of cash.

Given the priority of cost reduction and cash conservation with the uranium industry continuing to experience difficult times, cash bonuses totalling only US$19,000 were paid across the Group this year (FY2015 US$Nil).

The expectation is that short-term incentives will not be reinstated until such time as the operating environment improves and, at that time, a more structured incentive programme linked both to individual and corporate performance will be implemented.

CEO

A success fee of up to 100% of base salary can be achieved under the terms of his contract, having consideration to operational, financial, environmental and health and safety outcomes achieved during the calendar year as determined by the Remuneration Committee.  For the calendar year 2015 no success fee was awarded in line with the philosophy applying to all staff referred to earlier.

Mr. Molyneux will be entitled to the full amount of the success fee plus an additional success fee of US$225,000 in the event that during the current calendar year a transaction results in a change of material influence, being:

(a) approximately 20% or more equity issuance to a party which is not an existing shareholder, with rights of director appointments;
(b) a change of control (defined as greater than a 50% change in Paladin Energy Ltd shareholding); or
(c) sale of a material asset or assets, requiring shareholder approval, with such success fee only pertaining to transactions that are recommended by the board of directors.

Any success fee payable, relating to the 2016 calendar year, would be paid out in CY2017.

Long-term Incentives

The Company believes that encouraging its employees to become shareholders is the best way of aligning their interests with those of its shareholders.  In 2009, the Company implemented an Employee Performance Share Rights Plan (the Rights Plan) together with a Contractor Performance Share Rights Plan (the Contractor Rights Plan).  These plans are referred to jointly as the Rights Plans and were reaffirmed by shareholders at the 2015 Annual General Meeting.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

COMPONENTS OF KEY MANAGEMENT PERSONNEL/EXECUTIVE REMUNERATION (CONTINUED)

Variable Remuneration (continued)

CEO (continued)

Long-term Incentives (continued)

The Rights Plans are long-term incentive plans aimed at advancing the interests of the Company by creating a stronger link between employee performance and reward and increasing shareholder value by enabling participants to have a greater involvement with, and share in, the future growth and profitability of the Company.  They are an important tool in assisting to attract and retain talented people.

SARs are granted under the plan for no consideration. SARs are a right to receive a bonus equal to the appreciation in the company's share price over a period. SARs benefit the holder with an increase in share price; the holder is not required to pay the exercise price, but rather just receives the amount of the increase in shares.  The number of ordinary shares ultimately issuable upon vesting of the SARs will vary as the number of ordinary shares to be issued is based upon Paladin’s relative share price growth over the relevant vesting periods. SARs granted under the FY16 LTI Offer were granted in 3 tranches and will only vest if the holder remains employed at the relevant vesting dates (1 November 2016, 2017 and 2018).

The number of share rights able to be issued under the Plans is limited to 5% of the issued capital.  The 5% limit includes incentive grants under all plans made in the previous 5 years (with certain exclusions under the Australian corporate legislation).  This percentage now stands at 0.4%.

The Board is cognisant of general shareholder concern that long-term equity-based rewards should be linked to the performance of the Company. The holder of a SAR only receives an amount equivalent to the share price increase (i.e. the net appreciation amount, which is the market price on exercise date minus market price on grant date) in shares.

The Company does not offer any loan facilities to assist in the purchase of shares by employees.

The CEO was granted 3,000,000 options upon appointment, on 10 August 2015, as follows:-

Date granted	Exercisable date	Expiry date	Exercise price	Number
10 August 2015	10 August 2015	10 August 2018	A$0.20	1,000,000
10 August 2015	8 November 2015	8 November 2018	A$0.30	1,000,000
10 August 2015	23 December 2015	23 December 2018	A$0.40	1,000,000
Total				3,000,000

The options issued to the CEO have different exercise prices and provide a direct link between the CEO’s reward and shareholder return, and provide a clear line of sight between CEO performance and Company performance.

Shares Acquired Under the Rights Plan

Shares to be allocated to participants on vesting are currently issued from equity.  No consideration is paid on the vesting of the share rights and resultant shares carry full dividend and voting rights.

Change of Control

All SARs will vest on a change of control event.  The Remuneration Committee considers that this is appropriate given that shareholders (or a majority thereof) would have collectively elected to accept a change of control event.  Moreover the number of SARs relative to total issued shares is very insignificant (0.4%) and thus are not considered a disincentive to a potential bidder.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

COMPONENTS OF KEY MANAGEMENT PERSONNEL/EXECUTIVE REMUNERATION (CONTINUED)

Cessation of Employment

Under the Rights Plan, employees’ SARs will be cancelled on cessation of employment, unless special circumstances exist such as retirement, total and permanent disability, redundancy or death.  Contractors will have their SARs cancelled, other than on death at which point the contractor’s legal representative will be entitled to receive them.

Share Appreciation Rights at 30 June 2016

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
20 October 2015	1 November 2016	1 November 2021	A$0.13	A$0.20	3,255,000
20 October 2015	1 November 2017	1 November 2022	A$0.13	A$0.20	1,627,500
20 October 2015	1 November 2018	1 November 2023	A$0.13	A$0.20	1,627,500
3 March 2016	1 November 2016	1 November 2021	A$0.10	A$0.20	307,500
3 March 2016	1 November 2017	1 November 2022	A$0.10	A$0.20	153,750
3 March 2016	1 November 2018	1 November 2023	A$0.10	A$0.20	153,750
Total					7,125,000

In summary, this balance represents 0.4% of the issued capital.

Retention Programme

The remaining balance/second grant of the programme was paid on 1 January 2015. No further grants have been made and no balance is outstanding/payable.

KEY ELEMENTS OF NON-EXECUTIVE DIRECTOR REMUNERATION STRATEGY

The focus of the remuneration strategy is to:

•	Attract and retain talented and dedicated directors.

•	Remunerate appropriately to reflect the:

o	size of the Company;

o	the nature of its operations;

o	the time commitment required; and,

o	the responsibility the Directors carry.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

COMPONENTS OF NON-EXECUTIVE DIRECTOR REMUNERATION

In accordance with corporate governance principles, Non-executive Directors are remunerated solely by way of fees and statutory superannuation.  The aggregate annual remuneration permitted to be paid to Non-executive Directors is A$1.2M (US$1.0M) as approved by shareholders at the 2008 AGM.  Fees paid for the year to 30 June 2016 total A$361,000 (US$262,721).  The Board adjusted its remuneration structure with an effective date of 1 July 2015. The revised structure reduced the base salary for Non-Executive Directors from A$150,000 (US$109,164) to A$65,000 (US$47,304) and the Non-Executive Chairman from A$306,000 (US$222,694) to A$125,000 (US$90,970).

Remuneration Component	Elements	Details (per annum)
Base Fee	Must be contained within aggregate limit	Chairman A$125,000 (US$90,970) Non-executive Director A$65,000 (US$47,304)
Committee Fees	Paid to the Chairman of the Audit Committee	A$15,000 (US$10,916)

	Paid to the Chairman of the Nomination Committee	A$5,000 (US$3,639)

	Paid to the Chairman of the Sustainability Committee	A$5,000 (US$3,639)
Superannuation	Statutory contributions are included in the fees set out above	Statutory % of fees

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (Audited) (continued)

COMPONENTS OF NON-EXECUTIVE DIRECTOR REMUNERATION (continued)

The following graph is provided to give a clearer understanding of the Non-executive Directors’ remuneration.

Other Fees/Benefits

In addition, the Company’s Constitution provides for additional compensation to be paid if any of the Directors are called upon to perform extra services or make any special exertions on behalf of the Company or the business of the Company.  The Company may compensate such Director in accordance with such services or exertions, and such compensation may be either in addition to or in substitution for the Directors’ fees referred to above.  No additional fees were paid during the year, other than the Directors’ fees disclosed.

Non-executive Directors are also entitled to be reimbursed for reasonable expenses incurred whilst engaged on Company business.  There is no entitlement to compensation on termination of non-executive directorships.  Non-executive Directors do not earn retirement benefits (other than the statutory superannuation) and are not entitled to any form of performance linked remuneration.

Rotation of Directors

Mr Rick Crabb and Mr Philip Bailey will seek re-election at the 2016 Annual General Meeting, following their retirement by rotation.

DIRECTORS' REPORT (continued)

REMUNERATION REPORT (audited) (continued)

Compensation of Key Management Personnel for the year ended 30 June 2016 of the Group.

	Short-Term Benefits				Post Employment		Long-Term Benefits		Share-Based Payment*	Total	Total	Total Performance Related	Total Performance Related
	Salary & fees	Cash bonus	Other Company Benefits	Other	Super-annuation	Retirement Benefits	Long-Term Incentive Plan	Long Service Leave	Share Rights
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	A$’000	US$’000%
Directors
Mr Rick Crabb	79	-	-	-	7	-	-	-	-	86	118	-	-
Mr John Borshoff(1)	502	-	-	-	11	(182)(2)	-	(17)(3)	-	314	431	-	-
Mr Sean Llewelyn(4)	15	-	-	-	1	-	-	-	-	16	23	-	-
Mr Donald Shumka	58	-	-	-	-	-	-	-	-	58	80	-	-
Mr Philip Baily	47	-	-	-	4	-	-	-	-	51	70	-	-
Mr Peter Donkin	47	-	-	-	4	-	-	-	-	51	70	-	-

Subtotal	748	-	-	-	27	(182)	-	(17)	-	576	792	-

Key Management Personnel
Mr Alexander Molyneux	-	-	-	299(5)	-	-	-	-	104	403	554	104	25.7
Mr Craig Barnes	261	-	-	-	14	-	-	-	36	311	427	36	11.7
Ms Gillian Swaby	-	-	-	475(6)	-	-	-	-	-	475	652	-	-
Mr Dustin Garrow(7)	962	-	-	-	-	-	-	(92)(8)	-	870	1,197	-	-
Subtotal	1,223	-	-	774	14	-	-	(92)	140	2,059	2,830	-

Total	1,971	-	-	774	41	(182)	-	(109)	140	2,635	3,622	-

Notes to the Compensation Table
Presentation Currency - The compensation table has been presented in US$, the Company’s functional and presentation currency.  The A$ value has also been shown as this is considered to be the most relevant comparator between years, given that in 2016 more than 57% of KMP’s contracts for services were denominated in A$ and this eliminates the effects of fluctuations in the US$ and A$ exchange rate.  Exchange rate used is average for year US$ 1 = A$1.37408
(1) Mr John Borshoff resigned on 10 August 2015.
(2) Amounts previously accrued for Mr Borshoff’s retirement benefit in previous years were paid to Mr Borshoff on completion of the six month notice period provided for in Services Contract upon resignation. The accounting credit has arisen due to the reduction in Mr Borshoff's base salary that resulted in the final payment being lower than the amount accrued and disclosed in previous years.
(3) Amounts previously accrued for Mr. Borshoff’s long service leave in previous years were paid to Mr Borshoff on completion of the six month notice period. The accounting credit has arisen due to the reduction in Mr Borshoff's base salary that resulted in the final payment being lower than the amount accrued and disclosed in previous years.
(4) Mr Sean Llewelyn resigned on 21 August 2015.
(5) Represents fees paid for services as CEO.
(6) Ms Gillian Swaby resigned on 21 August 2015. Includes twelve months payment in lieu of notice. Represents fees for Ms Gillian Swaby’s services as Group Company Secretary and EGM – Corporate Services, paid to a company of which Ms Gillian Swaby is a director and shareholder.
(7) Mr Dustin Garrow retrenched on 21 August 2015. Includes six months payment in lieu of notice and severance pay.
(8) Amounts previously accrued for Mr Garrow’s long service leave in previous years. The accounting credit has arisen as number of years’ service requirement was not satisfied upon retrenchment.
* A reconciliation of this figure in A$ follows to enable a clearer understanding of how this number is calculated.

DIRECTORS' REPORT (continued)

REMUNERATION REPORT (audited) (continued)

Reconciliation of Share-Based Payment Compensation of Key Management Personnel for the year ended 30 June 2016 of the Group.

	Options(1) granted 10 August 2015 (exercisable CY2015)		Share Appreciation Rights granted 20 October 2015 (exercisable CY2016 to CY2018)		Total Share-Based Payment
	A$’000	US$’000	A$’000	US$’000	A$’000	US$’000

Executives
Mr Alexander Molyneux	142	104	-	-	142	104
Mr Craig Barnes	-	-	50	36	50	36

TOTAL	142	104	50	36	192	140

It should be noted that service or performance vesting conditions are attached to all of the options and share appreciation rights referred to above.  These are detailed elsewhere in this report.

Exchange rate used as the average for year US$1 = A$1.37408.

(1) Options granted on appointment as CEO on 10 August 2015.

DIRECTORS' REPORT (continued)

REMUNERATION REPORT (audited) (continued)

Compensation of Key Management Personnel for the year ended 30 June 2015 of the Group.

	Short-Term Benefits				Post Employment		Long-Term Benefits		Share-Based Payment*	Total	Total	Total Performance Related	Total Performance Related
	Salary & fees	Cash bonus	Other Company Benefits	Other	Super-annuation	Retirement Benefits	Long-Term Incentive Plan	Long Service Leave	Share Rights
	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	US$’000	A$’000	US$’000%
Directors
Mr Rick Crabb	239	-	-	-	16	-	-	-	-	255	306	-	-
Mr John Borshoff	1,310(1)	-	-	-	16	(468)(2)	-	63	56	977	1,174	56	5.8
Mr Sean Llewelyn	114	-	-	-	11	-	-	-	-	125	150	-	-
Mr Donald Shumka	140	-	-	-	-	-	-	-	-	140	168	-	-
Mr Philip Baily	114	-	-	-	11	-	-	-	-	125	150	-	-
Mr Peter Donkin	114	-	-	-	11	-	-	-	-	125	150	-	-

Subtotal	2,031	-	-	-	65	(468)	-	63	56	1,747	2,098	56

Key Management Personnel
Ms Gillian Swaby	-	-	-	425(3)	-	-	-	-	49	474	569	2	0.4
Mr Dustin Garrow	492	-	-	-	-	-	-	9	68	569	683	2	0.3
Mr Mark Chalmers	392(4)	-	-	-	16	-	70	-	32	510	614	2	0.5
Mr Craig Barnes	326	-	-	-	16	-	-	-	-	342	410	-	-
Subtotal	1,210	-	-	425	32	-	70	9	149	1,895	2,276	6

Total	3,241	-	-	425	97	(468)	70	72	205	3,642	4,374	62

Notes to the Compensation Table
Presentation Currency - The compensation table has been presented in US$, the Company’s functional and presentation currency.  The A$ value has also been shown as this is considered to be the most relevant comparator between years, given that in 2015 more than 90% of KMP’s contracts for services were denominated in A$ and this eliminates the effects of fluctuations in the US$ and A$ exchange rate.  Exchange rate used is average for year US$ 1 = A$1.20149.
(1) Includes 40 days annual leave paid out.
(2) This is the amount required to be accrued in 2015 for the payment at a future date (as yet undetermined) of a retirement benefit to Mr Borshoff under the terms of his Services Contract. The credit has arisen due to the reduction in Mr Borshoff's base salary.
(3) Represents fees for Ms Gillian Swaby’s services as Group Company Secretary and EGM – Corporate Services, paid to a company of which Ms Gillian Swaby is a director and shareholder.
(4) Mark Chalmers resigned on 30 June 2015. Includes annual leave paid out at 30 June 2015.
* A reconciliation of this figure in A$ follows to enable a clearer understanding of how this number is calculated.

DIRECTORS' REPORT (continued)

REMUNERATION REPORT (audited) (continued)

Reconciliation of Share-Based Payment Compensation of Key Management Personnel for the year ended 30 June 2015 of the Group.

	Share Rights granted 5 November 2010 (vesting CY2011 to CY2014)		Share Rights granted 2 April 2012 (vesting CY2012 to CY2014)		Share Rights granted 1 December 2014(1) (vesting CY2014 to CY2015)		Total Share-Based Payment
	A$’000	US$’000	A$’000	US$’000	A$’000	US$’000	A$’000	US$’000

Directors
Mr John Borshoff	68	56	-	-	-	-	68	56

Subtotal	68	56	-	-	-	-	68	56

Executives
Ms Gillian Swaby	-	-	4	3	55	46	59	49
Mr Dustin Garrow	-	-	4	3	77	65	81	68
Mr Mark Chalmers	-	-	11(2)	10(2)	27	22	38	32

Subtotal	-	-	19	16	159	133	178	149

TOTAL	68	56	19	16	159	133	246	205

It should be noted that time or performance vesting conditions are attached to all of the share rights referred to above.  These are detailed elsewhere in this report.

Exchange rate used as the average for year US$1 = A$1.20149.

(1) Share rights granted as an allocation to offset 10% reduction in management personnel base salaries and fees.
(2) Includes A$6,000/US$5,000 relating to 50,000 time-based shares negotiated as a sign-on bonus to assist in attracting quality personnel.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (audited) (continued)

Options Holdings of Key Management Personnel (Group)

30 June 2016	01 Jul 15	Granted as remuneration	Fair value at grant date(1)	Vested as shares	Lapsed	30 Jun 16
	number	number	US$’000	number	number	Number
Executives
Mr Alexander Molyneux	-	3,000,000	142	-	-	3,000,000
Total	-	3,000,000	142	-	-	3,000,000

Granted 10 August 2015.
(1) Fair value per option at grant date was US$0.05.

Share Appreciation Rights Holdings of Key Management Personnel (Group)

30 June 2016	01 Jul 15	Granted as remuneration	Fair value at grant date	Vested as shares	Lapsed	30 Jun 16
	number	number	US$’000	number	number	Number
Executives
Mr Craig Barnes	-	800,000	77	-	-	800,000
Total	-	800,000	77	-	-	800,000

Granted 20 October 2015.
Fair value per right at grant date was US$0.10.

Share Rights Holdings of Key Management Personnel (Group)

30 June 2016	01 Jul 15	Granted as remuneration	Fair value at grant date	Vested as shares	Lapsed	30 Jun 16
	number	number	US$	number	number	Number
Executives
Mr Dustin Garrow	245,582	-	-	(245,582)	-	-
Total	245,582	-	-	(245,582)	-	-

No other Key Management Personnel held share rights during the year ended 30 June 2016.
Issued 1 December 2014 pursuant to 10% salary sacrifice. Time based vesting on 1 December 2015.

Shares held in Paladin Energy Ltd (number)
30 June 2016	Balance 01 Jul 15	On Vesting of Rights	Net Change Other	Balance 30 June 16

Directors
Mr Rick Crabb	5,981,528	-	-	5,981,528
Mr John Borshoff	22,694,905	-	(22,694,905) (2)	-
Mr Sean Llewelyn	150,000	-	(150,000) (3)	-
Mr Donald Shumka	200,000	-	-	200,000
Mr Peter Donkin	22,500	-	-	22,500
Mr Philip Baily Mr Wendong Zhang	18,000 1,180,000	- -	- -	18,000 1,180,000

Executives
Ms Gillian Swaby	748,411	-	(748,411) (3)	-
Mr Dustin Garrow	121,000	245,582 (1)	(366,582) (3)	-

Total	31,116,344	245,582	(23,959,898)	7,402,028

No other Key Management Personnel held shares during the year ended 30 June 2016.
(1) Issued 1 December 2014 pursuant to 10% salary sacrifice. Time based vesting on 1 December 2015.
(2) Resigned on 10 August 2015.
(3) Resigned on 21 August 2015.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (audited) (continued)

All equity transactions with Key Management Personnel have been entered into under terms and conditions no more favourable than those the Group would have adopted if dealing at arm’s length.

Other Transactions and Balances with Key Management Personnel.

Fees paid in the normal course of business in 2016 for Ms Gillian Swaby’s services as Group Company Secretary and EGM – Corporate Services totalling US$475,000 (2015: US$425,000) were paid/payable (balance outstanding at 30 June 2016 and included in trade creditors US$Nil (2015: US$Nil)) to a company of which Ms Gillian Swaby is a director and shareholder. All amounts are excluding GST.

CONTRACTS FOR SERVICES

Remuneration and other terms of employment for the Key Management Personnel are normally formalised in contracts for services.

All contracts with Key Management Personnel may be terminated early by either party providing between three to twelve months written notice or providing payments in lieu of the notice period (based on fixed component of remuneration). On termination notice by the Company, any rights that have vested, or that will vest during the notice period, will be released.  Rights that have not yet vested will be forfeited.

Mr Alexander Molyneux, Chief Executive Officer (Appointed 10 August 2015)

Appointed as Interim CEO for a period of 6 months at a monthly fee of US$25,000 with a notice period of 2 months.

Granted 3,000,000 options.
Date granted	Exercisable date	Expiry date	Exercise price	Number
10 August 2015	10 August 2015	10 August 2018	A$0.20	1,000,000
10 August 2015	8 November 2015	8 November 2018	A$0.30	1,000,000
10 August 2015	23 December 2015	23 December 2018	A$0.40	1,000,000
Total				3,000,000

16 February 2016 appointed as CEO
Monthly fee – US$32,000.

Success fee – Up to 100% of base salary.  Payable having consideration to operational, financial, environmental and health and safety outcomes achieved during the calendar year as determined by the Remuneration Committee.

Change of material influence – Mr. Molyneux will be entitled to the full amount of the success fee plus an additional success fee of US$225,000 in the event that during the current calendar year a transaction results in a change of material influence, being: (a) approximately 20% or more equity issuance to a party which is not an existing shareholder, with rights of director appointments; (b) a change of control (defined as greater than a 50% change in Paladin Energy Ltd shareholding); or (c) sale of a material asset or assets, requiring shareholder approval, with such success fee only pertaining to transactions that are recommended by the board of directors.

Termination – Mr. Molyneux’s engagement may be terminated by either party at any time by six months’ notice.  However, in the case of termination by the Company within 12-months following a change of control, the Company must give 12-months’ notice.

Mr Craig Barnes, Chief Financial Officer

Term of agreement – no fixed term.
Base salary, inclusive of superannuation of A$410,000. 1 September 2015, 10% reduction in salary to A$371,000.
No termination benefit is specified in the agreement.
Notice period six months.

DIRECTORS' REPORT
(continued)

REMUNERATION REPORT (audited) (continued)

CONTRACTS FOR SERVICES (continued)

Mr John Borshoff, Managing Director/CEO (Resigned effective 10 August 2015)

Term of agreement – 27 November 2013 to 31 December 2014, extended for a further 2 years to 31 December 2016 on the same terms and in accordance with the original agreement.
Base salary, inclusive of superannuation, A$1,533,600. Further 10% reduction in salary to A$1,382,000.

Three months long service leave after five years continual service.
Payment of a benefit on retirement or early termination by the Company, other than for gross misconduct, equal to one year’s average base salary over the three years immediately preceding the termination date.
Notice period three months.

Ms Gillian Swaby, Group Company Secretary and Executive General Manager – Corporate Services (Resigned effective 21 August 2015)

Fees are paid in the ordinary course of business for Ms Gillian Swaby’s services as Group Company Secretary and EGM – Corporate Services to a company of which Ms Gillian Swaby is a director and shareholder.

Consultancy agreement with no fixed term.
Annual fee A$567,000. 10% reduction in fees to A$510,300 offset with an allocation of 174,529 share rights on 1 December 2014.
Notice period twelve months.
No termination benefit is specified in the agreement.

Mr Dustin Garrow, Executive General Manager - Marketing (Resigned effective 21 August 2015)

Term of agreement – no fixed term.
Base salary, of US$683,385. 10% reduction in salary and 20% reduction in time to US$492,037 offset with an allocation of 245,582 share rights on 1 December 2014.
No termination benefit is specified in the agreement.
Notice period six months.

Remuneration for all parties referred to above includes provision of an annual discretionary bonus and initial and ongoing discretionary participation in the Company’s long-term incentive plans.

Share Rights Vested as Shares - Key Management Personnel (Group)

30 June 2016	Vested as shares
Executives
Mr Dustin Garrow	245,582(1)
tal	245,582(2)

(1) Issued 1 December 2014 pursuant to 10% salary sacrifice. Time based vesting on 1 December 2015.
(2) All shares issued for nil consideration.

End of audited Remuneration Report

DIRECTORS' REPORT
(continued)

SHARE RIGHTS

No Share Rights outstanding at the date of this report.
788,754 shares were issued on the vesting of Share Rights during the year ended 30 June 2016.

OPTIONS

The outstanding balance of Options at the date of this report are as follows:

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
10 August 2015	10 August 2015	10 August 2018	A$0.07	A$0.20	1,000,000
10 August 2015	8 November 2015	8 November 2018	A$0.06	A$0.30	1,000,000
10 August 2015	23 December 2015	23 December 2018	A$0.06	A$0.40	1,000,000
Total					3,000,000

No shares were issued on the exercise of Options during the year ended 30 June 2016.

SHARE APPRECIATION RIGHTS

The outstanding balance of Share Appreciation Rights at the date of this report are as follows:

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
20 October 2015	1 November 2016	1 November 2021	A$0.13	A$0.20	3,255,000
20 October 2015	1 November 2017	1 November 2022	A$0.13	A$0.20	1,627,500
20 October 2015	1 November 2018	1 November 2023	A$0.13	A$0.20	1,627,500
3 March 2016	1 November 2016	1 November 2021	A$0.10	A$0.20	307,500
3 March 2016	1 November 2017	1 November 2022	A$0.10	A$0.20	153,750
3 March 2016	1 November 2018	1 November 2023	A$0.10	A$0.20	153,750
Total					7,125,000

Conversion of SARs that vested upon cessation of employment and which were subsequently exercised.  127,390 shares were issued on the vesting of 577,500 SARs during the year ended 30 June 2016.

DIRECTORS’ INDEMNITIES

During the year the Company has incurred premiums to insure the Directors and/or officers for liabilities incurred as costs and expenses that may be incurred in defending civil or criminal proceedings that may be brought against the officers in their capacity as officers of the Company and or its controlled entities. Under the terms and conditions of the insurance contract, the nature of liabilities insured against and the premium paid cannot be disclosed.

INDEMINIFICATION OF AUDITORS

To the extent permitted by law, the Company has agreed to indemnify its auditors, Ernst & Young, as part of the terms of its audit engagement agreement against claims by third parties arising from the audit (for an unspecified amount). No payment has been made to indemnify Ernst & Young during or since the financial year.

ROUNDING

The amounts contained in this report, the Financial Report and the Management, Discussion and Analysis have been rounded to the nearest US$100,000 (where rounding is applicable) under the option available to the Company under ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191.  The Company is an entity to which the Instrument applies.

AUDITOR

Ernst & Young were appointed auditors for the Company on 21 June 2005, which was approved by shareholders at the 2005 Annual General Meeting on 9 November 2005.

DIRECTORS' REPORT
(continued)

AUDITOR INDEPENDENCE AND NON-AUDIT SERVICES

The Directors received the following declaration from the auditor of Paladin Energy Ltd.

Ernst & Young 11 Mounts Bay Road Perth WA 6000 Australia GPO Box M939. Perth WA 6843	Tel: +61 8 9429 2222 Fax: +61 8 9429 2436 ey.com/au

Auditor's independence declaration to the Directors of Paladin Energy Ltd

As lead auditor for the audit of Paladn Energy Ltd for the yes ended 30 June 2016, I declare to the best of my knowledge and belief, there have been

a)	no contraventions of the auditor independence requirements of the Corporations Act 2001 in relation to the audit; and

b)	no contraventions of any applicable code of professional conduct in relation to the audit

This declaration is in respect of Paladin Energy Ltd and the entities it controlled during the financial year. Ernst & Young Darren S. Lewsen Partner 24 August 2016

DIRECTORS' REPORT
(continued)

NON-AUDIT SERVICES

The following non-audit and assurance services were provided by the Company’s auditor, Ernst & Young.  The Directors are satisfied that the provision of non-audit and assurance services is compatible with the general standard of independence for auditors imposed by the Corporations Act.  The nature and scope of each type of non-audit and assurance service provided means that auditor independence was not compromised.

Ernst & Young received or are due to receive the following amounts for the provision of non-audit services:

US$’000
Other services	15
Tax compliance services	30
International tax consulting	26
Other tax advice	67
Total	138

Signed in accordance with a resolution of the Directors.

Rick Crabb
Chairman
Perth, Western Australia
24 August 2016

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
FINANCIAL REPORT

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

CONTENTS OF THE FINANCIAL REPORT

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

	Notes	2016 US$M	2015 US$M

Revenue

Revenue	11	185.4	199.5
Cost of sales	12	(152.5)	(189.7)
Impairment – inventories	17	(19.2)	(8.0)

Gross profit		13.7	1.8

Other income	12	9.2	5.5

Exploration and evaluation expenses	22	(0.9)	(1.6)

Administration, marketing and non-production costs	12	(16.3)	(19.3)

Other expenses	12	(185.4)	(267.6)

Loss before interest and tax		(179.7)	(281.2)

Finance costs	12	(48.1)	(57.0)

Net loss before income tax		(227.8)	(338.2)

Income tax benefit	13	83.4	38.1

Net loss after tax		(144.4)	(300.1)

Attributable to:
Non-controlling interests		(22.4)	(32.3)
Members of the parent		(122.0)	(267.8)
Net loss after tax		(144.4)	(300.1)

Loss per share (US cents)

Loss after tax from operations attributable to ordinary equity holders of the Company
– basic and diluted (US cents)	14	(7.1)	(18.9)

The above Consolidated Income Statement should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

	2016 US$M	2015 US$M

Net loss after tax from operations	(144.4)	(300.1)

Other comprehensive income

Items that may be subsequently reclassified to profit or loss:

Net loss on available-for-sale financial assets	(1.1)	(3.7)

Transfer of realised gains to other income on disposal of available-for-sale financial assets	-	(0.4)

Transfer of impairment loss on available-for-sale financial assets to income statement	1.5	2.9

Foreign currency translation	(12.2)	(99.2)

Income tax on items of other comprehensive income	0.3	(0.6)

Items that will not be subsequently reclassified to profit or loss:

Foreign currency translation attributable to non- controlling interests	-	(5.6)

Other comprehensive loss for the year, net of tax	(11.5)	(106.6)

Total comprehensive loss for the year	(155.9)	(406.7)

Total comprehensive loss attributable to:
Non-controlling interests	(22.4)	(37.9)
Members of the parent	(133.5)	(368.8)

	(155.9)	(406.7)

The above Consolidated Statement of Comprehensive Income should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 30 JUNE 2016

EXPRESSED IN US DOLLARS

	Notes	2016 US$M	2015 US$M
ASSETS

Current assets
Cash and cash equivalents	6	59.2	183.7
Trade and other receivables	16	12.2	9.5
Prepayments		1.6	2.9
Inventories	17	35.9	75.3
Assets classified as held for sale	18	-	2.8

TOTAL CURRENT ASSETS		108.9	274.2

Non current assets
Trade and other receivables	16	1.2	0.6
Inventories	17	-	156.3
Other financial assets	19	0.9	2.6
Property, plant and equipment	20	256.8	273.7
Mine development	21	39.8	43.0
Exploration and evaluation expenditure	22	336.1	337.9
Intangible assets	23	11.1	11.7
Deferred Tax Assets	13	36.3	-

TOTAL NON CURRENT ASSETS		682.2	825.8

TOTAL ASSETS		791.1	1,100.0

LIABILITIES

Current liabilities
Trade and other payables	24	31.5	30.4
Interest bearing loans and borrowings	7	204.7	8.5
Other Interest bearing loans - CNNC	8	10.4	-
Provisions	25	2.2	3.5

TOTAL CURRENT LIABILITIES		248.8	42.4

Non current liabilities
Interest bearing loans and borrowings	7	127.8	427.3
Other Interest bearing loans - CNNC	8	86.3	98.7
Deferred tax liabilities	13	-	47.9
Provisions	25	79.3	85.4
Unearned revenue	26	200.0	200.0

TOTAL NON CURRENT LIABILITIES		493.4	859.3

TOTAL LIABILITIES		742.2	901.7

NET ASSETS		48.9	198.3

EQUITY
Contributed equity	9	2,101.1	2,094.9
Reserves	9	49.9	61.1
Accumulated losses		(2,023.7)	(1,901.7)
Parent interests		127.3	254.3
Non-controlling interests	32	(78.4)	(56.0)

TOTAL EQUITY		48.9	198.3

The above Consolidated Statement of Financial Position should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 30 JUNE 2016
EXPRESSED IN US DOLLARS

	Contributed Equity US$M	Available -for-Sale Reserve US$M	Share-Based Payments Reserve US$M	Convertible Bond Non-Distrib- utable Reserve US$M	Foreign Currency Revaluation Reserve US$M	Premium on Acquisition Reserve US$M	Option Application Reserve US$M	Consol-idation Reserve US$M	Accumu- lated Losses US$M	Attributable to Owners of the Parent US$M	Non-Controlling Interests US$M	Total US$M

Balance at 1 July 2014	1,926.9	(3.6)	47.6	85.5	(38.4)	14.9	0.1	55.8	(1,633.9)	454.9	(22.5)	432.4
Loss for the period	-	-	-	-	-	-	-	-	(267.8)	(267.8)	(32.3)	(300.1)
Other comprehensive income/(loss)	-	(1.8)	-	-	(99.2)	-	-	-	-	(101.0)	(5.6)	(106.6)
Total comprehensive income/ (loss) for the year net of tax	-	(1.8)	-	-	(99.2)	-	-	-	(267.8)	(368.8)	(37.9)	(406.7)
Share-based payment	-	-	0.6	-	-	-	-	-	-	0.6	-	0.6
Vesting performance rights	1.8	-	(1.8)	-	-	-	-	-	-	-	-	-
Contributions of equity, net of transaction costs	166.2	-	-	-	-	-	-	-	-	166.2	-	166.2
Convertible bond, equity component – net of transaction costs	-	-	-	16.0	-	-	-	-	-	16.0	-	16.0
Convertible bond, buy back	-	-	-	(7.2)	-	-	-	-	-	(7.2)	-	(7.2)
Allotment of interest in Paladin (Africa) to Govt of Malawi to maintain 15% shareholding	-	-	-	-	-	-	-	(4.4)	-	(4.4)	4.4	-
Sale of 25% interest in Langer Heinrich to CNNC	--	-	-	-	-	-	-	(3.0)	-	(3.0)	-	(3.0)

Balance at 30 June 2015	2,094.9	(5.4)	46.4	94.3	(137.6)	14.9	0.1	48.4	(1,901.7)	254.3	(56.0)	198.3
Loss for the period	-	-	-	-	-	-	-	-	(122.0)	(122.0)	(22.4)	(144.4)
Other comprehensive income/(loss)	-	0.7	-	-	(12.2)	-	-	-	-	(11.5)	-	(11.5)
Total comprehensive income/ (loss) for the year net of tax	-	0.7	-	-	(12.2)	-	-	-	(122.0)	(133.5)	(22.4)	(155.9)
Share-based payment	5.9	-	0.5	-	-	-	-	-	-	6.4	-	6.4
Vesting performance rights	0.3	-	(0.2)	-	-	-	-	-	-	0.1	-	0.1
Convertible bond, equity component – net of transaction costs	-	-	-	57.3	-	-	-	-	-	57.3	-	57.3
Convertible bond, buy back	-	-	-	(57.3)	-	-	-	-	-	(57.3)	-	(57.3)

Balance at 30 June 2016	2,101.1	(4.7)	46.7	94.3	(149.8)	14.9	0.1	48.4	(2,023.7)	127.3	(78.4)	48.9

The above Consolidated Statement of Changes in Equity should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

	Notes	2016 US$M	2015 US$M
CASH FLOWS FROM OPERATING ACTIVITIES

Receipts from customers		186.0	215.4
Payments to suppliers and employees		(153.8)	(210.9)
Interest received		0.5	0.9
Interest paid		(27.8)	(29.7)
Exploration and evaluation expenditure		(0.9)	(1.6)
Other income		0.3	1.2
NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES	15	4.3	(24.7)

CASH FLOWS FROM INVESTING ACTIVITIES

Capitalised exploration expenditure		(4.2)	(4.2)
Payments for property, plant and equipment		(3.8)	(11.5)
Payments for available-for-sale investments		-	(0.2)
Proceeds from sale of property, plant & equipment		2.5	-
Proceeds from sale of available-for-sale investments		0.2	0.3

NET CASH OUTFLOW FROM INVESTING ACTIVITIES		(5.3)	(15.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings		(66.1)	(39.9)
Repayment of convertible bonds		(56.4)	(300.0)
Proceeds from convertible bonds		-	150.0
Convertible bond finance costs		-	(4.2)
Share placement		-	52.7
Proceeds from entitlement issue		-	119.7
Equity fundraising costs		-	(6.2)
Project finance facility establishment costs		-	(1.5)
Costs from sale of non-controlling interest		-	(3.0)
Proceeds from sale of non-controlling interest		-	170.0

NET CASH (OUTFLOW)/INFLOW FROM FINANCING ACTIVITIES		(122.5)	137.6

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS		(123.5)	97.3

Cash and cash equivalents at the beginning of the financial year		183.7	88.8
Effects of exchange rate changes on cash and cash equivalents		(1.0)	(2.4)
CASH AND CASH EQUIVALENTS AT THE END OF THE FINANCIAL YEAR	6	59.2	183.7

The above Consolidated Statement of Cash Flows should be read in conjunction with the accompanying notes.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

BASIS OF PREPARATION

NOTE 1. CORPORATE INFORMATION

The Financial Report of Paladin for the year ended 30 June 2016 was authorised for issue in accordance with a resolution of the Directors on 24 August 2016.

Paladin is a company limited by shares, incorporated and domiciled in Australia whose shares are publicly traded on the ASX, with additional listings on the Toronto Stock Exchange in Canada as well as Munich, Berlin, Stuttgart and Frankfurt Stock Exchanges in Europe; and the Namibian Stock Exchange in Africa.

The Group’s principal place of business is Hay Street, Subiaco, Western Australia. The nature of the operations and principal activities of the Group are described in the Management Discussion and Analysis (unaudited) on pages 9 to 43.

NOTE 2. STRUCTURE OF THE FINANCIAL REPORT

The Notes to the Consolidated Financial Statements have been grouped into six key categories, which are summarised as follows:

Basis of Presentation

This section sets out the group’s significant accounting policies that relate to the financial statements as a whole.  Where an accounting policy is specific to one note, the policy is described in the note to which it relates. Accounting policies determined non-significant are not included in the financial statements. There have been no changes to the Group’s accounting policies that are no longer disclosed in the financial statements.

Segment Information

This section compares performance across operating segments.

Capital Structure

This section outlines how the group manages its capital and related financing costs.

Performance for the Year

This section focuses on the results and performance of the group. This covers both profitability and the resultant return to shareholders via earnings per share combined with cash generation.

Operating Assets and Liabilities

This section shows the assets used to generate the group’s trading performance and the liabilities incurred as a result. Liabilities relating to the group’s financing activities are addressed in the Capital Structure section.

Other Notes

This section deals with the remaining notes that do not fall into any of the other categories.

NOTE 3. BASIS OF PREPARATION

Introduction and Statement of Compliance

The Financial Report is a general purpose Financial Report, which has been prepared in accordance with the requirements of the Corporations Act 2001, Australian Accounting Standards and other authoritative pronouncements of the Australian Accounting Standards Board.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 3.   BASIS OF PREPARATION (continued)

The Financial Report complies with International Financial Reporting Standards as issued by the International Accounting Standards Board.  The Financial Report has also been prepared on a historical cost basis, except for available-for-sale investments, which have been measured at fair value.  Where necessary, comparatives have been reclassified and repositioned for consistency with current year disclosures. For the purposes of preparing the consolidated financial statements, the Company is a for-profit entity.

The Financial Report is presented in US dollars and all values are rounded to the nearest hundred thousand dollars (US$100,000) unless otherwise stated under the option available to the Company under Australian Securities and Investments Commission (ASIC) Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191. The Company is an entity to which the Instrument applies.

Changes in Accounting Policies

Apart from the changes in accounting policies noted below, the accounting policies adopted are consistent with those disclosed in the Financial Report for the year ended 30 June 2015.

New Accounting Standards and Interpretations

The Group has adopted all new and amended Australian Accounting Standards and AASB Interpretations effective from 1 July 2015. The nature and impact of each new standard and amendment is described below:

Reference	Title	Impact
AASB 2013-9
Amendments to Australian Accounting Standards – Conceptual Framework, Materiality and Financial Instruments
The Standard contains three main parts and makes amendments to a number of Standards and Interpretations.
Part A of AASB 2013-9 makes consequential amendments arising from the issuance of AASB CF 2013-1.
Part B makes amendments to particular Australian Accounting Standards to delete references to AASB 1031 and also makes minor editorial amendments to various other standards.

There was no material impact on the Annual Report.
AASB 2015-3
Amendments to Australian Accounting Standards arising from the Withdrawal of AASB 1031 Materiality
The Standard completes the AASB’s project to remove Australian guidance on materiality from Australian Accounting Standards.
No direct impact on accounts but the changes apply to Standards relevant to Paladin.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 3.     BASIS OF PREPARATION (continued)

Basis of Consolidation

The consolidated financial statements comprise the financial statements of Paladin Energy Ltd and its subsidiaries as at 30 June 2016 (the Group).

Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

•	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee);
•	Exposure, or rights, to variable returns from its involvement with the investee; and
•	The ability to use its power over the investee to affect its returns.

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee
•	Rights arising from other contractual arrangements
•	The Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the statement of comprehensive income from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it:

•	De-recognises the assets (including goodwill) and liabilities of the subsidiary
•	De-recognises the carrying amount of any non-controlling interests
•	De-recognises the cumulative translation differences recorded in equity
•	Recognises the fair value of the consideration received
•	Recognises the fair value of any investment retained
•	Recognises any surplus or deficit in profit or loss
•
Reclassifies the parent’s share of components previously recognised in OCI to profit or loss or retained earnings, as appropriate, as would be required if the Group had directly disposed of the related assets or liabilities

•	Business combinations are accounted for using the acquisition method.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 3.     BASIS OF PREPARATION (continued)

Foreign Currency Translation

Functional and Presentation Currency

Items included in the Financial Statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates ('the functional currency').  The Consolidated Financial Statements are presented in United States dollars (US dollars), which is the Company’s functional and presentation currency.

Transactions and Balances

Foreign currency transactions are converted into the functional currency using the exchange rates prevailing at the dates of the transactions.  Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year‑end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the Income Statement.  Translation differences on available-for-sale financial assets are included in the available-for-sale reserve.

Group Companies

Some Group entities have a functional currency of US dollars which is consistent with the Company’s functional and presentational currency.  For all other Group entities the functional currency has been translated into US dollars for presentation purposes.  Assets and liabilities are translated using exchange rates prevailing at the balance date; revenues and expenses are translated using average exchange rates prevailing for the income statement year; and equity transactions are translated at exchange rates prevailing at the dates of transactions.  The resulting difference from translation is recognised in a foreign currency translation reserve.  Upon the sale of a subsidiary the Functional Currency Translation Reserve (FCTR) attributable to the parent is recycled to the Income Statement.

The following material operating subsidiaries have a US dollar functional currency:

•	Paladin Finance Pty Ltd

•	Paladin (Africa) Limited

•	Langer Heinrich Uranium (Pty) Ltd

•	Paladin Nuclear Ltd

•	Mount Isa Uranium Pty Ltd

•	Paladin Energy Minerals NL

The following material operating subsidiary has an Australian dollar functional currency:

•	Summit Resources (Aust) Pty Ltd

The following material operating subsidiaries have a Canadian dollar functional currency:

•	Aurora Energy Ltd

•	Michelin Uranium Ltd

•	Paladin Canada Holdings (NL) Ltd

•	Paladin Canada Investments (NL) Ltd

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 3.    BASIS OF PREPARATION (continued)

Significant Accounting Judgements, Estimates and Assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events.  The key estimates and assumptions, that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period, are dealt with elsewhere in the notes.

NOTE 4.   GOING CONCERN

As at 30 June 2016, the Group had a net current asset deficit of US$139.9M (30 June 2015: surplus US$231.8M), including cash on hand of US$59.2M (30 June 2015: US$183.7M).  Included within this cash on hand is US$0.6M (30 June 2015: US$31.2M), which is restricted for use in respect of supplier guarantees provided by LHM, (30 June 2015: restricted for use in respect of the LHM syndicated loan facility and supplier guarantees provided by LHM).

The syndicated loan facility was repaid in full on 31 March 2016.

Repayment obligations during the next twelve months to 30 June 2017 in respect of interest bearing loans and borrowings are summarised as follows:

•	interest payments of US$23.2M for the 2012 (due 2017) and 2015 (due 2020) unsecured convertible bonds.
•	US$212M principal repayment of 2012 unsecured convertible bonds maturing on 30 April 2017.

The ability of the Group to pay its debts as and when they fall due and thus to continue as a going concern is dependent upon the achievement of certain strategic and financing initiatives, as outlined below.

The Directors are satisfied that it is appropriate to prepare the financial statements on a going concern basis, due to:

•	The following strategic initiatives announced on 21 July 2016:
o
A non-binding terms sheet signed with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell a 24% interest in the Langer Heinrich Mine. The sale is expected to raise US$175M in cash for the Company with the Company working towards a formal close of the transaction in the fourth quarter of the 2016 calendar year.

o
A binding terms sheet signed with MGT Resources Limited (“MGT”) for sale of up to a 75% interest in the Company’s 100% owned Manyingee project. On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash with an option to acquire an additional 45% interest within twelve months for US$20M cash. The transaction is conditional on definitive documentation and a vote of MGT’s shareholders expected to be concluded in the fourth quarter of CY2016.

•	The Company’s history of successful capital raisings and other financing arrangements.

Should the Group not achieve the matters set out above, there is uncertainty whether the Group would continue as a going concern and therefore whether it would realise its assets and extinguish its liabilities in the normal course of business and at the amounts stated in the financial report. The financial report does not include adjustments relating to the recoverability or classification of the recorded assets amounts nor to the amounts or classification of liabilities that might be necessary should the Group not be able to continue as a going concern.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

SEGMENT INFORMATION

NOTE 5.     SEGMENT INFORMATION

Identification of Reportable Segments

The Company has identified its operating segments to be Exploration, Namibia and Malawi, on the basis of the nature of the activity and geographical location and different regulatory environments.  The main segment activity in Namibia and Malawi(1) is the production and sale of uranium from the mines located in these geographic regions.  The Exploration segment is focused on developing exploration and evaluation projects in Australia and Canada. Unallocated portion covers the Company’s sales and marketing, treasury, corporate and administration.

Discrete financial information about each of these operating segments is reported to the Group’s executive management team (chief operating decision makers) on at least a monthly basis.

The accounting policies used by the Group in reporting segments internally are the same as those contained in the accounts and in the prior period.

Inter-entity sales are priced with reference to the spot rate.

Corporate charges comprise non-segmental expenses such as corporate office expenses.  A proportion of the corporate charges are allocated to Namibia and Malawi on the basis of timesheet allocations with the balance remaining in Unallocated.

The Group’s customers are major utilities and other entities located mainly in USA, Australia, China, Taiwan and UK.  These revenues are attributed to the geographic location of the mines being the reporting segments Namibia and Malawi.

(1)  Currently on care and maintenance due to low uranium price. Production ceased on 6 May 2014.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 5.    SEGMENT INFORMATION (continued)

The following tables present revenue, expenditure and asset information regarding operating segments for the years ended 30 June 2016 and 30 June 2015.

Year ended 30 June 2016	Exploration US$M	Namibia US$M	Malawi US$M	Unallocated US$M	Consolidated US$M
Sales to external customers	-	184.9	-	-	184.9
Other revenue	-	-	-	0.5	0.5
Total consolidated revenue	-	184.9	-	0.5	185.4

Cost of goods sold	-	(152.5)	-	-	(152.5)

Impairment of Inventory	-	(19.2)	-	-	(19.2)

Gross profit	-	13.2	-	0.5	13.7

Other expenses	(0.9)	4.3	(10.1)	(12.8)	(19.5)

Impairment of assets	-	-	(2.4)	(2.6)	(5.0)

Impairment of ore stockpiles	-	(168.9)	-	-	(168.9)

Segment loss before income tax and finance costs	(0.9)	(151.4)	(12.5)	(14.9)	(179.7)

Finance costs	-	(11.6)	(0.3)	(36.2)	(48.1)

Loss before income tax	(0.9)	(163.0)	(12.8)	(51.1)	(227.8)

Income tax benefit/(expense)	-	84.2	-	(0.8)	83.4

Loss after income tax	(0.9)	(78.8)	(12.8)	(51.9)	(144.4)
At 30 June 2016
Segment assets/total assets	337.8	441.0	0.9	11.4(1)	791.1

	Australia US$M	Canada US$M	Namibia US$M	Other US$M	Consolidated US$M

Non current assets (excluding financial instruments) by country	118.0	221.2	305.8	-	645.0

In 2016, the most significant customers equated to 24% (US$44.6M Namibia), 16% (US$29.1M Namibia), 14% (US$26.8M Namibia) and 13% (US$24.0M Namibia) of the Group’s total sales revenue.

(1) Includes US$8.6M in cash and cash equivalents and US$0.9M available-for-sale financials assets (refer to Note 19).

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 5.    SEGMENT INFORMATION (continued)

Year ended 30 June 2015	Exploration US$M	Namibia US$M	Malawi US$M	Unallocated US$M	Consolidated US$M
Sales to external customers	-	191.9	6.7	-	198.6
Other revenue	-	-	-	0.9	0.9
Total consolidated revenue	-	191.9	6.7	0.9	199.5

Cost of goods sold	-	(182.9)	(6.8)	-	(189.7)

Impairment of Inventory	-	(8.0)	-	-	(8.0)

Gross profit	-	1.0	(0.1)	0.9	1.8

Other expenses	(1.5)	(2.2)	(23.6)	(12.9)	(40.2)

Impairment of asset	(237.5)	-	-	(3.9)	(241.4)

Write off of Exploration and evaluation	(1.4)	-	-	-	(1.4)

Segment loss before income tax and finance costs	(240.4)	(1.2)	(23.7)	(15.9)	(281.2)

Finance costs	-	(10.2)	(2.2)	(44.6)	(57.0)

Loss before income tax	(240.4)	(11.4)	(25.9)	(60.5)	(338.2)

Income tax benefit/(expense)	72.1	(17.0)	-	(17.0)	38.1

Loss after income tax	(168.3)	(28.4)	(25.9)	(77.5)	(300.1)
At 30 June 2015
Segment assets/total assets	340.9	622.8	12.6	123.7(1)	1,100.0

	Australia US$M	Canada US$M	Namibia US$M	Other US$M	Consolidated US$M

Non current assets (excluding financial instruments) by country	111.1	231.1	481.0	-	823.2

In 2015, the three most significant customers equated to 25% (US$50.2M Namibia), 22% (US$44.6M Namibia) and 14% (US$27.5M Namibia, Malawi) of the Group’s total sales revenue.

(1) Includes US$116.0M in cash and cash equivalents and US$2.6M available-for-sale financials assets (refer to Note 19).

CAPITAL STRUCTURE

The group's objectives when managing capital are to safeguard its ability to continue as a going concern, so that it can continue to provide returns to shareholders and benefits for other stakeholders and to maintain an efficient capital structure to reduce the cost of capital. Capital includes issued capital and all other equity reserves attributable to the equity holders of the parent.

In order to maintain or adjust the capital structure, the group may issue new shares or sell assets to reduce debt.

The group monitors capital on the basis of the level of return on capital and also the level of net cash/debt and compliance with bank covenants, including the gearing ratio calculated as a net debt / (net debt + equity). The group manages funds on a group basis with all funds being drawn by the parent entity.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 6.    CASH AND CASH EQUIVALENTS

	2016 US$M	2015 US$M

Cash at bank and on hand	7.0	3.1
Short-term bank deposits	52.2	180.6
Total cash and cash equivalents	59.2	183.7

Total cash and cash equivalents includes US$0.6M (30 June 2015: US$31.2M) restricted for use in respect of supplier guarantees provided by LHM, (30 June 2015: restricted for use in respect of the syndicated loan facility (refer to Note 7) and supplier guarantees provided by LHM).

Recognition and measurement

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short‑term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts.  Cash at bank earns interest at floating rates based on daily bank deposit rates.  Short-term deposits are made for varying periods depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates.

NOTE 7.     INTEREST BEARING LOANS AND BORROWINGS

	Maturity	2016 US$M	2015 US$M
Current

Unsecured convertible bonds(1) 2017 - 254.3	2017	204.7	-
Secured bank loans		-	8.5

Total current interest bearing loans and borrowings		204.7	8.5

Non Current

Unsecured convertible bonds(1)	2017	-	254.3
Unsecured convertible bonds(2)	2020	127.8	123.4
Secured bank loan(3)	amortised to 2019	-	49.6

Total non current interest bearing loans and borrowings		127.8	427.3

The above figures include transaction costs which offset the balance in accordance with the requirements of Accounting Standards.

Fair value disclosures
Details of the fair value of the Group’s interest bearing liabilities are set out in Note 10.

Unsecured convertible bonds

(1)
On 30 April 2012, the Company issued US$274M in convertible bonds with a coupon rate of 6% (underlying effective interest rate of 10.68%) maturing on 30 April 2017 with a conversion price of US$1.83 for Company shares.  During the year ended 30 June 2016, the Company repurchased a principal amount of US$62M thereby reducing the principal amount outstanding to US$212M. The cash expenditure for the repurchase was approximately US$57.5M (including accrued interest) as the bonds were bought back at an average price of 91.0 per cent.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 7.    INTEREST BEARING LOANS AND BORROWINGS (continued)

Unsecured convertible bonds (continued)

(2)
On 31 March 2015, the Company issued US$150M in convertible bonds with a coupon rate of 7% (underlying effective interest rate of 12.37%) maturing on 31 March 2020 with a conversion price of US$0.356 for Company shares.

Secured bank loans

(3)
Langer Heinrich Mine, Namibia - US$70M Syndicated Loan Facility was repaid in full on 31 March 2016. At 30 June 2016, US$Nil (30 June 2015: US$60.9M) was outstanding under the syndicated loan facility.

Recognition and measurement

Bank loan borrowings are initially recognised at fair value, net of transaction costs incurred.  Bank loan borrowings are subsequently measured at amortised cost.  Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in the Income Statement over the period of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance date.

The component of convertible bonds that exhibits characteristics of debt is recognised as a liability in the Statement of Financial Position, net of transaction costs.  On issue of convertible bonds, the fair value of the liability component is determined using a market rate for an equivalent non-convertible bond and this amount is carried as a liability on the amortised cost basis until extinguished on conversion or redemption.  The increase in the liability due to the passage of time is recognised as a finance cost.  The remainder of the proceeds is allocated to the equity component and is recognised in shareholders’ equity.  The carrying amount of the equity component is not remeasured in subsequent years.

Financing facilities available

At reporting date, the following financing facilities had been negotiated and were available:

	2016 US$M	2015 US$M
Total facilities:
Unsecured convertible bonds	362.0	424.0
Secured bank loans	-	60.9

	362.0	484.9

Facilities used at reporting date:
Unsecured convertible bonds	362.0	424.0
Secured bank loans	-	60.9

	362.0	484.9

Facilities unused at reporting date:
Unsecured convertible bonds	-	-
Secured bank loans	-	-

Year ended 30 June 2015, the syndicated loan facility held no security over project assets. The facility was secured by a Share Pledge Agreement from PFPL over its 75% interest in LHMHL.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 8.    OTHER INTEREST BEARING LOANS - CNNC

Current	Maturity	30 June 2016 US$M	30 June 2015 US$M

Other loan - CNNC	2016 to 2021	10.4	-

Non Current	Maturity

Other loan - CNNC	2016 to 2021	86.3	98.7

As part of the sale of a 25% interest in the Langer Heinrich mining operation, US$96M (representing 25%) of the intercompany shareholder loans owing by LHU to PFPL were assigned to CNNC under the same interest rate (LIBOR plus a margin between 2% and 4.25%) and conditions as those presently existing.

Pursuant to the intercompany shareholder loan agreements, repayment dates range from 2016 to 2021, however, under the Shareholders’ Agreement between CNNC and PFPL, each shareholder has agreed not to demand repayment without the prior written consent of the other shareholder. As neither CNNC nor PFPL can demand repayment, the repayment of the loans can be deferred.  Repayment is dependent on LHU generating sufficient free cash flows to repay the loans and the loans have not been guaranteed by Paladin Energy Ltd (Paladin). During the quarter ended 31 March 2016 a US$5.2M distribution was made by LHU to CNNC by way of a repayment of the intercompany loans assigned.  US$10.4M of the balance has been classified as current at 30 June 2016 due to the intention to repay within twelve months.

All loan repayments from LHU will be paid on a pro rata basis against the outstanding balances, (i.e. 75% to PFPL and 25% to CNNC).

On consolidation, PFPL’s 75% share of the LHU intercompany shareholder loans are eliminated against the intercompany shareholder loans receivable recorded in PFPL and therefore, they do not appear on Paladin’s consolidated statement of financial position.  As a result of the consolidation of 100% of LHU’s assets and liabilities, LHU's total liability of US$96.7M to CNNC is recognised on the consolidated statement of financial position.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 9.    CONTRIBUTED EQUITY AND RESERVES

Issued and Paid Up Capital
	Number of Shares
	2016	2015	2016 US$M	2015 US$M
Ordinary shares

Issued and fully paid	1,712,843,812	1,666,927,668	2,101.1	2,094.9

Fully paid ordinary shares carry one vote per share and carry the right to dividends.

Recognition and measurement

Ordinary shares are classified as equity.  Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.

Movements in Ordinary Shares on Issue

Date	Number of Shares	Issue Price A$	Exchange Rate US$: A$	Total US$M

Balance 30 June 2014	964,367,284(1)			1,926.9
(1) Includes 1,084 shares held by Paladin Employee Plan Pty Ltd.

September 2014	Rights vested	390,950	-	-	-
September 2014	Rights vested	136,340	-	-	-
November 2014	Rights vested	857,544	-	-	-
November 2014	Share placement	144,862,817	0.42	1.15423	52.7
December 2014	Rights vested	1,003,238
December 2014	Institutional entitlement offer	191,530,053	0.26	1.18827	41.9
December 2014	Retail entitlement offer	363,779,442	0.26	1.21563	77.8
	Transfer from share-based payments reserves				1.8
	Transaction costs				(6.2)

Balance 30 June 2015		1,666,927,668 (1)			2,094.9

August 2015	Acquisition of
	Carley Bore Project	45,000,000	0.18	1.36273	5.9
September 2015	Rights vested	163,265	-	-	-
October 2015	Rights vested	78,047	-	-	-
December 2015	Rights vested	547,442	-	-	-
May 2016	Rights vested	127,390	-	-	-
	Transfer from share-
	based payments reserve				0.3

Balance 30 June 2016		1,712,843,812 (1)			2,101.1

(1) Includes 184 shares held by Paladin Employee Plan Pty Ltd.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016
EXPRESSED IN US DOLLARS

NOTE 9.    CONTRIBUTED EQUITY AND RESERVES (continued)

Reserves	Consolidation reserve	Listed option application reserve	Share-based payments reserve	Available -for-sale reserve	Foreign currency translation reserve	Convertible bond non-distributable reserve	Premium on acquisition reserve	Total
	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M

At 30 June 2014	55.8	0.1	47.6	(3.6)	(38.4)	85.5	14.9	161.9
Net unrealised movement on available-for-sale investments	-	-	-	(3.7)	-	-	-	(3.7)
Share-based payments	-	-	(1.2)	-	-	-	-	(1.2)
Foreign currency translation	-	-	-	-	(99.2)	-	-	(99.2)
Transfer of impairment loss to Income Statement	-	-	-	2.9	-	-	-	2.9
Transfer realised gains to other income	-	-	-	(0.4)	-	-	-	(0.4)
Income Tax	-	-	-	(0.6)	-	-	-	(0.6)
Convertible bond, equity component – net of transaction costs	-	-	-	-	-	16.0	-	16.0
Convertible bond, buy back	-	-	-	-	-	(7.2)	-	(7.2)
Allotment of interest in Paladin (Africa) to Govt of Malawi to maintain 15% shareholding	(4.4)	-	-	-	-	-	-	(4.4)
Sale of 25% interest in Langer Heinrich to CNNC	(3.0)	-	-	-	-	-	-	(3.0)

At 30 June 2015	48.4	0.1	46.4	(5.4)	(137.6)	94.3	14.9	61.1
Net unrealised movement on available-for-sale investments	-	-	-	(1.5)	-	-	-	(1.5)
Share-based payments	-	-	0.3	-	-	-	-	0.3
Foreign currency translation	-	-	-	0.4	(12.2)	-	-	(11.8)
Transfer of impairment loss to Income Statement	-	-	-	1.5	-	-	-	1.5
Income Tax	-	-	-	0.3	-	-	-	0.3
Convertible bond, equity component – net of transaction costs	-	-	-	-	-	57.3	-	57.3
Convertible bond, buy back	-	-	-	-	-	(57.3)	-	(57.3)

At 30 June 2016	48.4	0.1	46.7	(4.7)	(149.8)	94.3	14.9	49.9

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 9.     CONTRIBUTED EQUITY AND RESERVES (continued)

Nature and Purpose of Reserves

Consolidation reserve

This reserve recognises the difference between the fair value of the 15% interest in PAL allotted to the Government of Malawi, at the net present value of the Kayelekera Project on the date the Development Agreement was signed (22 February 2007), and the non-controlling interest in the net assets of PAL.  It also recognises the excess of the proceeds received over the 25% interest in net assets of Langer Heinrich Mauritius Holdings limited and Langer Heinrich Uranium (Pty) Ltd disposed of to China Uranium Corporation Limited, a subsidiary of China National Nuclear Corporation, on      28 June 2014 under the Share Sale Agreement dated 18 January 2014.

Listed option application reserve

This reserve consists of proceeds from the issue of listed options, net of expenses of issue.  These listed options expired unexercised and no restriction exists for the distribution of this reserve.

Share-based payments reserve

This reserve is used to record the value of equity benefits provided to Directors, employees and consultants as part of their remuneration.  Refer to Note 31 for further details on share-based payments.

Available-for-sale reserve

This reserve records the fair value changes on the available-for-sale financial assets as set out in Note 19.

Foreign currency translation reserve

This reserve is used to record exchange differences arising on translation of the group entities that do not have a functional currency of US dollars and have been translated into US dollars for presentation purposes, as described in Note 3.

Convertible bond non-distributable reserve

This reserve records the equity portion of the convertible bonds issued as described in Note 7.

Acquisition reserve

This reserve represents the premium paid on the acquisition of a non-controlling interest in Summit.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 10.    FINANCIAL RISK MANAGEMENT

Financial Risk Management Objectives and Policies

The Group’s management of financial risk is aimed at ensuring net cash flows are sufficient to:
•	meet all its financial commitments; and
•	maintain the capacity to fund corporate growth activities.

The Group monitors its forecast financial position on a regular basis.

Market, liquidity and credit risk (including foreign exchange, commodity price and interest rate risk) arise in the normal course of the Group’s business.  These risks are managed under Board approved directives which underpin treasury practices and processes.  The Group’s principal financial instruments comprise interest bearing debt, cash and short-term deposits and available for sale financial assets.  Other financial instruments include trade receivables and trade payables, which arise directly from operations.

The Group’s forecast financial risk position with respect to key financial objectives and compliance with treasury practice is regularly reported to the Board.

Market Risk

Foreign Exchange Risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures.

Foreign exchange risk arises from future commitments, assets and liabilities that are denominated in a currency that is not the functional currency of the relevant Group company.

The Group’s borrowings and deposits are largely denominated in US dollars. Currently there are no foreign exchange hedge programmes in place.  However, the Group treasury function manages the purchase of foreign currency to meet operational requirements.

The financial instruments exposed to movements in the Namibian dollar are as follows:

	2016 US$M	2015 US$M

Financial assets
Cash and cash equivalents	6.4	2.0
Trade and other receivables	10.9	7.0

	17.3	9.0

Financial liabilities
Trade and other payables	(16.3)	(20.5)

Net exposure	1.0	(11.5)

Based on the Group’s net exposure at the balance date, a reasonably possible change in the exchange rate would not have a material impact on profit or equity.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 10.     FINANCIAL RISK MANAGEMENT (continued)

Market Risk (continued)

Interest Rate Risk

Interest rate risk is the risk that the Group’s financial position will be adversely affected by movements in interest rates that will increase the cost of floating rate debt or opportunity losses that may arise on fixed rate borrowings in a falling interest rate environment. Interest rate risk on cash and short-term deposits is not considered to be a material risk due to the short-term nature of these financial instruments.

The Group’s main interest rate risk arises from long-term debt. Floating rate debt exposes the Group to cash flow interest rate risk and fixed rate debt exposes the Group to fair value interest rate risk. All other financial assets and liabilities in the form of receivables, investments in shares, payables and provisions, are non-interest bearing.

The Group currently does not engage in any hedging or derivative transactions to manage interest rate risk.

The floating rate financial instruments exposed to interest rates movements are as follows:

	2016 US$M	2015 US$M

Financial assets
Cash and cash equivalents – short-term deposits	59.2	183.7

Financial liabilities
Interest-bearing liabilities	(96.7)	(159.7)

Net exposure	(37.5)	24.0

Based on the Group’s net exposure at the balance date, a reasonably possible change in LIBOR would not have a material impact on profit or equity.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 10.    FINANCIAL RISK MANAGEMENT (continued)

Liquidity Risk
The liquidity position of the Group is managed to ensure sufficient liquid funds are available to meet the Group’s financial commitments in a timely and cost effective manner.

The Group treasury function continually reviews the Group’s liquidity position including cash flow forecasts to determine the forecast liquidity position and maintain appropriate liquidity levels. Sensitivity analysis is conducted on a range of pricing and market assumptions to ensure the Group has the ability to meet repayment commitments.  This enables the Group to manage cash flows on a long-term basis and provides the flexibility to pursue a range of funding alternatives if necessary.   Note 7 details the repayment obligations in respect of the amount of the facilities.

The maturity analysis of payables at the reporting date was as follows:
	Payables maturity analysis
2016	Total US$M	<1 year US$M	1-2 years US$M	2-3 years US$M	>3 years US$M

Trade and other payables	31.5	31.5	-	-	-
Loans and borrowings	452.8	215.6	-	-	237.2
Interest payable	70.1	26.4	13.8	13.9	16.0

Total payables	554.4	273.5	13.8	13.9	253.2

2015

Trade and other payables	30.4	30.4	-	-	-
Loans and borrowings	580.9	12.9	283.1	14.1	270.8
Interest payable	113.6	33.4	32.9	16.0	31.3

Total payables	724.9	76.7	316.0	30.1	302.1

Credit Risk

Credit risk is the risk that a contracting entity will not complete its obligation under a financial instrument that will result in a financial loss to the Group.  The carrying amount of financial assets represents the maximum credit exposure. The Group trades only with recognised, creditworthy third parties. In addition, receivable balances are monitored on an ongoing basis with the result that the Group’s exposure to bad debts is not significant.

The maximum exposure to credit risk at the reporting date was a total of US$72.6M (2015 US$193.8M), comprising cash and receivables.
	2016 US$M	2015 US$M

Current
Cash and cash equivalents*	59.2	183.7
Trade receivables	1.0	2.1
Other receivables – other entities	11.2	7.4

	71.4	193.2
Non Current
Other receivables – other entities	1.2	0.6

Total	72.6	193.8
* The Group’s maximum deposit with a single financial institution represents 85% (2015: 57%) of cash and cash equivalents.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 10.   FINANCIAL RISK MANAGEMENT (continued)

Credit Risk (continued)

	Receivables ageing analysis
2016	Total US$M	Current US$M	>1 year US$M

Trade receivables	1.0	1.0	-
Other receivables	12.4	11.2	1.2

Total receivables	13.4	12.2	1.2

2015	Total US$M	Current US$M	>1 year US$M

Trade receivables	2.1	2.1	-
Other receivables	8.0	7.4	0.6

Total receivables	10.1	9.5	0.6

No receivables are past due or impaired.

Fair Values

Set out below is a comparison by class of the carrying amounts and fair value of the Group’s financial instruments, other than those with carrying amounts that are reasonable approximations of fair values as at 30 June 2016:

	2016		2015
	Carrying amount	Fair value	Carrying amount	Fair value
	US$M	US$M	US$M	US$M
Financial liabilities
Interest bearing loans and borrowings:
- Secured bank loan	-	-	8.5	9.1
- Debt component of Unsecured convertible bonds	204.7(1)	202.1	-	-
Total current	204.7	202.1	8.5	9.1

Interest bearing loans and borrowings
- Secured bank loan	-	-	49.6	51.8
- Debt component of Unsecured convertible bonds	127.8(1)	134.7	377.7(1)	401.1
Total non-current	127.8	134.7	427.3	452.9

Total	332.5	336.8	435.8	462.0

(1) This figure includes transaction costs which offset the balance in accordance with the requirements of Accounting Standards.

The Group uses various methods in estimating the fair value of a financial instrument.  The methods comprise:

Level 1 – the fair value is calculated using quoted prices in active markets.
Level 2 – the fair value is estimated using inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices).

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 10.    FINANCIAL RISK MANAGEMENT (continued)

Fair Values (continued)

Level 3 – the fair value is estimated using inputs for the asset or liability that are not based on observable market data.

The fair value of the financial instruments as well as the methods used to estimate the fair value are summarised in the table below:

	Year ended 30 June 2016				Year ended 30 June 2015
	Quoted market price (Level 1)	Valuation technique-market observable inputs (Level 2)	Valuation technique- non market observable inputs (Level 3)	Total	Quoted market price (Level 1)	Valuation technique-market observable inputs (Level 2)	Valuation technique- non market observable inputs (Level 3)	Total
	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M

Financial assets measured at fair value
Available-for-sale investments
Listed investments	0.9	-	-	0.9	2.6	-	-	2.6
	0.9	-	-	0.9	2.6	-	-	2.6

Financial liabilities for which fair values are disclosed
Interest bearing loans and borrowings
Floating rate borrowings(1)	-	-	-	-	-	60.9	-	60.9
Debt component of of Convertible bonds(2)	-	336.8	-	336.8	-	401.1	-	401.1
	-	336.8	-	336.8	-	462.0	-	462.0

(1)     The fair value has been determined by discounting the future cash flows using market rates currently available for debt on similar terms, credit risk and remaining maturities.
(2)     The fair value has been determined using a valuation technique based on the quoted market price of the bonds less the estimated fair value of the equity component attributable to the conversion feature, which was valued using an option pricing model. The estimated fair value of the equity component was not considered material at 30 June 2016.

Quoted market price represents the fair value determined based on quoted prices on active markets as at the reporting date without any deduction for transaction costs. The fair value of the listed equity investments are based on quoted market prices.

For financial instruments not quoted in active markets, the Group uses valuation techniques such as present value techniques, comparison to similar instruments for which market observable prices exist and other relevant models used by market participants. These valuation techniques use both observable and unobservable market inputs.

For financial instruments that are recognised at fair value on a recurring basis, the Group determines whether transfers have occurred between Levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

Capital Management

When managing capital, management’s objective is to ensure adequate cash resources to meet the Company’s commitments are maintained, as well as to maintain optimal returns to shareholders through ensuring the lowest cost of capital available to the entity.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 10.     FINANCIAL RISK MANAGEMENT (continued)

Capital Management (continued)

The Company utilises a combination of debt, equity and convertible bonds to provide the cash resources required. Management reviews the capital structure from time to time as appropriate.

The Group treasury function is responsible for the Group’s capital management, including management of the long-term debt and cash as part of the capital structure.  This involves the use of corporate forecasting models which enable analysis of the Group’s financial position including cash flow forecasts to determine the future capital management requirements.  To ensure sufficient funding for operational expenditure and growth activities, a range of assumptions are modelled so as to provide the flexibility in determining the Group’s optimal future capital structure.

Group treasury monitors gearing and compliances with various contractual financial covenants.  The Company’s project finance facility is subject to various financial undertakings including a negative pledge, debt service coverage ratio, loan life coverage ratio and project life coverage ratio.  At the time of reporting, the Company was in compliance with all of the facility’s financial undertakings.

	2016 US$M	2015 US$M
Total borrowings	429.2	534.5
Less cash and cash equivalents	(59.2)	(183.7)

Net debt	370.0	350.8

Total equity	48.9	198.3

Total Capital	418.9	549.1

Gearing Ratio	88%	64%

Commodity Price Risk

Uranium is not traded in any significant volume on global commodity exchanges.  The Group has customer sales contracts in place for delivery over the period 2016 to 2024.

Contracted selling prices are determined by a range of mechanisms including base-escalated pricing and formulas which reference common industry published prices. Contracts may be subject to escalating floor and ceiling prices.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

PERFORMANCE FOR THE YEAR

NOTE 11.    REVENUE

	2016 US$M	2015 US$M

Sale of uranium	184.9	198.6
Interest income from non-related parties	0.5	0.9
Total	185.4	199.5

Recognition and measurement

Revenue is measured at the fair value of the consideration received or receivable.  Amounts disclosed as revenue are net of duties and taxes paid. Revenue is recognised for the major business activities as follows:

Sale of Uranium

Revenue from sale of uranium is recognised when risk and reward of ownership pass, which is when title of the product passes from the Group pursuant to an enforceable contract, when selling prices are known or can be reasonably estimated and when the product is in a form that requires no further treatment by the Group.

Interest Revenue

Interest revenue from investments in cash is recognised in the Income Statement as interest accrues using the effective interest method.  This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

NOTE 12.    OTHER INCOME AND EXPENSES

	2016 US$M	2015 US$M
Cost of Sales
Production costs before depreciation and amortisation	(128.8)	(169.8)
Depreciation and amortisation	(22.3)	(31.4)
Impairment loss reversed on sale of inventory	7.9	24.9
Product distribution costs	(3.6)	(7.3)
Royalties	(5.7)	(6.1)
Total	(152.5)	(189.7)

Other Income
Foreign exchange gain (net)	9.2	4.3
Gain on disposal of available-for-sale investments	-	0.6
Gain on disposal of tenements	-	0.6
Total	9.2	5.5

Administration, Marketing and Non-Production Costs
Corporate and marketing	(6.0)	(14.7)
Restructure Costs	(5.3)	-
LHM mine site	(4.0)	(3.3)
Depreciation and amortisation	(0.4)	(0.7)
Other	(0.6)	(0.6)
Total	(16.3)	(19.3)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 12. OTHER INCOME AND EXPENSES (continued)
	2016 US$M	2015 US$M
Other Expenses
Impairment of assets(1)	(0.8)	-
Impairment of ore stockpiles(2)	(168.9)	-
Write-off of exploration assets(3)	-	(1.4)
Impairment of exploration assets(4)	-	(237.5)
Impairment of aircraft	(0.3)	(1.0)
Impairment for available for sale financial assets	(1.5)	(2.9)
KM stores & consumables obsolescence write off	(2.4)	-
LHM fixed costs during plant shutdown	(1.4)	(3.8)
KM care and maintenance expenses	(10.1)	(13.4)
KM mine closure provision increase	-	(7.6)
Total	(185.4)	(267.6)

(1)        Impairment charge of US$0.8M relating to the impairment of Summit’s office building in Mount Isa.

(2)
Impairment charge of US$168.9M relating to the impairment of LHM Ore Stockpiles.  A change in LHM’s life of mine plan, in order to reduce costs and improve cashflows, has resulted in a change in the timescale for processing the ore stockpiles.  The stockpiles are now forecast to be processed over the next three years compared to nine years under the previous life of mine plan.  The lower short-term forecast prices over the next three years compared to medium to long-term forecast prices, when the stockpiles were originally planned to be processed, has resulted in the net realisable value at 30 June 2016 being estimated as US$Nil.    Refer to Note 17.

(3)	2015 - The licence for Spinifex Well was surrendered on 22 September 2014. All capitalised costs were written off.

(4)
2015 - Impairment charge of US$237.5M, Queensland exploration assets US$229.1M and Bigrlyi project US$8.4M.  At 30 June 2015, due to the continuing depressed uranium price, US$229.1M (US$180.8M after tax) was recognised to reduce the carrying value of the Queensland exploration assets. The estimated recoverable amount of the project of US$100.0M was determined on the basis of fair value less costs to dispose (level 3 fair value hierarchy), using a valuation range provided by recent comparable market transactions and other market indicators which ranged from US$0.3/lb to US$7.5/lb.   The estimated recoverable amount for the Queensland exploration assets equated to US$0.75/lb, which is based on more recent market transactions and the current uranium market.  Bigrlyi was written down to a carrying value of US$Nil.

Finance Costs
Interest expense	(30.3)	(33.5)
Accretion relating to convertible bonds	(13.5)	(18.2)
Profit on convertible bond buyback	2.2	1.0
Mine closure provision discount interest expense	(3.6)	(5.7)
Facility costs	(2.9)	(0.6)
Total	(48.1)	(57.0)

Total depreciation and amortisation expense	22.7	32.1

Employee Benefits Expense
Wages and salaries	(19.7)	(28.7)
Defined contribution superannuation	(1.7)	(2.3)
Share-based payments	(0.5)	(0.5)
Other employee benefits	(7.1)	(2.3)

	(29.0)	(33.8)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 12.    OTHER INCOME AND EXPENSES (continued)

Recognition and measurement

Superannuation

The Company contributes to employees’ superannuation plans in accordance with the requirements of Occupational Superannuation Legislation.  Contributions by the Company represent a defined percentage of each employee's salary.  Employee contributions are voluntary.

Employee Performance Share Rights Plan

Details of the Employee Performance Share Rights Plan for the Company are disclosed in Note 31.
Depreciation – refer to Note 20.
Employee benefits – refer to Note 25.

Borrowing Costs

Borrowing costs incurred for the construction of any qualifying asset are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale.  Other borrowing costs are expensed as incurred including the unwinding of discounts related to mine closure provisions.  When relevant, the capitalisation rate used to determine the amount of borrowing costs to be capitalised is the weighted average interest rate applicable to the entity's outstanding borrowings during the year.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 13.    INCOME AND OTHER TAXES

	2016 US$M	2015 US$M
Income Tax Benefit/(Expense)
Current income tax
Current income tax benefit/(expense)	-	-

Deferred income tax
Related to the origination and reversal of temporary differences	83.4	38.1
Income tax benefit reported in the Income Statement	83.4	38.1

Amounts Charged or Credited Directly to Equity
Deferred income tax related to items charged or credited directly to equity:

Foreign currency translation reserve movement	-	11.1
Other and prior period	0.8	(6.9)
Income tax benefit reported in equity	0.8	4.2

Numerical Reconciliation of Income Tax Benefit to Prima Facie Tax Payable
Loss before income tax expense	227.8	338.2
Tax at the Australian tax rate of 30% (2015– 30%)	68.3	101.4

Difference in overseas tax rates	12.2	0.5
Non - deductible items	64.1	20.8
Under/over prior year adjustment	16.3	(27.1)
Losses not recognised	-	~~-~~
Other foreign exchange differences	(2.7)	(14.3)
DTA not recognised	(74.8)	(43.2)
Income tax (expense)/benefit reported in the Income Statement	83.4	38.1

Tax Losses
Australian unused tax losses for which no deferred tax asset has been recognised	(419.2)	(387.8)
Other unused tax losses for which no deferred tax asset has been recognised	(223.4)	(384.6)
Total unused tax losses for which no deferred tax asset has been recognised	(642.6)	(772.4)
Unused tax losses for which no DTA has been recognised	(187.1)	(222.3)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 13.     INCOME AND OTHER TAXES (continued)

	2016 US$M	2015 US$M
Deferred Income Tax
Deferred tax liabilities
Accelerated prepayment deduction for tax purposes	(0.4)	(0.7)
Accelerated depreciation for tax purposes	(96.8)	(100.6)
Exploration expenditure	(13.1)	(14.7)
Inventory / Consumables	(4.5)	(4.4)
Convertible bond	(6.5)	(11.2)

Gross deferred tax liabilities	(121.3)	(131.6)
Set off of deferred tax assets	121.3	83.7)

Net deferred tax liabilities	-	(47.9)

Deferred tax assets
Revenue losses available for offset against future taxable income	84.9	33.5

Available for sale securities	6.9	9.7
Foreign currency balances	63.1	37.0
Interest bearing liabilities	-	-
Other	2.7	3.5

Gross deferred tax assets	157.6	83.7
Set off against deferred tax liabilities	(121.3)	(83.7)

Net deferred tax assets recognised	36.3	-

Paladin and all its wholly-owned Australian resident entities are part of a tax-consolidated group under Australian tax law.

The net deferred tax assets recognised are in respect of revenue losses expected to be offset against future taxable income.

This benefit for tax losses will only be obtained if:

(1)	the Consolidated Entities derive future assessable income of a nature and of an amount sufficient to enable the benefit from the deductions for the losses to be realised;

(2)	the Consolidated Entities continue to comply with the conditions for deductibility imposed by tax legislation; and

(3)	no changes in tax legislation adversely affect the Consolidated Entities in realising the benefit from the deductions for the losses.

Recognition and measurement

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities.  The tax rates and tax laws used to compute the amount are those that are enacted or substantially enacted, at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to integration and establishes provisions where appropriate.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 13.     INCOME AND OTHER TAXES (continued)

Recognition and measurement (continued)

Deferred tax assets and liabilities are recognised using the full liability method for temporary differences at the tax rates expected to apply when the assets are recovered or liabilities are settled, based on those tax rates which are enacted or substantively enacted for each jurisdiction.  The relevant tax rates are applied to the cumulative amounts of deductible and taxable temporary differences to measure the deferred tax asset or liability.  An exception is made for certain temporary differences arising from the initial recognition of an asset or a liability.  No deferred tax asset or liability is recognised in relation to these temporary differences if they arose in a transaction, other than a business combination, that at the time of the transaction did not affect either accounting profit or taxable profit or loss.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

Current and deferred tax balances attributable to amounts recognised directly in equity are also recognised directly in equity.  Deferred tax assets and liabilities are offset only if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to the same taxable entity and the same taxation authority.

Significant Accounting Estimates and Assumptions

Deferred Tax Assets and Liabilities

The Group is subject to income taxes in Australia and jurisdictions where it has foreign operations.  Significant judgement is required in determining deferred tax assets and liabilities.  There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business.

The carrying amount of deferred income tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.  Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.  The utilisation of the Group’s net deferred tax asset at 30 June 2016 of US$36.3M is dependent on future profits arising in the Namibian tax jurisdiction in excess of those arising from the reversal of deferred tax liabilities. Although the Group’s result in the current period in the Namibian tax jurisdiction was a loss, management has assessed that the utilisation of the deferred tax asset is probable, due to the Group’s forecast future taxable income in that the jurisdiction (refer to Note 20 for further disclosure of the key inputs into the forecast pre-tax cash flows for the LHU mine) and the Group’s history of utilising Namibian tax losses.

Unrecognised deferred income tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 14.   EARNINGS PER SHARE

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	2016 US$M	2015 US$M

Net loss attributable to ordinary equity holders of the Parent from continuing operations	(122.0)	(267.8)

	2016 Number of Shares	2015 Number of Shares
Weighted average number of ordinary shares for basic and diluted earnings per share	1,707,894,118	1,417,331,645

Total number of securities not included in weighted average calculation due to their antidilutive nature in the current period, that could potentially dilute basic earnings per share in the future	547,320,310	552,056,462

Recognition and measurement

Basic Earnings Per Share

Basic earnings per share are calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the period.

Diluted Earnings Per Share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.  Diluted earnings per share is the same as basic earnings per share in 2016 and 2015 as the Group is in a loss position.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 15.  RECONCILIATION OF EARNINGS AFTER INCOME TAX TO NET CASH FLOW FROM OPERATING ACTVITIES

	2016 US$M	2015 US$M
Reconciliation of Net Loss After Tax to Net Cash Flows Provided by/(Used in) Operating Activities

Net loss	(144.4)	(300.1)

Adjustments for
Depreciation and amortisation	22.7	25.0
Gain on repayment of convertible bonds	(2.2)	(1.0)
Gain on disposal of investments	-	(0.6)
Net exchange differences	(9.2)	(4.3)
Share-based payments	0.5	0.5
Non-cash financing costs	20.0	24.5
Inventory impairment and obsolescence expense	21.6	8.0
Asset impairments	1.1	1.0
Available-for-sale asset impairment	1.5	2.9
Exploration impairment	-	238.9

Changes in assets and liabilities
Decrease in prepayments	1.3	0.5
(Increase)/decrease in trade and other receivables	(3.2)	19.4
Increase/(decrease) in trade and other payables	6.4	(6.0)
(Decrease)/increase in provisions	(2.5)	6.0
Decrease/(increase) in inventories	174.1	(1.4)
Increase/(decrease) in deferred tax liabilities	(83.4)	(38.0)
Net cash flows provided by/(used in) by operating activities	4.3	(24.7)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

OPERATING ASSETS AND LIABILITIES

NOTE 16.    TRADE AND OTHER RECEIVABLES

	Notes	2016 US$M	2015 US$M

Current

Trade receivables	(a)	1.0	2.1
GST and VAT	(b)	9.8	5.6
Sundry debtors		1.4	1.8
Total current receivables		12.2	9.5

(a)
Trade receivables are non-interest bearing and are generally on 30 day terms.  Carrying value approximates fair value due to the short-term nature of the receivables.  An allowance for doubtful debts is made when there is objective evidence that a trade receivable is impaired.  No allowance has been recognised for the current year or the previous year.

(b)	GST and VAT debtor relates to Australia, Namibia, Malawi, Netherlands and Canada.

Non Current

Sundry debtors	1.2	0.6
Total non current receivables	1.2	0.6

Recognition and measurement

Loans and Receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  They arise when the Group provides money, goods or services directly to a debtor with no intention of selling the receivable.  They are included in current assets, except for those with maturities greater than 12 months after the balance date which are classified as non current assets.

Collectability of trade receivables is reviewed on an ongoing basis.  Debts that are known to be uncollectible are written off when identified.  An allowance for doubtful debts is raised when there is objective evidence that the group will not be able to collect the debt.  Financial difficulties of the debtor, default payments or debts more than 60 days overdue are considered objective evidence of impairment.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 17.    INVENTORIES

	2016 US$M	2015 US$M
Current

Stores and consumables (at cost)	8.6	11.1
Ore Stockpiles (at cost)	-	19.8
Work in progress (at net realisable value)	5.1	9.4
Finished goods (at cost)	-	35.0
Finished goods (at net realisable value)	22.2	-

Total current inventories at the lower of cost and net realisable value	35.9	75.3

Non Current

Ore Stockpiles (at cost)	-	156.3

Total non current inventories at the lower of cost and net realisable value	-	156.3

2015 – Ore Stockpiles at LHM that are unlikely to be processed within 12 months of the balance sheet date are classified as non current.

Inventory Expense

Inventories sold recognised as an expense for the year ended 30 June 2016 totalled US$152.5M (2015: US$189.7M) for the Group.

Impairment of Inventories

During 2016, the carrying value of ore stockpiles held at LHM was reduced to net realisable value resulting in an impairment loss of US$168.9M (2015: US$Nil) for the year, recognised in other expenses.  A change in LHM’s life of mine plan, in order to reduce costs and improve cashflows, has resulted in a change in the timescale for processing the ore stockpiles.  The stockpiles are now forecast to be processed over the next three years compared to nine years under the previous life of mine plan.  The lower short-term forecast prices over the next three years compared to medium to long-term forecast prices, when the stockpiles were originally planned to be processed, has resulted in the net realisable value at 30 June 2016 being estimated as US$Nil.  The net realisable value of the ore stockpiles is dependent on a number of key factors including: uranium price (for which a combination of spot and forward pricing has been used for the next three years), future processing costs, grade and recovery rates.

During 2016, work-in-progress held at LHM was reduced to net realisable value resulting in an impairment loss of US$14.6M (2015: US$8.0M) for the year, recognised in cost of sales.

During 2016, finished goods held at LHM were reduced to net realisable value resulting in an impairment loss of US$4.6M (2015: US$Nil) for the year, recognised in cost of sales.

During 2016 stores and consumables held at KM were reduced by US$2.4M (2015: US$Nil) due to obsolescence.  This resulted in an obsolescence expense recognised in other expenses.

Recognition and measurement

Consumable stores inventory are valued at the lower of cost and net realisable value using the weighted average cost method, after appropriate allowances for redundant and slow moving items.

Finished goods and work in progress inventory are valued at the lower of cost and net realisable value using the weighted average cost method.  Cost is derived on an absorption costing basis, including both fixed and variable production costs and attributable overheads incurred up to the delivery point where legal title to the product passes.  No accounting value is attributed to stockpiles containing ore at less than the cut-off grade.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 17.    INVENTORIES (continued)

Recognition and measurement (continued)

The costs of production include labour costs, materials and contractor expenses which are directly attributable to the extraction and processing of ore (including any recognised expense of stripping costs); the depreciation of property, plant and equipment used in the extraction and processing of ore; and production overheads.

Significant Estimates and Assumptions

Net Realisable Value of Inventories

The Group reviews the carrying value of inventories regularly to ensure that their cost does not exceed net realisable value.  In determining net realisable value various factors are taken into account, including sales prices and costs to complete inventories to their final form.

NOTE 18.    ASSETS CLASSIFIED AS HELD FOR SALE

	2016 US$M	2015 US$M

Plant and equipment	-	2.8

Total assets classified as held for sale	-	2.8

As a result of KM being placed on care and maintenance, the Company made a decision to sell its aircraft and on 23 November 2015 a sale agreement was signed.  The sale was completed in January 2016.  An impairment expense of US$0.3M has been recorded in the ‘Unallocated’ portion of the segment information.

NOTE 19.    OTHER FINANCIAL ASSETS

	2016 US$M	2015 US$M

Non Current

Available-for-sale financial assets	0.9	2.6

Total non current other financial assets	0.9	2.6

The Group has an investment in DYL and at 30 June 2016 held 319,106,156 (2015: 319,106,156) fully paid ordinary shares.  The holding of these fully paid ordinary shares represents a 16.5% interest at 30 June 2016 (2015: 16.7%) of the ordinary shares of DYL, a uranium explorer listed on the ASX.  The market value of the shares in DYL at 30 June 2016 is A$1.3M (US$0.9M) (2015: A$3.2M / US$2.4M) based on a share price of 0.4 Australian cents per share (2015: 1.0 Australian cents).

At 30 June 2015 the Group held minor investments in other companies.

Recognition and measurement

Available‑for‑sale financial assets, comprising principally marketable equity securities, are non‑derivatives that are either designated in this category or not classified in any of the other categories.  They are included in non current assets unless management intends to dispose of the investment within 12 months of the balance date.

Purchases and sales of investments are recognised on trade‑date which is the date on which the Group commits to purchase or sell the asset.  Investments are initially recognised at fair value plus transaction costs.  Financial assets are de-recognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 19.    OTHER FINANCIAL ASSETS (continued)

Recognition and measurement (continued)

Available‑for‑sale financial assets are subsequently carried at fair value.  Unrealised gains and losses which arise from changes in the fair value of non monetary securities classified as available‑for‑sale are recognised in other comprehensive income.  When securities classified as available‑for‑sale are sold or impaired, the accumulated fair value adjustments are included in the Income Statement as gains and losses from investment securities.

Fair value of Financial Instruments

The fair values of quoted investments are based on current bid prices.

Impairment of Financial Instruments

The Group assesses at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired.  In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of a security below its cost is considered in determining whether the security is impaired.  If any such evidence exists for available‑for‑sale financial assets, the cumulative loss which is measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit and loss is removed from equity and recognised in the Income Statement.  Any subsequent increase in value is recognised in equity.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 20.    PROPERTY, PLANT AND EQUIPMENT

	2016 US$M	2015 US$M

Plant and equipment – at cost	721.4	720.6
Less accumulated depreciation and impairment	(473.5)	(456.2)

Net carrying value plant and equipment	247.9	264.4

Land and buildings - at cost	10.3	10.6
Less accumulated depreciation and impairment	(3.7)	(2.7)

Net carrying value land and buildings	6.6	7.9

Construction work in progress – at cost	2.3	1.4
Less impairment	-	-

Net carrying value construction work in progress	2.3	1.4

Net carrying value property, plant and equipment	256.8	273.7

Property, Plant and Equipment Pledged as Security for Liabilities

Refer to Note 7 for information on property, plant and equipment pledged as security.

Reconciliations

Reconciliations of the carrying amounts of each class of property, plant and equipment at the beginning and end of the year are set out below:
	Total US$M	Plant and Equipment US$M	Land and Buildings US$M	Construction Work in Progress US$M
2016

Net carrying value at start of year	273.7	264.4	7.9	1.4
Additions	3.7	0.4	-	3.3
Depreciation and amortisation expense	(18.2)	(17.8)	(0.4)	-
Impairment of assets	(0.8)	-	(0.8)	-
Reclassification of assets	-	1.1	-	(1.1)
Reclassification to mine development	(1.3)	-	-	(1.3)
Disposal of assets	(0.2)	(0.2)	-	-
Foreign currency translation	(0.1)	-	(0.1)	-

Net carrying value at end of year	256.8	247.9	6.6	2.3

2015

Net carrying value at start of year	281.8	270.5	8.7	2.6
Additions	10.5	2.0	-	8.5
Depreciation and amortisation expense	(17.8)	(17.2)	(0.4)	(0.2)
Reclassification of assets	-	9.3	0.1	(9.4)
Reclassification to mine development	(0.1)	-	-	(0.1)
Foreign currency translation	(0.7)	(0.2)	(0.5)	-

Net carrying value at end of year	273.7	264.4	7.9	1.4

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 20.    PROPERTY, PLANT AND EQUIPMENT (continued)

Recognition and measurement

All property, plant and equipment are stated at historical cost less accumulated depreciation and impairment losses.  Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.  All other repairs and maintenance are charged to the Income Statement during the financial period in which they are incurred.

Property, plant and equipment costs include both the costs associated with construction of equipment associated with establishment of an operating mine, and the estimated costs of dismantling and removing the asset and restoring the site on which it is located.

Land is not depreciated.  Depreciation on other assets is calculated using either the unit of production basis or the straight line method to allocate their cost amount, net of their residual values, over their estimated useful lives, as follows:

•	Buildings	20 years
•	Databases	10 years
•	Plant and equipment	2-6 years
•	Leasehold improvements	period of lease
•	Mine plant and equipment	lesser of life of asset and unit of production basis

An asset's carrying amount is written down immediately to its recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing proceeds with carrying amounts.  These are included in the Income Statement.

Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment.  Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its recoverable amount.  The recoverable amount is the higher of an asset's fair value less costs to sell and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.  For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

Significant Estimates and Assumptions

Impairment of Property, Plant and Equipment; Mine Development and Intangibles

Property, plant and equipment; mine development and intangibles are tested for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The Group conducts an internal review of asset values at each reporting date, which is used as a source of information to assess for any indicators of impairment. Factors, such as changes in uranium prices, production performance and mining and processing costs are monitored to assess for indicators of impairment. If any indication of impairment exists, an estimate of the asset’s recoverable amount is calculated.

An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. Recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows that are largely independent of the cash inflows from other assets or groups of assets (cash-generating units).

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 20.    PROPERTY, PLANT AND EQUIPMENT (continued)

Significant Estimates and Assumptions (continued)

The future recoverability of the property, plant and equipment, mine development and intangibles is dependent on a number of key factors including: uranium price, discount rates used in determining the estimated discounted cash flows, foreign exchanges rates, tax rates, the level of proved and probable reserves and measured, indicated and inferred mineral resources, future technological changes which could impact the cost of production and future legal changes, including changes to environmental restoration obligations.

The recoverable value of the LHM property, plant and equipment has been determined based on value in use (VIU). VIU calculation use pre-tax free cash flows based on financial projections for the approved life of mine plan (LOM). The key operating assumptions and their basis of estimation are:

•	Future production based on the latest LOM and using a recovery factor of 87.8% per management’s best estimates.
•	Commodity price forecast ranging from US$26/lb to US$68/lb per TradeTech forecast pricing.
•	Exchange rate forecast of USD/NAD ranging from 14.00 to 16.00 derived from external currency forecasters.
•	Future cost of production ranging from US$18.00/lb to US$28.63/lb based on the current budget and management’s best estimates.
•	Discount rate applied to cash flow projections of 8.5%.

These estimates and assumptions are subject to risk and uncertainty. Therefore there is a possibility that a change in circumstances will impact these projections, which may impact the recoverable amount.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 21.    MINE DEVELOPMENT

	2016 US$M	2015 US$M

Mine development – at cost	214.4	213.1
Less accumulated depreciation and impairment	(174.6)	(170.1)

Net carrying value – mine development	39.8	43.0

Net carrying value at start of year	43.0	43.9
Additions	-	-
Depreciation and amortisation expense	(4.5)	(7.5)
Effects in changes of underlying assumptions & discount rates	-	6.5
Reclassification from property, plant and equipment	1.3	0.1
Disposals	-	-

Net carrying value at end of year	39.8	43.0

Recognition and measurement

Mine development

Pre-production costs are deferred as development costs until such time as the asset is capable of being operated in a manner intended by management and depreciated on a units of production basis.  Post-production costs are recognised as a cost of production.

Stripping (waste removal) costs

As part of its mining operations, the Group incurs stripping (waste removal) costs both during the development phase and production phase of its operations. Stripping costs incurred in the development phase of a mine, before the production phase commences (development stripping), are capitalised as part of the cost of constructing the mine and subsequently amortised over its useful life using a units-of-production method.  The capitalisation of development stripping costs ceases when the mine/component is commissioned and ready for use as intended by management.

Stripping activities undertaken during the production phase of a surface mine (production stripping) are accounted for as set out below. After the commencement of production, further development of the mine may require a phase of stripping that is similar in nature to development phase stripping. The costs of such stripping are accounted for in the same way as development stripping (as outlined above).

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 21.    MINE DEVELOPMENT (continued)

Recognition and measurement (continued)

Stripping (waste removal) costs (continued)

Stripping costs incurred during the production phase are generally considered to create two benefits, being either the production of inventory or improved access to the ore to be mined in the future.  Where the benefits are realised in the form of inventory produced in the period, the production stripping costs are accounted for as part of the cost of producing those inventories. Where the benefits are realised in the form of improved access to ore to be mined in the future, the costs are recognised as a non-current asset, referred to as a stripping activity asset, if the following criteria are met:

a) Future economic benefits (being improved access to the ore body) are probable;
b) The component of the ore body for which access will be improved can be accurately identified; and
c) The costs associated with the improved access can be reliably measured.

If all of the criteria are not met, the production stripping costs are charged to the statement of profit or loss as operating costs as they are incurred.

In identifying components of the ore body, the Group works closely with the mining operations personnel for each mining operation to analyse each of the mine plans. Generally, a component will be a subset of the total ore body, and a mine may have several components. The mine plans, and therefore the identification of components, can vary between mines for a number of reasons. These include, but are not limited to: the geological characteristics of the ore body, the geographical location, and/or financial considerations.

The stripping activity asset is initially measured at cost, which is the accumulation of costs directly incurred to perform the stripping activity that improves access to the identified component of ore, plus an allocation of directly attributable overhead costs. If incidental operations are occurring at the same time as the production stripping activity, but are not necessary for the production stripping activity to continue as planned, these costs are not included in the cost of the stripping activity asset.

If the costs of the inventory produced and the stripping activity asset are not separately identifiable, a relevant production measure is used to allocate the production stripping costs between the inventory produced and the stripping activity asset. This production measure is calculated for the identified component of the ore body and is used as a benchmark to identify the extent to which the additional activity of creating a future benefit has taken place.  The Group uses the expected volume of waste extracted compared with the actual volume for a given volume of ore production of each component.

The stripping activity asset is accounted for as an addition to, or an enhancement of, an existing asset, being the mine asset, and is presented as part of ’Mine Development’ in the statement of financial position.

The stripping activity asset is subsequently depreciated using the units-of-production method over the life of the identified component of the ore body that became more accessible as a result of the stripping activity. Economically recoverable reserves, which comprise proven and probable reserves, are used to determine the expected useful life of the identified component of the ore body. The stripping activity asset is then carried at cost less depreciation and any impairment losses.

Significant Judgements, Estimates and Assumptions

The Group has assessed that the useful lives of the individual identifiable components of the relative ore bodies are short and that the strip ratio over the life of component is relatively uniform. Accordingly, the Group has accounted for production stripping costs as a production cost in the years ended 30 June 2015 and 2016.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 21.    MINE DEVELOPMENT (continued)

Recognition and measurement (continued)

Proved and Probable Reserves

The Group uses the concept of a life of mine as an accounting value to determine such things as depreciation rates and the appropriate period to discount mine closure provisions.  In determining life of mine, the proved and probable reserves measured in accordance with the 2004 edition of the JORC Code specific to a mine are taken into account which by their very nature require judgements, estimates and assumptions.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 22.    EXPLORATION AND EVALUATION EXPENDITURE

The following table details the expenditures on interests in mineral properties by area of interest for the year ended 30 June 2016:

Areas of interest	Valhalla /Skal (1) US$M	Isa North US$M	Fusion US$M	Angela Pamela US$M	Bigrlyi US$M	Carley Bore (2) US$M	Canada US$M	Other Uranium Projects US$M	Total US$M

Balance 30 June 2015	89.6	10.4	-	-	-	-	230.4	7.5	337.9

Acquisition property payments	-	-	-	-	-	7.6	-	-	7.6

Project exploration and evaluation expenditure
Labour	-	-	-	-	-	0.1	0.8	0.1	1.0
Outside services	-	0.1	0.1	-	-	-	0.2	0.2	0.6
Other expenses	0.1	0.2	-	0.1	0.1	0.3	1.0	0.1	1.9

Total expenditure	0.1	0.3	0.1	0.1	0.1	0.4	2.0	0.4	3.5
Expenditure expensed	(0.1)	(0.3)	(0.1)	(0.1)	(0.1)	-	(0.2)	-	(0.9)

Expenditure capitalised	-	-	-	-	-	0.4	1.8	0.4	2.6
Foreign exchange differences	(0.5)	(0.4)	-	-	-	0.4	(11.5)	-	(12.0)
Impairment of exploration and evaluation	-	-	-	-	-	-	-	-	-

Balance 30 June 2016	89.1	10.0	-	-	-	8.4	220.7	7.9	336.1

(1)
Summit has a 50% interest in the Valhalla/Skal Projects with the other 50% interest held by the Paladin Group.  As a consequence of the takeover of the Summit Group, the above table now reflects 100% of the Valhalla/Skal Projects with the non-controlling interest reflected on the face of the Statement of Financial Position.

(2)
On 7 August 2015, Paladin acquired the Carley Bore Uranium Deposit in Western Australia for consideration comprising US$1.2M (A$1.6M) cash and 45 million Paladin Energy Ltd shares. Due to the nature of the asset as an early stage exploration project, the fair value of the asset was not able to be measured reliably and therefore the 45 million shares issued were valued at the date of completion, being AU$0.18c per share based on the market price at that date. US$0.6M acquisition costs were capitalised to the exploration and evaluation asset.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 22.   EXPLORATION AND EVALUATION EXPENDITURE (continued)

The following table details the expenditures on interests in mineral properties by area of interest for the year ended 30 June 2015:

	Valhalla /Skal	Isa North	Fusion	Angela Pamela	Bigrlyi	Niger	KM	LHM	Canada	Other Uranium Projects	Total
Areas of interest	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M	US$M

Balance 30 June 2014	332.5	60.5	11.3	-	10.3	-	-	-	263.3	9.4	687.3

Acquisition property payments	-	-	-	-	-	-	-	-	-	0.4	0.4

Project exploration and evaluation expenditure
Labour	0.1	0.1	-	-	-	-	0.1	-	1.7	0.6	2.6
Outside services	-	-	-	-	-	-	-	-	0.4	0.1	0.5
Other expenses	0.2	0.2	0.1	0.1	0.1	-	0.1	-	1.3	0.5	2.6

Total expenditure	0.3	0.3	0.1	0.1	0.1	-	0.2	-	3.4	1.2	5.7
Expenditure expensed	(0.3)	(0.3)	(0.1)	(0.1)	(0.1)	-	(0.2)	-	(0.1)	(0.4)	(1.6)

Expenditure capitalised	-	-	-	-	-	-	-	-	3.3	0.8	4.1
Foreign exchange differences	(61.2)	(11.9)	(2.1)	-	(1.9)	-	-	-	(36.2)	(1.7)	(115.0)
Write off of Spinifex Well	-	-	-	-	-	-	-	-	-	(1.4)	(1.4)
Impairment of exploration and evaluation	(181.7)	(38.2)	(9.2)	-	(8.4)	-	-	-	-	-	(237.5)

Balance 30 June 2015	89.6	10.4	-	-	-	-	-	-	230.4	7.5	337.9

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 22.  EXPLORATION AND EVALUATION EXPENDITURE (continued)

Recognition and measurement

Exploration and evaluation expenditure related to areas of interest is capitalised and carried forward to the extent that:

1.	rights to tenure of the area of interest are current; and

2.	costs are expected to be recouped through successful development and exploitation of the area of interest or alternatively by its sale.

Exploration and evaluation expenditure is allocated separately to specific areas of interest.  Such expenditure comprises net direct costs and an appropriate portion of related overhead expenditure directly related to activities in the area of interest.

Costs related to the acquisition of properties that contain Mineral Resources are allocated separately to specific areas of interest.

If costs are not expected to be recouped through successful development and exploitation of the area of interest, or alternatively by sale, costs are expensed in the period in which they are incurred.

Exploration and evaluation expenditure that is capitalised is included as part of cash flows from investing activities, whereas exploration and evaluation expenditure that is expensed is included as part of cash flows from operating activities.

When a decision to proceed to development is made, the exploration and evaluation capitalised to that area is transferred to mine development.  All costs subsequently incurred to develop a mine prior to the start of mining operations within the area of interest are capitalised and carried at cost.  These costs include expenditure incurred to develop new ore bodies within the area of interest, to define further mineralisation in existing areas of interest, to expand the capacity of a mine and to maintain production.

Capitalised amounts for an area of interest may be written down to their recoverable amount if the area of interest’s carrying amount is greater than their estimated recoverable amount.

Significant Estimates and Assumptions

Carrying Value of Exploration and Evaluation Expenditure

The Group reviews the carrying value of exploration and evaluation expenditure at each reporting date.  This requires judgement as to the status of the individual projects and their future economic value.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 23.    INTANGIBLE ASSETS
	2016 US$M	2015 US$M
At 30 June

Intangible assets – at cost	27.8	27.8
Less accumulated depreciation and impairment	(16.7)	(16.1)

Net carrying value – intangible assets	11.1	11.7

Amortisation of US$0.6M (2015: US$0.5M) is included in cost of sales in the Income Statement.

Movements in Intangible Assets
Movements in each group of intangible asset during the financial year are set out below:

	Right to Supply of Power US$M	Right to Supply of Water US$M	Total US$M
2016

Net carrying value at 1 July 2015	3.5	8.2	11.7
Amortisation expense	(0.2)	(0.4)	(0.6)

Net carrying value at 30 June 2016	3.3	7.8	11.1

2015

Net carrying value at 1 July 2014	3.6	8.6	12.2
Amortisation expense	(0.1)	(0.4)	(0.5)

Net carrying value at 30 June 2015	3.5	8.2	11.7

Description of the Group’s Intangible Assets

1.	Right to supply of power

LHUPL has entered into a contract with NamPower in Namibia for the right to access power at LHM.  In order to obtain this right, the power line connection to the mine was funded by LHM.  However, ownership of the power line rests with NamPower.  The amount funded is being amortised on a unit of production basis.

2.	Right to supply of water

LHUPL has entered into a contract with NamWater in Namibia for the right to access water at LHM.  In order to obtain this right, the water pipeline connection to the mine was funded by LHM.  However, ownership of the pipeline rests with NamWater.  The amount funded is being amortised on a unit of production basis.

Recognition and measurement

Intangible assets acquired separately or in a business combination are initially measured at cost.  The cost of an intangible asset acquired in a business combination is its fair value as at the date of acquisition.  Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.  Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is recognised in the Income Statement in the year in which the expenditure is incurred.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 23.    INTANGIBLE ASSETS (continued)

Recognition and measurement (continued)

The useful lives of intangible assets are assessed to be either finite or indefinite.  Intangible assets with finite lives are amortised over the useful life and tested for impairment whenever there is an indication that the intangible asset may be impaired.  The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at each financial year-end.  Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for prospectively by changing the amortisation period or method, as appropriate, which is a change in accounting estimate.  The amortisation expense on the intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.

A summary of the policies applied to the Group’s intangible assets is as follows:

Right to use water and power supply

Useful lives	Life of mine

Amortisation method used	Amortised over the life of the mine on a unit of production basis

Impairment testing	Annually and more frequently when an indication of impairment exists. The amortisation method is reviewed at each financial year-end.

The rights to use water and power supply have been granted for a minimum of 17 years from April 2007 by the relevant utilities with the option of renewal without significant cost at the end of this period.

NOTE 24.    TRADE AND OTHER PAYABLES
	2016 US$M	2015 US$M
Current

Trade and other payables	31.5	30.4

Total current payables	31.5	30.4

Trade payables are non-interest bearing and are normally settled on 30 day terms.

Recognition and measurement

Trade and other payables are carried at amortised cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of these goods and services.  The amounts are unsecured and are usually paid within 30 days of recognition.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 25.    PROVISIONS
	Note	2016 US$M	2015 US$M

Current

Employee benefits	12	2.2	3.5

Total current provisions		2.2	3.5

Non Current

Employee benefits	12	0.1	1.4
Rehabilitation provision		77.9	82.5
Demobilisation provision		1.3	1.5

Total non current provisions		79.3	85.4

Movements in Provisions

Movements in each class of provision during the financial year, excluding provisions relating to employee benefits, are set out below:

	Demobilisation US$M	Rehabilitation US$M	Total US$M

At 1 July 2015	1.5	82.5	84.0
Arising during the year	0.1	2.8	2.9
Foreign currency movements	(0.3)	(7.4)	(7.7)

At 30 June 2016	1.3	77.9	79.2

2016

Current	-	-	-
Non current	1.3	77.9	79.2

	1.3	77.9	79.2
2015

Current	-	-	-
Non current	1.5	82.5	84.0

	1.5	82.5	84.0

Nature and Timing of Provisions

Rehabilitation

A provision for rehabilitation and mine closure has been recorded in relation to LHM and KM.  A provision is made for rehabilitation work when the obligation arises and this is recognised as a cost of production or development as appropriate. Additionally the provision includes the costs of dismantling and demolition of infrastructure or decommissioning, the removal of residual material and the remediation of disturbed areas specific to the infrastructure to a state acceptable to various authorities.  The provision is estimated using the assumption that remediation will not take place until 3 to 19 years’ time.

Demobilisation

A provision for demobilisation has been recorded in relation to LHM for the costs of demobilising the mining contractor.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 25.     PROVISIONS (continued)

Recognition and measurement

Provisions

Mine closure and restoration costs include the costs of dismantling and demolition of infrastructure or decommissioning, the removal of residual material and the remediation of disturbed areas specific to the infrastructure.  Mine closure costs are provided for in the accounting period when the obligation arising from the related disturbance occurs, whether this occurs during the mine development or during the production phase, based on the net present value of estimated future costs.

As the value of the provision for mine closure represents the discounted value of the present obligation to restore, dismantle and close the mine, the increase in this provision due to the passage of time is recognised as a finance cost.  The discount rate used is a pre-tax rate that reflects the current market assessment of the time value of money and the risks specific to the liability.

Provision is made for rehabilitation work when the obligation arises and this is recognised as a cost of production or development.  The rehabilitation costs provided for are the present value of the estimated costs to restore operating locations.  The value of the provision represents the discounted value of the current estimate to restore and the discount rate used is the pre-tax rate that reflects the current market assessments of the time value of money and the risks specific to the liability.

Employee benefits
Short-term benefits
Liabilities for short-term benefits, including wages and salaries, and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised as a current liability in respect of employees' services up to the reporting date and are measured at the amounts expected to be paid when the liabilities are settled.  Liabilities for non‑accumulating sick leave are recognised when the leave is taken and measured at the rates paid or payable.

Long Service Leave
The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date.  Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service.  Expected future payments are discounted using market yields at the reporting date on corporate bonds with terms to maturity and currency that match, as closely as possible, the estimated future cash outflows.

Significant Accounting Judgements, Estimates and Assumptions

Rehabilitation Provision
The value of this provision represents the discounted value of the present obligation to rehabilitate the mine and to restore, dismantle and close the mine.  The discounted value reflects a combination of management’s assessment of the cost of performing the work required, the timing of the cash flows and the discount rate.  A change in any, or a combination, of the three key assumptions (estimated cash flows, discount rates or inflation rates), used to determine the provision could have a material impact to the carrying value of the provision.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 26.    UNEARNED REVENUE

	2016	2015
	US$M	US$M
Non Current
Unearned revenue	200.0	200.0

Total unearned revenue	200.0	200.0

Recognition and measurement

In 2012, Paladin entered into a six-year off-take agreement with EdF, a major electricity generator and distribution company in France, to deliver a total of 13.73Mlb U3O8 in the period from 2019 to 2024.  Uranium sold to EdF under the contract will be at prevailing spot prices at the time of delivery, subject to escalating floor and ceiling prices, with the floor price being at a significant premium to both current spot and long term reference prices. The off-take is an obligation of the Company and it is intended to be fulfilled through the acquisition of U3O8 from the Company’s operating assets and joint ventures at the time of delivery.

Under this agreement, a US$200M cash prepayment was received in 2012.  The prepayment related to 44.51% of the total volume to be delivered under the contract, at the present value of the contracted floor price, determined using an imputed interest rate of 7.619%.

The Group’s accounting policy is to recognise revenue from the long-term off-take agreement as a payment for future product to be delivered. Advance customer payments are unearned revenues at the time of receipt.

Under the Group’s accounting policy, the unearned revenue is not accreted to the future value of the contracted floor price that has been prepaid. When the product is delivered to the customer, the unearned revenue will be released to the income statement at its original carrying value.

The Company has granted EdF security over 60.1% of the Michelin project in Canada.  Under certain circumstances, the company may elect, or be required to replace the Michelin security with other appropriate security.

OTHER NOTES

NOTE 27.    KEY MANAGEMENT PERSONNEL

Details of Key Management Personnel

(i) Directors

Mr Rick Crabb	Chairman (Non-executive)
Mr John Borshoff	Managing Director/CEO (resigned 10 August 2015)
Mr Donald Shumka	Director (Non-executive)
Mr Peter Donkin	Director (Non-executive)
Mr Philip Baily	Director (Non-executive)
Mr Wendong Zhang	Director (Non-executive)
Mr Sean Llewelyn	Director (Non-executive) (resigned 21 August 2015)

(ii) Executives

Mr Alexander Molyneux	Chief Executive Officer (appointed 10 August 2015)
Mr Craig Barnes	Chief Financial Officer
Ms Gillian Swaby	Group Company Secretary and Executive General Manager – Corporate Services (resigned 21 August 2015)
Mr Dustin Garrow	Executive General Manager – Marketing (resigned 21 August 2015)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 27.     KEY MANAGEMENT PERSONNEL (continued)

Compensation of Key Management Personnel: Compensation by Category

	2016 US$’000	2015 US$’000

Short-term employee benefits	2,745	3,666
Post employment benefits	(141)	(371)
Long-term benefits	(109)	142
Share-based payment	140	205

	2,635	3,642

NOTE	28. AUDITORS’ REMUNERATION

The auditor of the Paladin Energy Ltd Group is Ernst & Young.

	2016 US$’000	2015 US$’000
Amounts received or due and receivable by Ernst & Young (Australia) for:

• Audit or review of the financial report of the consolidated Group	258	319
• Other services	15	-
• Taxation services:
Tax compliance services	18	109
International tax consulting	26	44
Other tax advice	29	99

Sub-total	346	571

Amounts received or due and receivable by related practices of Ernst & Young (Australia) for:

• Audit or review of the financial report of subsidiaries and audit related services	75	129

• Taxation services:
Tax compliance services	12	45
International tax consulting	-	-
Other tax advice	38	23

Sub-total	125	197

The level of non-audit related fees was driven by the tax compliance requirements of multiple jurisdictions and by the specialist advice requirements of potential acquisitions and group restructures.

Whilst always striving to meet the highest corporate governance standards, Paladin is also cognisant of the need to retain the value of the best available specialist advice. Paladin engaged Ernst & Young because of their specialised experience in both Africa and the mining sector and Ernst & Young’s detailed understanding of the Paladin Group.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 28.    AUDITORS’ REMUNERATION (continued)

In terms of the Company’s Corporate Governance Policy all non-audit services are reviewed and approved by the Audit Committee prior to commencement to ensure that they do not adversely affect the integrity and objectivity of the auditor and that the nature of the services provided does not compromise the Code of Ethics for Professional Accountants APES 110 issued by the Accounting Professional and Ethical Standards Board.

All non-audit services provided by Ernst & Young were allowable services that received the sign off of the audit partner confirming that, in his professional opinion, they do not in any way impair the independence of the firm. Where any service might be perceived to be subjective, Ernst & Young policy requires approval by the Oceania Independence and Conflicts Leader.

NOTE 29.    COMMITMENTS AND CONTINGENCIES

There were no outstanding commitments or contingencies, which are not disclosed in the Financial Report of the Group as at 30 June 2016 other than:

	2016 US$M	2015 US$M
Tenements

Commitments for tenements contracted for at the reporting date but not recognised as liabilities, payable:
Within one year	0.9	0.6
Later than one year but not later than 5 years	11.9	9.8
More than 5 years	7.5	11.2

Total tenements commitment	20.3	21.6

These include commitments relating to tenement lease rentals and the minimum expenditure requirements of the Namibian, Malawian, Canadian, Western Australian, South Australian, Northern Territorian and Queensland Mines Departments attaching to the tenements and are subject to re-negotiation upon expiry of the exploration leases or when application for a mining licence is made.

These are necessary in order to maintain the tenements in which the Group and other parties are involved.  All parties are committed to meet the conditions under which the tenements were granted in accordance with the relevant mining legislation in Namibia, Malawi, Australia and Canada.

Operating Lease Commitments

The Group has entered into various property leases relating to rental of offices and residential accommodation.

These non-cancellable leases have remaining terms of between 1 month and 60 months.  All leases include a clause to enable upward revision of rental charge on an annual basis according to prevailing market conditions.

Future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	2016 US$M	2015 US$M

Within one year	0.3	0.8
Later than one year but not later than 5 years	1.2	0.1
More than 5 years	-	-

Total operating lease commitment	1.5	0.9

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 29.    COMMITMENTS AND CONTINGENCIES (continued)

Other Commitments

Commitments for mining, transport and reagents contracted for at the reporting date but not recognised as liabilities, payable:

	2016 US$M	2015 US$M

Within one year	10.8	15.3
Later than one year but not later than 5 years	-	1.9
More than 5 years	-	-

Total other commitment	10.8	17.2

In relation to the Manyingee Uranium Project, the re-negotiated acquisition terms provide for a payment of A$0.75M (US$0.56M) (2015: A$0.75M (US$0.57M)) by the Group to the vendors when all project development approvals are obtained.

Bank Guarantees

As at 30 June 2016 the Group has outstanding US$450,713 (A$607,651) (2015: US$465,180 / A$607,651) as a current guarantee provided by a bank for the corporate office lease; a US$132,055 (A$172,500) (2015: US$143,538 / A$187,500) guarantee for tenements; a US$95,408 (A$128,630) (2015: US$98,471 / A$128,630) guarantee for corporate credit cards, and a US$10M (2015: US$10M) KM environmental performance guarantee.

Contingent Liability

A dispute arose between a Group company and a contractor in relation to the contract for the Stage 3 expansion at LHM.  The contractor was seeking payment of a disputed sum of N$151.1M (30 June 2015:  N$151.1M), which is approximately US$10.0M (30 June 2015: US$12.0M).  The Group denied the claim and vigorously defended it.  The Group also counter claimed damages from the contractor and cross-claimed from another contractor.  The precise quantum of the counter-claim and cross claim was never established, however the merits of the Company’s defences against the claims were considered to be good, and it was expected that in the final result the Company’s quantum was likely to exceed any residual entitlement that may have been due on the contractors’ claims.

LHM and the contractor have agreed to settle all litigation associated with this matter, i.e. all claims and counter claims.  The parties have signed the settlement documentation on the 19 July 2016 which resulted in no payment being made by either party.

NOTE 30.    RELATED PARTIES

Key Management Personnel

The only related party transactions are with Directors and Key Management Personnel. Refer to Note 27.  Details of material controlled entities are set out in Note 32.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 31.    SHARE-BASED PAYMENT PLANS
	2016 US$M	2015 US$M

Share-based payment expense	0.5	0.5

Summaries of Share Rights Granted Under the Plans

The following table illustrates the number of and movements in Share Rights issued during the year:
	2016 Number	2015 Number
Outstanding at the beginning of the year	788,754	2,079,094
Granted during the year(1)	-	1,791,992
Forfeited during the year	-	(694,260)
Vested during the year(2)	(788,754)	(2,388,072)

Outstanding at the end of the year	-	788,754

(1) No Share Rights were granted under the Contractor Plan (2015: 306,888).
(2) The weighted average share price at the vesting date is A$0.22 (2015: A$0.35).

Weighted Average Remaining Contractual Life

The weighted average remaining contractual life for the Share Rights outstanding as at 30 June 2015 was 0.4 years (2016: N/A).

Weighted Average Fair Value

The weighted average fair value of Share Rights granted during 2015 was A$0.32. No Share Rights were granted during 2016.

Summaries of Options Granted Under the Plans

Share options granted to the CEO on his appointment at 10 August 2015.

The following table illustrates the number of and movements in Options rights issued during the year:
	2016 Number	2015 Number
Outstanding at the beginning of the year	-	-
Granted during the year(1)	3,000,000	-
Forfeited during the year	-	-
Vested during the year	-	-

Outstanding at the end of the year	3,000,000	-

(1) 3,000,000 Options were granted under the Contractor Plan (2015: Nil).

The outstanding balance as at 30 June 2016 is represented by:

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
10 August 2015	10 August 2015	10 August 2018	A$0.07	A$0.20	1,000,000
10 August 2015	8 November 2015	8 November 2018	A$0.06	A$0.30	1,000,000
10 August 2015	23 December 2015	23 December 2018	A$0.06	A$0.40	1,000,000
Total					3,000,000

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 31.    SHARE-BASED PAYMENT PLANS (continued)

Weighted Average Remaining Contractual Life

The weighted average remaining contractual life for the Options outstanding as at 30 June 2016 is 2.3 years (2015: N/A).

Weighted Average Fair Value

The weighted average fair value of Options granted during 2016 was A$0.06. No Options were granted during 2015.

Options Pricing Model

The fair value of the equity-settled share rights granted under the plan is estimated as at the date of grant using the Black-Scholes valuation model.

The following table lists the inputs to the models used for the years ended 30 June 2016 and 30 June 2015.

	2016	2015

Dividend yield (%)	Nil	N/A
Expected volatility (%)	65%	N/A
Risk-free interest rate (%)	1.97% - 2.06%	N/A
Expected life of right (years)	3.0 – 3.4 years	N/A
Closing share price at grant date (A$)	A$0.18	N/A

Summaries of Share Appreciation Rights (SARs) Granted Under the Plans

SARs are entitlements to receive a number of shares subject to remaining employed at the relevant vesting date. At the relevant vesting date, the SARs will vest and the holder will be able to exercise them at the exercise price during the exercise period. The exercise of SARs will occur on a cashless basis, i.e. the holder will not have to make an actual payment of the exercise price, but it will be taken into account in calculating the number of shares allocated upon exercise. SARs do not carry a right to vote or to dividends or, in general, a right to participate in other corporate actions such as bonus issues.

For each SAR that is validly exercised, the holder will be allocated shares based on the formula below (rounded up to the nearest whole share).  The number of shares a holder will receive will be calculated using the following formulas:

Shares to receive = SARs being exercised x (A-B)/A

Where:
A = volume weighted average price (VWAP) of a share for the five trading days before the date of exercise
B = exercise price (e.g. A$0.20)

Note: If A – B is less than or equal to zero at the time of exercise, the relevant SARs being exercised will not be exercised but will, instead, immediately lapse.

The following table illustrates the number of and movements in Share Appreciation Rights issued during the year:
	2016 Number	2015 Number
Outstanding at the beginning of the year	-	-
Granted during the year(1)	8,052,500	-
Forfeited during the year	(350,000)	-
Vested during the year(2)	(577,500)	-

Outstanding at the end of the year	7,125,000	-
(1) 800,000 Share Appreciation Rights were granted under the Contractor Plan (2015: Nil).
(2) The weighted average share price at the vesting date is A$0.23 (2015: A$Nil).

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 31.    SHARE-BASED PAYMENT PLANS (continued)

The outstanding balance as at 30 June 2016 is represented by:

Date granted	Exercisable date	Expiry date	Fair value	Exercise price	Number
20 October 2015	1 November 2016	1 November 2021	A$0.13	A$0.20	3,255,000
20 October 2015	1 November 2017	1 November 2022	A$0.13	A$0.20	1,627,500
20 October 2015	1 November 2018	1 November 2023	A$0.13	A$0.20	1,627,500
3 March 2016	1 November 2016	1 November 2021	A$0.10	A$0.20	307,500
3 March 2016	1 November 2017	1 November 2022	A$0.10	A$0.20	153,750
3 March 2016	1 November 2018	1 November 2023	A$0.10	A$0.20	153,750
Total					7,125,000

Weighted Average Remaining Contractual Life

The weighted average remaining contractual life for the Share Appreciation Rights outstanding as at 30 June 2016 is 6.3 years (2015: N/A).

Weighted Average Fair Value

The weighted average fair value of Share Appreciation Rights granted during 2016 was A$0.13.  No Share Appreciation Rights were granted during 2015.

Rights Pricing Model

The fair value of the equity-settled share rights granted under the plan is estimated as at the date of grant using the Black-Scholes valuation model.

The following table lists the inputs to the models used for the years ended 30 June 2016 and 30 June 2015.

	2016	2015

Dividend yield (%)	Nil	N/A
Expected volatility (%)	62% - 65%	N/A
Risk-free interest rate (%)	2.03% - 2.09%	N/A
Expected life of right (years)	5.7 - 6 years	N/A
Closing share price at grant date (A$)	A$0.185 - A$0.215	N/A

Recognition and measurement

Share‑based compensation benefits are provided to employees via the Employee Performance Share Rights Plan and the Contractor Performance Share Rights Plan (Rights Plans).

The fair value of rights granted under the Rights Plans is recognised as an employee benefit expense with a corresponding increase in equity.  The fair value is measured at grant date and recognised over the period during which the employees become unconditionally entitled to the rights.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 32.    GROUP INFORMATION

	2016 US$M	2015 US$M

Information Relating to Paladin Energy Ltd

Current assets	9.0	120.4
Total assets	1,019.9	1,109.4

Current liabilities	212.0	8.0
Total liabilities	563.4	611.0

Issued capital	2,101.1	2,094.9
Accumulated losses	(1,786.3)	(1,737.4)
Option application reserve	0.1	0.1
Share-based payments reserve	46.7	46.4
Available-for-sale investment revaluation reserve	0.3	-
Convertible bond non distributable reserve	94.4	94.4

Total shareholders’ equity	456.3	498.4

Net loss after tax from operations	(48.9)	(72.2)
Total comprehensive loss	(55.2)	(174.3)

Details of Any Guarantees Entered Into by the Parent in Relation to the Debts of its Subsidiaries

Paladin has provided a guarantee and indemnity for the Project Finance Facility which supports the Kayelekera Mine and for the Revolving Credit Facility at Langer Heinrich.

Details of Any Contingent Liabilities of the Parent Entity

Paladin has provided a guarantee of US$35.4M for the LHM Environmental Trust Fund.

Details of Any Contractual Commitments by the Parent Entity for the Acquisition of Property, Plant and Equipment

There are no contractual commitments by the parent entity for the acquisition of property, plant and equipment as at reporting date.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 32.    GROUP INFORMATION (continued)

Tax Consolidation

Paladin and its 100% owned Australian resident subsidiaries formed a tax consolidated group (the Group) with effect from 1 July 2003.  Paladin is the head entity of the Group.  Members of the Group have entered into a tax-sharing agreement that provides that the head entity will be liable for all taxes payable by the Group from the consolidation date.  The parties have agreed to apportion the head entity’s taxation liability within the Group based on each contributing member’s share of the Group’s taxable income and losses.

Investments in Material Controlled Entities

NAME	COUNTRY OF INCORPORATION	PERCENTAGE INTEREST HELD
		2016%	2015%

Paladin Finance Pty Ltd	Australia	100	100
Paladin Energy Minerals NL	Australia	100	100
PEM Malawi Pty Ltd	Australia	100	100
Eden Creek Pty Ltd	Australia	100	100
Paladin Asset Management Pty Ltd	Australia	100	100
Paladin (Africa) Limited	Malawi	85	85
Paladin Netherlands BV	Netherlands	100	100
Paladin Netherlands Holdings Cooperatief U.A.	Netherlands	100	100
Langer Heinrich Mauritius Holdings Ltd	Mauritius	75	75
Langer Heinrich Uranium (Pty) Ltd	Namibia	75	75
Valhalla Uranium Pty Ltd	Australia	100	100
Northern Territory Uranium Pty Ltd	Australia	100	100
Mount Isa Uranium Pty Ltd	Australia	100	100
Paladin Nuclear Ltd	Australia	100	100
Summit Resources Ltd	Australia	82	82
Summit Resources (Aust) Pty Ltd	Australia	82	82
Pacific Mines Pty Ltd	Australia	82	82
Paladin NT Pty Ltd	Australia	100	100
Paladin Intellectual Property Pty Ltd	Australia	100	100
Fusion Resources Pty Ltd	Australia	100	100
NGM Resources Pty Ltd	Australia	100	100
Indo Energy Ltd	B.V.I.	100	100
Paladin Energy Canada Ltd	Canada	100	100
Michelin Uranium Ltd	Canada	100	100
Paladin Canada Investment (NL) Ltd	Canada	100	100
Paladin Canada Holdings (NL) Ltd	Canada	100	100
Aurora Energy Ltd	Canada	100	100

All investments comprise ordinary shares and all shares held are unquoted, with the exception of Summit’s shares, which are quoted on the ASX and Paladin Netherlands Holdings Cooperatief U.A. which issues membership equity.

Financial information of subsidiaries that have material non-controlling interests is provided below:

Proportion of equity interest held by non-controlling interests

Name	COUNTRY OF OPERATION	2016%	2015%
Paladin (Africa) Limited (PAL)	Malawi	15	15
Summit Resources Ltd (SRL)	Australia	18	18
Langer Heinrich Mauritius (LHM)	Mauritius	25	25

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 32.    GROUP INFORMATION (continued)

	2016 US$M	2015 US$M
Accumulated balances of material non-controlling interest
Paladin (Africa) Limited	(84.3)	(82.9)
Summit Resources Ltd	4.4	4.7
Langer Heinrich Mauritius	1.5	22.2
Profit/(loss) allocated to material non-controlling interest
Paladin (Africa) Ltd	(1.5)	(3.4)
Summit Resources Ltd	(0.2)	(20.3)
Langer Heinrich Mauritius	(20.7)	(8.6)

The summarised financial information of these subsidiaries is provided below.  This information is based on amounts before intercompany eliminations.

Summarised income statement for the year ended 30 June 2016
	LHM	PAL	SRL
	US$M	US$M	US$M
Revenue	184.9	-	0.1
Cost of Sales	(171.7)	-	-
Impairment of ore stockpiles	(168.9)	-	-
Impairment of assets	-	-	(0.8)
Finance costs	(15.5)	(0.3)	-
Other expenses	3.9	(9.6)	(0.6)
Loss before tax	(167.3)	(9.9)	(1.3)
Income tax	84.2	-	-
Loss after tax	(83.1)	(9.9)	(1.3)
Total comprehensive loss	(83.1)	(9.9)	(2.0)
Attributable to non-controlling interests	(20.7)	(1.5)	(0.2)
Dividends paid to non-controlling interests	-	-	-

Summarised income statement for the year ended 30 June 2015
	LHM	PAL	SRL
	US$M	US$M	US$M
Revenue	191.8	6.7	0.1
Cost of Sales	(191.1)	(6.8)	-
Impairment of assets/exploration	-	-	(168.5)
Finance costs	(14.9)	(2.2)	-
Other expenses	(3.4)	(23.6)	(0.8)
Loss before tax	(17.6)	(25.9)	(169.2)
Income tax	(17.0)	-	-
Loss after tax	(34.6)	(25.9)	(169.2)
Total comprehensive loss	(34.6)	(25.9)	(173.7)
Attributable to non-controlling interests	(8.6)	(3.4)	(20.3)
Dividends paid to non-controlling interests	-	-	-

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 32.    GROUP INFORMATION (continued)

Summarised statement of financial position as at 30 June 2016
	LHM	PAL	SRL
	US$M	US$M	US$M
Current assets	99.4	0.9	0.6
Non current assets	342.1	127.8	30.1
Current liabilities	(38.2)	(120.9)	(0.1)
Non current liabilities	(397.4)	(569.8)	(10.0)
Total equity	5.9	(562.0)	20.6
Attributable to:
-Equity holders of parent	7.0	(477.7)	16.2
-Non-controlling interest	1.5	(84.3)	4.4

Summarised statement of financial position as at 30 June 2015
	LHM	PAL	SRL
	US$M	US$M	US$M
Current assets	122.3	12.6	1.6
Non current assets	483.9	127.5	31.4
Current liabilities	(46.2)	(123.2)	(0.1)
Non current liabilities	(468.5)	(569.0)	(10.2)
Total equity	91.5	(552.1)	22.7
Attributable to:
-Equity holders of parent	69.3	(469.2)	18.0
-Non-controlling interest	22.2	(82.9)	4.7

Summarised statement of cash flow for the year ended 30 June 2016
	LHM	PAL	SRL
	US$M	US$M	US$M
Operating	35.5	(8.8)	(0.1)
Investing	(3.6)	(0.2)	(0.3)
Financing	(20.0)	-	-
Net increase/(decrease) in cash and cash equivalents	11.9	(9.0)	(0.4)

Summarised statement of cash flow for the year ended 30 June 2015
	LHM	PAL	SRL
	US$M	US$M	US$M
Operating	29.0	(0.5)	(0.2)
Investing	(10.2)	0.6	(0.3)
Financing	-	-	-
Net increase/(decrease) in cash and cash equivalents	18.8	0.1	(0.5)

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 33.    EVENTS AFTER THE BALANCE DATE

Other than disclosed below, since the end of the financial year, the Directors are not aware of any other matter or circumstance not otherwise dealt with in this report, that has significantly or may significantly affect the operations of the Group, the results of those operations or the state of affairs of the Group in subsequent years with the exception of the following, the financial effects of which have not been provided for in the 30 June 2016 Financial Report:

Strategic Process Achieves Agreements to Raise Over US$200M

On 21 July 2016 and 29 July 2016, the Company announced the outcome of its strategic initiatives process with respect to partnerships, strategic investment, funding and corporate transactions, with the result being two planned transactions to raise in excess of US$200M. One pertains to a proposed sale of 24% of Langer Heinrich Mine (LHM) and one pertains to a potential sale of up to 75% of Manyingee as set out below.

Sale of 24% of LHM

Paladin currently owns 75% of LHM and has signed a non-binding terms sheet with CNNC Overseas Uranium Holdings Ltd (COUH) (the existing 25% minority shareholder in LHM), to sell it a 24% interest in LHM. If it proceeds on its current terms, the sale is expected to raise US$175M cash for the Company and be accompanied by long-term arrangements for uranium off-take.  The proposed transaction is subject to the parties negotiating and executing definitive documentation, including: sale and purchase agreement; shareholders agreement; and documentation for the uranium off-take arrangements.  We have been advised by COUH that any definitive agreement would also require the approval of the board of COUH’s ultimate parent company and third-party government and regulatory approvals.  Such approvals would include China regulatory approvals customary for an international transaction of the proposed size.  Paladin is working towards a formal close of the transaction in fourth quarter of 2016 calendar year.  Other than as set out in this announcement, the other key terms of this proposed transaction remain confidential.

On completion of the transaction, Paladin will continue to hold 51% of LHM and be the operator.

Sale of 75% of Manyingee

Paladin currently owns 100% of Manyingee and has signed a binding terms sheet with MGT Resources Limited (MGT) for it to make a two-stage acquisition of 75% of Manyingee (excluding Carley Bore).

On closing of the transaction, MGT will acquire a 30% initial interest in Manyingee for US$10M cash and will form a joint-venture over the project with Paladin (Manyingee JV).  MGT will then have an option to acquire an additional 45% of Manyingee JV from Paladin for US$20M cash, exercisable for 12-months following Manyingee JV’s preparation of a plan to conduct a field leach trial for uranium extraction by in-situ recovery method.

Under the terms of the agreement, MGT will issue Paladin options to subscribe for new shares equivalent to 5% of MGT’s shares outstanding for a period of 12-months from closing of the transaction at A$0.06 per share; and options to subscribe for new shares equivalent to 5% of MGT’s shares outstanding for a period of 24-months from closing of the transaction at A$0.08 per share.

Paladin will issue MGT options to subscribe for new shares equivalent to 2% of Paladin’s shares outstanding for a period of 12-months from closing of the transaction at A$0.35 per share; and options to subscribe for new shares equivalent to 2% of Paladin’s shares outstanding for a period of 24-months from closing of the transaction at A$0.45 per share.

The transaction is conditional on definitive documentation and a vote of MGT’s shareholders. MGT’s directors have irrevocably agreed to vote in favour.

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 34.    NEW ACCOUNTING STANDARDS AND INTERPRETATIONS

Accounting Standards and Interpretations issued but not yet effective

The following Australian Accounting Standards that have recently been issued or amended but are not yet effective are relevant to the Group but have not been applied by the Group for the annual reporting period ending 30 June 2016:

Reference	Title	Summary	Application date of standard*	Application date for Group*
AASB 9	Financial Instruments
AASB 9 (December 2014) is a new standard which replaces AASB 139. This new version supersedes AASB 9 issued in December 2009 (as amended) and AASB 9 (issued in December 2010) and includes a model for classification and measurement, a single, forward-looking ‘expected loss’ impairment model and a substantially-reformed approach to hedge accounting.

AASB 9 is effective for annual periods beginning on or after 1 January 2018. However, the Standard is available for early adoption. The own credit changes can be early adopted in isolation without otherwise changing the accounting for financial instruments.

Classification and measurement

AASB 9 includes requirements for a simpler approach for classification and measurement of financial assets compared with the requirements of AASB 139. There are also some changes made in relation to financial liabilities.

The main changes are described below.

Financial assets

a.   Financial assets that are debt instruments will be classified based on (1) the objective of the entity's business model for managing the financial assets; (2) the characteristics of the contractual cash flows.
b.   Allows an irrevocable election on initial recognition to present gains and losses on investments in equity instruments that are not held for trading in other comprehensive income. Dividends in respect of these investments that are a return on investment can be recognised in profit or loss and there is no impairment or recycling on disposal of the instrument.
c.   Financial assets can be designated and measured at fair value through profit or loss at initial recognition if doing so eliminates or significantly reduces a measurement or recognition inconsistency that would arise from measuring assets or liabilities, or recognising the gains and losses on them, on different bases.

Financial liabilities

Changes introduced by AASB 9 in respect of financial liabilities are limited to the measurement of liabilities designated at fair value through profit or loss (FVPL) using the fair value option.

Where the fair value option is used for financial liabilities, the change in fair value is to be accounted for as follows:

➢ The change attributable to changes in credit risk are presented in other comprehensive income (OCI)
➢ The remaining change is presented in profit or loss

AASB 9 also removes the volatility in profit or loss that was caused by changes in the credit risk of liabilities elected to be measured at fair value. This change in accounting means that gains or losses attributable to changes in the entity’s own credit risk would be recognised in OCI. These amounts recognised in OCI are not recycled to profit or loss if the liability is ever repurchased at a discount.

			1 January 2018	1 July 2018

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

Reference	Title	Summary	Application date of standard*	Application date for Group*

Impairment

The final version of AASB 9 introduces a new expected-loss impairment model that will require more timely recognition of expected credit losses. Specifically, the new Standard requires entities to account for expected credit losses from when financial instruments are first recognised and to recognise full lifetime expected losses on a more timely basis.

Hedge accounting

Amendments to AASB 9 (December 2009 & 2010 editions and AASB 2013-9) issued in December 2013 included the new hedge accounting requirements, including changes to hedge effectiveness testing, treatment of hedging costs, risk components that can be hedged and disclosures.

Consequential amendments were also made to other standards as a result of AASB 9, introduced by AASB 2009-11 and superseded by AASB 2010-7, AASB 2010-10 and AASB 2014-1 – Part E.

AASB 2014-7 incorporates the consequential amendments arising from the issuance of AASB 9 in Dec 2014.

AASB 2014-8 limits the application of the existing versions of AASB 9 (AASB 9 (December 2009) and AASB 9 (December 2010)) from 1 February 2015 and applies to annual reporting periods beginning on after 1 January 2015.

AASB 2014-3	Amendments to Australian Accounting Standards – Accounting for Acquisitions of Interests in Joint Operations [AASB 1 & AASB 11]
AASB 2014-3 amends AASB 11 Joint Arrangements to provide guidance on the accounting for acquisitions of interests in joint operations in which the activity constitutes a business. The amendments require:

(a)   the acquirer of an interest in a joint operation in which the activity constitutes a business, as defined in AASB 3 Business Combinations, to apply all of the principles on business combinations accounting in AASB 3 and other Australian Accounting Standards except for those principles that conflict with the guidance in AASB 11; and
(b)   the acquirer to disclose the information required by AASB 3 and other Australian Accounting Standards for business combinations.

This Standard also makes an editorial correction to AASB 11
		1 January 2016	1 July 2016

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 34.    NEW ACCOUNTING STANDARDS AND INTERPRETATIONS (continued)

Accounting Standards and Interpretations issued but not yet effective (continued)

Reference	Title	Summary	Application date of standard*	Application date for Group*
AASB 15	Revenue from Contracts with Customers
AASB 15 Revenue from Contracts with Customers replaces the existing revenue recognition standards AASB 111 Construction Contracts, AASB 118 Revenue and related Interpretations (Interpretation 13 Customer Loyalty Programmes, Interpretation 15 Agreements for the Construction of Real Estate, Interpretation 18 Transfers of Assets from Customers,  Interpretation  131 Revenue—Barter Transactions Involving Advertising Services and Interpretation 1042 Subscriber Acquisition Costs in the Telecommunications Industry). AASB 15 incorporates the requirements of IFRS 15 Revenue from Contracts with Customers issued by the International Accounting Standards Board (IASB) and developed jointly with the US Financial Accounting Standards Board (FASB).

AASB 15 specifies the accounting treatment for revenue arising from contracts with customers (except for contracts within the scope of other accounting standards such as leases or financial instruments).The core principle of AASB 15 is that an entity recognises revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity recognises revenue in accordance with that core principle by applying the following steps:

(a)       Step 1: Identify the contract(s) with a customer
(b) Step 2: Identify the performance obligations in the contract
(c) Step 3: Determine the transaction price
(d) Step 4: Allocate the transaction price to the performance obligations in the contract
(e) Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation

AASB 2015-8 amended the AASB 15 effective date so it is now effective for annual reporting periods commencing on or after 1 January 2018. Early application is permitted.

AASB 2014-5 incorporates the consequential amendments to a number Australian Accounting Standards (including Interpretations) arising from the issuance of AASB 15.
			1 January 2018 Note A	1 July 2018 Note B
AASB 1057	Application of Australian Accounting Standards
This Standard lists the application paragraphs for each other Standard (and Interpretation), grouped where they are the same. Accordingly, paragraphs 5 and 22 respectively specify the application paragraphs for Standards and Interpretations in general. Differing application paragraphs are set out for individual Standards and Interpretations or grouped where possible.
The application paragraphs do not affect requirements in other Standards that specify that certain paragraphs apply only to certain types of entities.
			1 January 2016	1 July 2016

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

NOTE 34.    NEW ACCOUNTING STANDARDS AND INTERPRETATIONS (continued)

Accounting Standards and Interpretations issued but not yet effective (continued)

Reference	Title	Summary	Application date of standard*	Application date for Group*
AASB 2014-10	Amendments to Australian Accounting Standards – Sale or Contribution of Assets between an Investor and its Associate or Joint Venture
AASB 2014-10 amends AASB 10 Consolidated Financial Statements and AASB 128 to address an inconsistency between the requirements in AASB 10 and those in AASB 128 (August 2011), in dealing with the sale or contribution of assets between an investor and its associate or joint venture. The amendments require:

(a)  a full gain or loss to be recognised when a transaction involves a business (whether it is housed in a subsidiary or not)

(b)  a partial gain or loss to be recognised when a transaction involves assets that do not constitute a business, even if these assets are housed in a subsidiary.

AASB 2014-10 also makes an editorial correction to AASB 10.

AASB 2015-10 defers the mandatory effective date (application date) of AASB 2014-10 so that the amendments are required to be applied for annual reporting periods beginning on or after 1 January 2018 instead of 1 January 2016.
			1 January 2018	1 July 2018
AASB 2015-2	Amendments to Australian Accounting Standards – Disclosure Initiative: Amendments to AASB 101
The Standard makes amendments to AASB 101 Presentation of Financial Statements arising from the IASB’s Disclosure Initiative project. The amendments are designed to further encourage companies to apply professional judgment in determining what information to disclose in the financial statements.  For example, the amendments make clear that materiality applies to the whole of financial statements and that the inclusion of immaterial information can inhibit the usefulness of financial disclosures.  The amendments also clarify that companies should use professional judgment in determining where and in what order information is presented in the financial disclosures.
			1 January 2016	1 July 2016
AASB 2015-9	Amendments to Australian Accounting Standards – Scope and Application Paragraphs [AASB 8, AASB 133 & AASB 1057]
This Standard inserts scope paragraphs into AASB 8 and AASB 133 in place of application paragraph text in AASB 1057. This is to correct inadvertent removal of these paragraphs during editorial changes made in August 2015. There is no change to the requirements or the applicability of AASB 8 and AASB 133.
			1 January 2016	1 July 2016
AASB 16	Leases
The key features of AASB 16 are as follows:

Lessee accounting

•     Lessees are required to recognise assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value.
•     A lessee measures right-of-use assets similarly to other non-financial assets and lease liabilities similarly to other financial liabilities.
•     Assets and liabilities arising from a lease are initially measured on a present value basis. The measurement includes non-cancellable lease payments (including inflation-linked payments), and also includes payments to be made in optional periods if the lessee is reasonably certain to exercise an option to extend the lease, or not to exercise an option to terminate the lease.
•     AASB 16 contains disclosure requirements for lessees.

			1 January 2019	1 July 2019

PALADIN ENERGY LTD AND CONTROLLED ENTITIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

FOR THE YEAR ENDED 30 JUNE 2016

EXPRESSED IN US DOLLARS

Reference	Title	Summary	Application date of standard*	Application date for Group*

Lessor accounting
• AASB 16 substantially carries forward the lessor accounting requirements in AASB 117. Accordingly, a lessor continues to classify its leases as operating leases or finance leases, and to account for those two types of leases differently.
• AASB 16 also requires enhanced disclosures to be provided by lessors that will improve information disclosed about a lessor’s risk exposure, particularly to residual value risk.

AASB 16 supersedes:
(a) AASB 117 Leases;
(b)  Interpretation 4 Determining whether an Arrangement contains a Lease;
(c) SIC-15 Operating Leases—Incentives; and
(d) SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a
Lease.

The new standard will be effective for annual periods beginning on or after 1 January 2019. Early application is permitted, provided the new revenue standard, AASB 15 Revenue from Contracts with Customers, has been applied, or is applied at the same date as AASB 16.

2016-1	Amendments to Australian Accounting Standards – Recognition of Deferred Tax Assets for Unrealised Losses [AASB 112]
This Standard amends AASB 112 Income Taxes (July 2004) and AASB 112 Income Taxes (August 2015) to clarify the requirements on recognition of deferred tax assets for unrealised losses on debt instruments measured at fair value.
		1 January 2017	1 July 2017
2016-2	Amendments to Australian Accounting Standards – Disclosure Initiative: Amendments to AASB 107
This Standard amends AASB 107 Statement of Cash Flows (August 2015) to require entities preparing financial statements in accordance with Tier 1 reporting requirements to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes.
		1 January 2017	1 July 2017
IFRS 2 (Amendments)	Classification and Measurement of Share-based Payment Transactions (Amendments to IFRS 2)
This standard amends to IFRS 2 Share-based Payment, clarifying how to account for certain types of share-based payment transactions. The amendments provide requirements on the accounting for:

► The effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments.

► Share-based payment transactions with a net settlement feature for withholding tax obligations.

► A modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled.
		1 January 2018	1 July 2018
* Designates the beginning of the applicable annual reporting period unless otherwise stated.

The Group is in the process of determining what impact the following accounting standards and amendments to the accounting standards will have on the financial statements, when applied in future periods. These include: AASB 9 Financial Instruments, AASB 15 Revenue from Contracts with Customers and AASB 16 Leases. The Group has elected not to early adopt these new standards or amendments in the financial statements.

For Standards and Interpretations effective from 1 July 2016, it is not expected that the new Standards and Interpretations will significantly affect the Group’s financial performance.

DIRECTORS’ DECLARATION

In accordance with a resolution of the Directors of Paladin Energy Ltd, I state that:

1.	In the opinion of the Directors:

(a)	the financial statements and notes of Paladin Energy Ltd for the financial year ended 30 June 2016 are in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the consolidated entity’s financial position as at 30 June 2016 and of its performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards (including the Australian Accounting Interpretations) and the Corporations Regulations 2001;

(b)	the financial statements and notes also comply with International Financial Reporting Standards as disclosed in note 3;

(c)	subject to the matters set out in Note 4 to the Financial Statements, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

2.
This declaration has been made after receiving the declarations required to be made to the Directors by the Chief Executive Officer and the Chief Financial Officer in accordance with section 295A of the Corporations Act 2001 for the financial year ending 30 June 2016.

On behalf of the Board

Rick Crabb
Chairman
Perth, Western Australia
24 August 2016

Ernst & Young 11 Mounts Bay Road Perth WA 6000 Australia GPO Box M939 Perth WA 6843	Tel: +61 8 9429 2222 Fax: +61 8 9429 2436 ey.com/au

Independent auditor's report to the members of Paladin Energy Ltd

Report on the financial report

We have audited the accompanying financial report of Paladin Energy Ltd, which comprises the consolidated statement of financial position as at 30 June 2016, the consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information, and the directors' declaration of the consolidated entity comprising the company and the entities it controlled at the year's end or from time to time during the financial year.

Directors' responsibility for the financial report

The directors of the company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal controls as the directors determine are necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error . In Note 1, the directors also state, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

Auditor's responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. Those standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error: In making those risk assessments, the auditor considers internal controls relevant to the entity's preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal controls. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Independence

In conducting our audit we have complied with the independence requirements of the Corporations Act 2001. We have given to the directors of the company a written Auditor's Independence Declaration, a copy of which is included in the directors' report.

Opinion In our opinion:

a)	the financial report of Paladin Energy Ltd is in accordance with the Corporations Act 2001, including:

i)	giving a true and fair view of the consolidated entity's financial position as at 30 June 2016 and of its performance for the year then ended

ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001

b)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 1.

Report on the remuneration report

We have audited the Remuneration Report included in the directors' report for the year ended 30 June 201 6. The directors of the company are responsible for the preparation and presentation of the Remuneration Report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the Remuneration Report, based on our audit conducted in accordance with Australian Auditing Standards.

Opinion

In our opinion, the Remuneration Report of Paladin Energy Ltd for the year ended 30 June 2016, complies with section 300A of the Corporations Act 2001.

Emphasis of matter

Without qualifying our opinion, we draw attention to Note 4 in the financial report, which describes the principal conditions that raise doubt about the consolidated entity's ability to continue as a going concern. These conditions indicate the existence of a material uncertainty that may cast significant doubt about the consolidated entity's ability to continue as a going concern and therefore, the consolidated entity may be unable to realise its assets and discharge its liabilities in the normal course of business.

Ernst & Young

D S Lewsen
Partner
Perth
24 August 2016

ADDITIONAL INFORMATION

Pursuant to the Listing Requirements of ASX as at 9 August 2016:

(a) Distribution and number of holders
Range			Total Holders	No. of Shares
1	-	1,000	7,900	3,921,825
1,001	-	5,000	8,648	23,180,080
5,001	-	10,000	3,208	25,081,011
10,001	-	100,000	5,713	189,477,552
100,001	-	maximum	1,103	1,471,183,344
			26,572	1,712,843,812

13,084 shareholders hold less than a marketable parcel of shares.

(b) The twenty largest shareholders hold 65.77% of the total shares issued.
Holder	No. of Shares	%
Citicorp Nominees Pty Limited	258,085,532	15.07
HOPU Clean Energy (Singapore) Pte Ltd	249,888,360	14.59
HSBC Custody Nominees (Australia) Limited	193,255,692	11.28
CDS & Co	139,077,777	8.12
J P Morgan Nominees Australia Limited	62,575,295	3.65
HSBC Custody Nominees (Australia) Limited-GSCO ECA	37,986,222	2.22
CEDE & Co	36,472,984	2.13
Energia Minerals Limited	16,293,697	0.95
HSBC Custody Nominees (Australia) Limited - A/C 3	16,244,303	0.95
ABN Amro Clearing Sydney Nominees Pty Ltd <Custodian A/C>	15,313,833	0.89
Mr John Borshoff	12,175,015	0.71
UBS Nominees Pty Ltd	11,537,652	0.67
Zero Nominees Pty Ltd	11,100,000	0.65
Merrill Lynch (Australia) Nominees Pty Limited	11,036,598	0.64
National Nominees Limited	10,481,388	0.61
Ms Seng Bee Teoh & Mr Sin Mong Wong	10,100,000	0.59
BNP Paribas Noms Pty Ltd <DRP>	6,391,230	0.37
Grandor Pty Ltd <Mark Scott Family P/F A/C>	5,476,260	0.32
HSBC Custody Nominees (Australia) limited – A/C 2	4,951,178	0.29
Brispot Nominees Pty Ltd <House Heaed Nominee No 1 A/C>	4,315,651	0.25
Jermey James Burfoot & Nikolas Donald Burfoot <Burfoot Super Fund A/c>	3,800,000	0.22

	1,116,558,667	65.17

Substantial shareholders as disclosed in substantial shareholder notices given to the Company are as follows:

HOPU Clean Energy (Singapore) Pte Ltd	249,888,360
GIC Private Limited (formerly known as “Government of Singapore Investment
Corporation Pte Ltd”	108,647,452

(c)      Voting rights
Ordinary Shares
For all shares, voting rights are one vote per member on a show of hands and one vote per share in a poll.

Unlisted Options
There are no voting rights attached to options.

Share Appreciation Rights
There are no voting rights attached to share appreciation rights.

(d)     Securities Subject to Voluntary Escrow
There are no ordinary fully paid shares subject to voluntary escrow.

ADDITIONAL INFORMATION
(continued)

(e)      Unquoted securities

Unlisted Options

The Company has 3,000,000 unlisted options on issue, issued to Alex Molyneux the CEO pursuant to the terms of his engagement letter:
1,000,000 options exercisable at $0.20 and expiring 10/08/2018
1,000,000 options exercisable at $0.20 and expiring 8/11/2018
1,000,000 options exercisable at $0.20 and expiring 23/12/2018

Unlisted Share Appreciation Rights
The Company has 7,125,000 share appreciation rights on issue, issued in accordance with the Share Rights Plan approved by shareholders in November 2015.  The number of beneficial holders of share appreciation rights totals 30.

ADDITIONAL INFORMATION
(continued)

Tenements held
URANIUM PROJECTS

NAMIBIA – AFRICA

Project	Tenements			Interest %	JV Partner/s	Operator	Note

Langer Heinrich	1	MLI		100.00%	-	LHU	1
Gawib	1	MLI	(A)	100.00%	-	LHU	1

MALAWI – AFRICA

Kayelekera	1	MLI		100.00%	-	PAL	2
Kopakopa	1	EPL	(A)	100.00%	-	PAL	2
Nthalire	1	EPL	(A)	100.00%	-	PAL	2
Uliwa	1	EPL		100.00%	-	PAL	2
Rukuru	1	EPL		100.00%	-	PAL	2
Mapambo	1	EPL		100.00%	-	PAL	2
Ngana	1	EPL	(A)	100.00%	-	PAL	2

LABRADOR/NEWFOUNDLAND – CANADA

Central Mineral Belt	31	MLC	100.00%	-	AUR

QUEENSLAND

Isa North	5	EPMs	82.08%	(see Note 4)	SRA	3, 4
	4	MDLs	82.08%	(see Note 4)	SRA	3, 4
Valhalla North	1	EPM	100.00%	-	FSN
	2	MDLs	100.00%	-	FSN

NORTHERN TERRITORY

Angela and Pamela	1	EL		100.00%	-	PDN
	1	EL	(A)	100.00%	-	PDN

Bigrlyi	10	ELRs		41.71%	) Energy Metals Limited	EME
	11	MCs	(A)	41.71%	) Southern Cross Exploration NL	EME
	3	ELs		41.71%	)	EME
EME
	1	MLN	(A)	41.71%	)	EME
Walbiri	1	ELR		58.13%	Energy Metals Limited	EME
Malawiri	1	ELR		47.96%	Energy Metals Limited	EME
Minerva	12	ELRs	(A)	100.00%		NTU
Beatrice South	1	EL	(A)	33.33%	Afmeco Mining and Exploration Pty Ltd	Afmeco
Mount Gilruth	1	EL	(A)	33.33%	Afmeco Mining and Exploration Pty Ltd	Afmeco

ADDITIONAL INFORMATION
 (continued)

Tenements held (continued)

WESTERN AUSTRALIA

Manyingee	3	MLs		100.00%	-	PEM
Carley Bore	3	ELs		100.00%	-	PEM
Oobagooma	1	EL	(A)	100.00%	-	PEM

NON-URANIUM PROJECTS

QUEENSLAND

Western Isa Joint Venture (See Note 4)
(Summit Resources (Aust) Pty Ltd, Pacific Mines Pty Ltd)

Isa South	6	EPMs	20.00%	Aeon Metals Limited	AML	5
	1	EPM	18.00%	Aeon Metals Limited	AML	5
				Centaurus Metals Limited
May Downs	2	EPMs	20.00%	Aeon Metals Limited	AML	5
Mount Kelly	1	EPM	20.00%	Aeon Metals Limited	AML	5
Constance Range	4	EPMs	20.00%	Aeon Metals Limited	AML	5

SOUTH AUSTRALIA

Reaphook JV	1	EL	7.50%	Perilya Limited	Perilya
Signature Resources NL

ADDITIONAL INFORMATION
 (continued)

Tenements held (continued)

Operators		Paladin Equity	Note
		(direct and indirect)

AFMECO	Afmeco Mining and Exploration Pty Ltd	0%
AML	Aeon Metals Limited	0%
AUR	Aurora Energy Ltd	100%
CNNC	CNNC Overseas Uranium Holding Limited	0%	1
EME	Energy Metals Limited	0%
FSN	Fusion Resources Pty Ltd	100%
IEL	Indo Energy Ltd	100%
LHU	Langer Heinrich Uranium (Pty) Ltd	75%	1
MIU	Mount Isa Uranium Pty Ltd	100%
NTU	Northern Territory Uranium Pty Ltd	100%
PAC	Pacific Mines Pty Ltd	100%
PAL	Paladin (Africa) Ltd	85%	2
PEM	Paladin Energy Minerals NL	100%
SRA	Summit Resources (Aust) Pty Ltd	82.08%	3
PDN	Paladin Energy Ltd
PERILYA	Perilya Limited	0%

Notes

1.	Paladin holds an ultimate 75% interest in LHUPL with 25% held by CNNC.

2.
Paladin holds 85% equity in PAL with 15% equity having been issued to the Government of Malawi pursuant to the terms of the Development Agreement for KM between the Government of Malawi, PAL and Paladin Energy Minerals NL.

3.
Paladin’s interest in these tenements is held by virtue of Paladin’s 82.08% equity holding in Summit Resources Limited which in turn holds 100% equity interest in Summit Resources (Aust) Pty Ltd (“SRA”) and Pacific Mines Pty Ltd.

4.
The Valhalla and Skal uranium deposits lie within the Isa North tenement block within defined blocks of land (17km2 and 10km2 respectively) subject to the Isa Uranium Joint Venture between SRA (50% and Operator) and Mount Isa Uranium Pty Ltd (50%).

5.
Aeon Metals Limited earned 80% equity in the Western Isa Joint Venture tenements through expenditure of A$8M within three years of commencement (10 December 2007). SRA and Pacific Mines Pty Ltd have retained up to 20% equity in each of these tenements.  Aeon Metals Limited were formally known as Aston Metals (Qld) Limited.

Tenement Types

EL	Exploration Licence (Australia)
EPL	Exclusive Prospecting Licence (Africa)
EPM	Exploration Permit for Minerals (Australia)
ELR	Exploration Licence in Retention (Australia)
MC	Mineral Claim (Australia)
MDL	Mineral Development Licence (Australia)
ML	Mining Lease (Australia)
MLI	Mining Licence (Africa)
MLC	Mineral Licence (Newfoundland/Labrador)
(A)	Pending Application

ADDITIONAL INFORMATION
 (continued)

LIST OF ABBREVIATIONS

A$	Australian dollars	m	metres
bcm	bank cubic metres	Ma	million years
BFS	bankable feasibility study	MIK	multiple indicator kriging
BRP	bicarbonate recovery plant	mm	millimetres
CCD	counter current decantation	MMI	mobile metal ion
C&M	care and maintenance	mSv	millisiverts
DFS	definitive feasibility study	Mtpa	million tonnes per annum
DIFR ft	disabling incident frequency rate feet	NI 43-101	National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators
g	gram	NOSA	National Occupational Safety Association
g/m3	grams per cubic metre	NPV	net present value
g/t	grams per tonne	OK	ordinary kriging
hr	hours	pa	per annum
ISO	International Organisation for Standardisation	PAL	Paladin (Africa) Limited
ISR	in situ recovery	PFS	pre-feasibility study
JORC	Joint Ore Reserves Committee	ppb	parts per billion
K	thousand	ppm	parts per million
kg	kilogram	QAQC	quality assurance and quality control
kg/t	kilogram per tonne	QC	quality control
km	kilometres	RC	reverse circulation
KM	Kayelekera Mine	RIP	resin-in-pulp
km2	square kilometres	t	tonnes
kW	kilowatts	t/m3	tonnes per cubic metre
lb	pounds	tpa	tonnes per annum
LHM	Langer Heinrich Mine	tph	tonnes per hour
LHUPL	Langer Heinrich Uranium (Pty) Ltd	U	uranium
LTI	lost time injury	U3O8	uranium oxide
LTIFR	lost time injury frequency rate	US$	US dollars
M	million	w:o	waste to ore ratio
Mlb	million pounds

ADDITIONAL INFORMATION
 (continued)

SHAREHOLDER REPORTING TIMETABLE

Please note the lodgement dates are proposed, with applicable due dates provided, as appropriate.

Important Dates

2016

17 October 2016	September ASX Quarterly Activities Report (due 31 October 2016)

15 November 2016	September Quarterly Financial Statements including MD&A (TSX)

16 November 2016	Conference Call and Investor Update (proposed date)

18 November 2016	Annual General Meeting to be held in Perth, Western Australia

2017

18 January 2017	December ASX Quarterly Activities Report (due 31 January 2017)

14 February 2017	Half Yearly Financial Statements incorporating December Quarter and MD&A (Appendix 4D)

15 February 2017	Conference Call and Investor Update (proposed date)

19 April 2017	March ASX Quarterly Activities Report (due 28 April 2017)

9 May 2017	March Quarterly Financial Statements including MD&A (TSX)

10 May 2017	Conference Call and Investor Update (proposed date)

18 July 2017	June ASX Quarterly Activities Report (due 31 July 2017)

22 August 2017	Audited Annual Financial Statements for the year ended 30 June 2017 including MD&A & (Appendix 4E)

23 August 2017	Conference Call and Investor Update (proposed date)

18 October 2017	September ASX Quarterly Activities Report (due 31 October 2017)

14 November 2017	September Quarterly Financial Statements including MD&A (TSX)

15 November 2017	Conference Call and Investor Update (proposed date)

17 November 2017	Annual General Meeting to be held in Perth, Western Australia

CORPORATE DIRECTORY

Directors

Non-executive Chairman
Mr Rick Crabb

CEO
Mr Alexander Molyneux

Non-executive Directors
Mr Donald Shumka
Mr Peter Donkin
Mr Philip Baily
Mr Wendong Zhang

Company Secretary
Mr Ranko Matic

Registered Office

Level 4, 502 Hay Street
Subiaco Western Australia 6008
Telephone: (+61 8) 9381 4366
Facsimile: (+61 8) 9381 4978
Email: paladin@paladinenergy.com.au
Web: www.paladinenergy.com.au

Share Registries

Australia
Computershare Investor Services Pty Ltd
Level 11, 172 St Georges Terrace
Perth Western Australia 6000
Telephone: 1300 850 505 (within Australia)
 or (+61 3) 9415 4000 (outside Australia)
Facsimile: (+61 3) 9473 2500

Canada
Computershare Investor Services Inc.
100 University Avenue, 8th Floor
Toronto, Ontario M5J 2Y1
Telephone: 1 800 564 6253 (within North America) or (+1) 514 982 7555
Facsimile: (+1) 416 263 9394
 or 1 888 453 0330 (within North America)

Paladin Energy Ltd is a company limited by shares, incorporated and domiciled in Australia. Its registered office and principal place of business is:

Paladin Energy Ltd
Level 4, 502 Hay Street
SUBIACO WA 6008

Through the use of the internet, we have ensured that our corporate reporting is timely, complete, and available globally at minimum cost to the Company. All press releases, financial statements and other information are available on our website
www.paladinenergy.com.au.

Investor Relations

Australia – Corporate Office

Mr Andrew Mirco
Level 4, 502 Hay Street
Subiaco Western Australia 6008
(PO Box 201, Subiaco, 6904)
Telephone: (+61 8) 9381 4366
Facsimile: (+61 8) 9381 4978
Email: andrew.mirco@paladinenergy.com.au

Auditors

Ernst & Young
11 Mounts Bay Road
Perth Western Australia 6000

Stock Exchange Listings

Australian Securities Exchange
and Toronto Stock Exchange

Code: PDN

Munich, Berlin, Stuttgart
and Frankfurt Stock Exchanges

Code: PUR

Namibian Stock Exchange

Code: NM-PDN